Exhibit 4.5(b)

Dated January 31, 2006

MILLENNIUM INORGANIC CHEMICALS LIMITED

and others

BANK OF AMERICA, NATIONAL ASSOCIATION

BANC OF AMERICA SECURITIES, LLC

as arranger

-and-

CERTAIN BANKS AND FINANCIAL INSTITUTIONS

COMMON TERMS DEED relating to €60,000,000

SYNDICATED FACILITIES

CMS Cameron McKenna LLP

Mitre House

160 Aldersgate Street

London EC1A 4DD

T +44(0)20 7367 3000

F +44(0)20 7367 2000

Table of Contents

1.	INTERPRETATION	1
	Definitions	1
	Construction	28

2.	CONDITIONS PRECEDENT	33

3.	TAXES	33
	Requirement to Gross-up	33
	Indemnity	33
	Notification	34
	Tax Receipts	34
	Tax Credits	34
	Limitation on Requirement to Gross-up	35
	Double Taxation Relief	35

4.	INCREASED COSTS	36
	Increased Costs	36
	Increased Cost claims	36
	Exceptions	36
	Certificates and evidence; limitations	37

5.	REPRESENTATIONS AND WARRANTIES	37
	MIC-UK representations and warranties	37
	Receivables	41
	MIC Belgium representations and warranties	41
	Repetition	42

6.	FINANCIAL CONDITION	43
	Books and Records; access	43
	Provision of Financial Information	43
	Compliance certificate	44
	Financial Ratio	45

7.	COVENANTS	46
	Duration	46
	Positive covenants	46
	Negative Covenants	49
	Covenants relating to the Receivables and the Inventory	50

8.	COLLECTION AGENCY	53
	Appointment of MIC Belgium as Collection Agent	53
	Scope and Duration of Appointment	53
	Account Debtor Notices	53
	Dealing with disputes	53
	Credit notes, invoices and statements	53
	Acceptance of notes or other instruments	54

	Performance of duties as Collection Agent	54
	Reservation of title	54
	Variation and termination of appointment of Collection Agent	54
	Consequences of termination of agency	54

9.	APPLICATION OF FUNDS	55
	Application when no Trigger Event exists	55
	Application when a Trigger Event exists	56
	Application following an Event of Default or other termination	57

10.	THE BANK WEBPAGE	59
	Authority to Company	59
	Electronic Reporting Systems	59
	Website Host ownership of intellectual property rights	59
	Confidentiality	60
	Company’s responsibility	60
	Agent not liable	60

11.	DEFAULT	60
	Events of Default	60
	Acceleration	64
	The Receivables Purchase Facility	64
	Receivables Purchaser’s rights unaffected	65

12.	DEFAULT INTEREST	65
	Interest on Unpaid Sums	65
	Default Interest Periods	65
	Default Interest Rates	66
	Payment and Compounding of Default Interest	66

13.	CURRENCY INDEMNITY	66

14.	FEES	67
	Unused Line Fee	67
	Underwriting Fee	67
	Administration Fee	67
	Audit Fee	67
	Letter of Credit and Guarantee Fee	67

15.	COSTS, EXPENSES, STAMP DUTIES AND INDEMNITIES	68
	Initial, Continuing and Enforcement Costs and Expenses	68
	Other Indemnities	68
	Stamp Duties	71
	Provisions Relating to Payments	72
	Nature of Indemnities	72
	Indemnity by Finance Parties	72

16.	CALCULATIONS AND EVIDENCE OF DEBT	72
	Basis of Calculation	72
	Failure to Supply Quotations	72

	Certificates	73
	Value Added Tax	73

17.	THE AGENT, THE ARRANGER, THE SECURITY TRUSTEE AND THE FINANCE PARTIES	73
	Appointment	73
	Role of the Arranger	73
	Relationships	74
	Rights of the Agent and the Security Trustee	74
	Obligations of the Agent and the Security Trustee	75
	Exoneration	75
	Agent’s subsidiaries Separate	76
	Credit Assessment	76
	The Agent and the Security Trustee as Finance Parties	77
	Indemnity	77
	Resignation	77
	Trustee Act 2000	78
	Parallel Debt (in relation to Dutch Deed of Pledge)	78

18.	TRUSTEE PROVISIONS	80
	Declaration of Trust	80
	Perpetuity Period	80
	Sums Received by the Security Trustee	80
	Application of Sums Received	80
	Supplement to Trustee Acts 1925 & 2000	81
	Relationship with the Beneficiaries	83
	Appointment of Additional Security Trustees	83

19.	ASSIGNMENTS AND TRANSFERS	84
	Benefit of Deed	84
	Assignments and Transfers	84

20.	AMENDMENTS, WAIVERS AND REMEDIES	84
	Amendments	84
	Waivers	85

21.	PARTIAL INVALIDITY	85

22.	NOTICES	86
	General	86
	Mode of Service	86
	Deemed Service	87
	Proof of Service	87

23.	COUNTERPARTS	87

24.	LAW AND JURISDICTION	88
	Law	88
	Jurisdiction	88

SCHEDULE 1	89

Part I The Original Lenders	89
Part II The Original RP Funders	89

SCHEDULE 2	90

Conditions Precedent	90

SCHEDULE 3	93

Form of MIC Company’s Certificate	93

SCHEDULE 4	95

Mandatory Cost Formulae	95

SCHEDULE 5	98

Form of Account Debtor Notice	98
Part 1 – Form of Notice	98
Part 2 - Form of Acknowledgement	99

SCHEDULE 6 Form of Management Accounts	101

SCHEDULE 7	105

Form of Monthly Report	105

SCHEDULE 8	109

Form of Bi-Monthly Report	109

SCHEDULE 9	111

Form of Latest Projections	111

SCHEDULE 10	113

Collection Accounts	113

THIS DEED is made on 31 January 2006

BETWEEN:

(1)	MILLENNIUM INORGANIC CHEMICALS LIMITED;

(2)	MILLENNIUM INORGANIC CHEMICALS EUROPE Sprl as collection agent;

(3)	BANC OF AMERICA SECURITIES LLC as arranger;

(4)	BANK OF AMERICA, NATIONAL ASSOCIATION as receivables purchaser;

(5)	BANK OF AMERICA, NATIONAL ASSOCIATION as agent, swingline lender and issuer;

(6)	THE BANKS AND FINANCIAL INSTITUTIONS named in Part I of Schedule 1 as Original Lenders;

(7)	THE BANKS AND FINANCIAL INSTITUTIONS named in Part II of Schedule 1 as Original RP Funders; and

(8)	BANK OF AMERICA, NATIONAL ASSOCIATION as security trustee.

IT IS AGREED as follows:

1.	INTERPRETATION

Definitions

1.1	Save as otherwise provided in this Deed or a Finance Document or the context otherwise requires, the following words and phrases have the following meanings throughout this Deed and throughout each Finance Document which expressly incorporates the definitions and terms contained in this Deed:

“Account Bank”: Fortis Bank NV/SA (in the United Kingdom, Belgium, Italy, Germany and Spain), Fortis Banque France SA (in France) and Fortis Bank (Nederland) NV (in the Netherlands);

“Account Debtor”: a person who incurs any indebtedness to the Company under a Sale Contract;

“Account Debtor Notice”: the meaning given to it in Clause 8.3 (Account Debtor Notices);

“Additional Cost Rate”: the meaning given to it in paragraph 2 of Schedule 4 (Mandatory Cost Formulae);

“Affiliate”: with respect to any person, any other person which directly or indirectly controls, is under common control with or is controlled by such person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Agent”: Bank of America, N.A. of 5 Canada Square, London E14 5AQ and includes any other person for the time being appointed as agent for the Finance Parties pursuant to Clause 17.11 (Resignation);

“Agent Loan”: the meaning given to it in clause 4.15 (Agent Loans) of the Revolving Credit Agreement;

“Agent’s Spot Rate of Exchange”: the Agent’s spot rate of exchange for the purchase of the relevant currency with euro in the London foreign exchange market at or about 11.00 a.m. on a particular day;

“Ancillary Rights”: in relation to a Receivable:

(a)	the right to demand, sue for, recover, receive and give receipts for all amounts due and to become due under the Sale Contract under which such Receivable arises;

(b)	the benefit of all covenants and undertakings from the Account Debtor in respect of amounts due and to become due under the Sale Contract under which such Receivable arises;

(c)	the benefit of all other causes and rights of action against the Account Debtor in respect of amounts due and to become due under such Sale Contract;

(d)	the benefit of any other rights, title, interest, power and benefits of the Company in, under, pursuant to and/or in relation to amounts due and to become due under such Sale Contract;

(e)	any insurance proceeds received by the Company pursuant to insurances insofar as the same relate to amounts due or to become due under such Sale Contract;

(f)	documents of title, warehouse keepers receipts, bills of lading, shipping documents, airway bills, certificates of origin, customs forms, commercial and consular invoices, insurance documents or similar relating to the relevant Goods including Returned Goods which gave rise to that Receivable;

(g)	all Records relating to that Receivable; and

(h)	all Remittances and any interest payable by the Account Debtor on that Receivable;

“Applicable GAAP”:

(a)	save as provided in paragraph (b) of this definition, generally accepted accounting principles in the United States of America consistently applied (“US GAAP”), in effect from time to time; and

(b)	in connection with the preparation of the Financial Statements, generally accepted accounting principles and policies in the United Kingdom (on the date of such Financial Statements), consistently applied (“UK GAAP”) in effect from time to time;

“Applicable Margin”:

(a)	for each day during the period from the Closing Date until the date falling six months after the Closing Date, 1.25 per cent. per annum;

(b)	for each day after the date falling six months after the Closing Date on which Excess Availability is of an amount set out in column 1 below, the percentage rate per annum set against that amount in column 2 below, unless on such day an Event of Default is continuing in which event the Applicable Margin for such day shall be 1.75 per cent. per annum:

(1) Excess Availability	(2) Applicable Margin (%)
Greater than €40,000,000	1.25
€20,000,000 to €40,000,000 (inclusive)	1.50
Less than €20,000,000	1.75

“Arranger”: Banc of America Securities LLC of 214 North Tryon Street, NC1-027-18-04, Charlotte, NC 28255, United States of America;

“A/R Reserve”: at any time, an amount equal to the aggregate of the following, in each case to the extent not deducted from the Eligible Pool Balance in the latest Company Advice to have been delivered at such time:

(a)	the Relevant Liability, to the extent that the liabilities comprised in it are then due and payable but remain unpaid;

(b)	an amount estimated by the Agent in good faith as being necessary to reflect third party claims against the Receivables where such claims rank or may rank in priority to the Receivables Purchaser’s ownership rights in relation to the Receivables;

(c)	all other reserves which the Agent in good faith deems necessary or desirable to maintain with respect to MIC-UK’s account including reserves for items which could reasonably be expected to have a material adverse effect on the Receivables (including without limitation adverse foreign exchange rate movements) or the ability of the Receivables Purchaser to assert its ownership rights in respect of them or to exercise the Ancillary Rights in respect of them;

“Asset Shortfall” : the amount, if any, by which the Funding Base is less than the Total Outstandings;

“Asset Surplus”: the amount, if any, by which the Funding Base exceeds the Total Outstandings;

“Audit Fee”: the meaning given to it in Clause 14.4 (Audit fee);

“Auditors”: PricewaterhouseCoopers LLP or any other firm of chartered accountants of recognised standing;

“Available Funds”: on any business day all moneys standing to the credit of the Master Collection Account being Collections, cash proceeds of disposals of Receivables and any interest or other income in respect of the foregoing. Unless otherwise notified by MIC-UK to the Agent in writing, any moneys other than Collections, cash proceeds of disposals of Receivables and any interest or other income in respect of the foregoing which may from time to time be credited to the Master Collection Account, will be treated as Available Funds;

“Available Inventory Facility”: at any time, the lesser of:

(a)	the aggregate of the Inventory Commitments of all the Lenders at such time; and

(b)	the Inventory Borrowing Base at such time,

less the Original Euro Amount of Utilisations at such time;

“Available RP Facility”: at any time, the lesser of:

(a)	the aggregate of the RP Commitments of all the RP Funders at such time; and

(b)	the Receivables Funding Base at such time,

less (1) Capital at such time and (2) until receipt by the Agent of the Management Accounts for the second Management Accounting Period in 2006, €6,000,000,

“Bank Account Pledges”: the pledges over the Collection Accounts in each of France, Germany, Italy, Spain and the Netherlands created by MIC-UK in favour of the Security Trustee on behalf of the Beneficiaries, dated on or about the date of this Deed to secure the obligations of MIC-UK under the Finance Documents;

“Bank Webpage”: the webpage maintained by the Website Host on the Website which may be accessed by the Company (pursuant to arrangements in place between the Agent and the Company from time to time);

“Beneficiary”: each of the Agent, the Arranger, the Swingline Lender, the Issuer, the Security Trustee, the Receivables Purchaser and the Finance Parties;

“Bi-Monthly Report”: a report in the form or substantially in the form of Schedule 8 (Form of Bi-Monthly Report) duly completed and signed by an officer of MIC-UK;

“Borrower”: in relation to the Revolving Credit Facility, MIC-UK;

“Borrowing Base Certificate”: a certificate in the form or substantially in the form of schedule 4 (Form of Borrowing Base Certificate) to the Revolving Credit Agreement duly completed by or on behalf of MIC-UK;

“Borrowing Costs”: in relation to any Management Accounting Period, a sum equal to the aggregate amount of all continuing, regular or periodic costs (excluding any prepayment or termination fee), charges and expenses paid in cash by MIC-UK in such Management Accounting Period in effecting, servicing or maintaining Financial Indebtedness of MIC-UK including (but without double-counting):

(a)	interest paid;

(b)	any fixed or minimum premium or dividend required to be paid on the maturity of any such Financial Indebtedness;

(c)	consideration given whether by way of discount or otherwise in connection with finance by way of acceptance credit, bill discounting, note purchase, receivables purchase, debt factoring or other like arrangement including, without limitation, the Discount Charge payable under the Receivables Purchase Agreement;

(d)	net payments in relation to interest rate hedging arrangements after deduction of net income in relation to interest rate hedging arrangements;

(e)	the portion of any payments due under any Capitalised Lease Obligation which constitute the interest component;

in each case as determined from the Management Accounts delivered or to be delivered for such Management Accounting Period;

“Capital”: on any date the aggregate amount of all Initial Consideration paid to the Company on or prior to that date in respect of Receivables outstanding pursuant to the Receivables Purchase Agreement less the aggregate Collections received in cleared funds on or prior to that date other than the amount of such Collections which are to be applied in paying further amounts of Initial Consideration on or prior to that date or are to be applied in making payment to the Company of Deferred Consideration;

“Capitalised Lease Obligations”: of any person, obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property, which obligations are accounted for as a capital lease on the consolidated balance sheet of such person, and the amount of such obligations shall be the capitalised amount thereof determined in accordance with US GAAP;

“Closing Date”: 31 January 2006;

“Collateral”: the meaning given to it in the Floating Charge;

“Collection Accounts”: the accounts held by the Account Bank in the name of MIC-UK to which Remittances are to be credited, the existing such accounts being those specified in Schedule 10 (Collection Accounts), and includes any sub-account operated under such account numbers and any additional or replacement account from time to time designated in writing by MIC-UK to the Agent and approved in writing by the Agent (acting reasonably and in good faith) for the purposes of the Finance Documents;

“Collection Accounts Declaration of Trust”: the declaration of trust over the Collection Accounts executed by MIC-UK in favour of the Security Trustee on behalf of the Beneficiaries, dated on or about the date of this Deed;

“Collection Agent”: subject to Clause 8.11 (Variation and termination of appointment of Collection Agents), MIC Belgium acting as collection agent for the Receivables Purchaser in respect of the Receivables purchased from the Company in accordance with Clause 8 (Collection Agency);

“Collections”: all Remittances received by or on behalf of MIC-UK or the Receivables Purchaser in respect of Receivables which have been transferred or credited to the Master Collection Account and any amount of interest accruing or accrued thereon;

“Commitment”: an Inventory Commitment and/or a RP Commitment, as the context requires;

“Commitment Period”: the period commencing on the Closing Date and ending on the date falling one month prior to the Termination Date;

“Company”: in relation to the Receivables Purchase Facility, MIC-UK;

“Company Advice”: a notification in the form or substantially in the form of schedule 2 (Form of Company Advice) to the Receivables Purchase Agreement duly completed by or on behalf of the Company;

“Consolidated Subsidiary”: at any date any Subsidiary the accounts of which would in accordance with Applicable GAAP be consolidated with those of MIC-UK in its consolidated financial statements if such statements were prepared as of such date;

“CP Satisfaction Notice”: the meaning given to it in Clause 2 (Conditions Precedent);

“Credit and Collection Policy”: means those credit and collection policies and practices in effect on the date of this Deed relating to Sale Contracts and Receivables, as modified from time to time in compliance with Clause 7.4.4 (Credit and Collection Policy);

“Default”: an Event of Default or any condition, act or event specified in Clause 11.1 (Events of Default) which would (with the giving of notice, lapse of time, making of any good faith determination, fulfilment of any condition or any combination of any of the foregoing) be an Event of Default;

“Deferred Consideration”: in respect of a Receivable, an amount equal to the Purchase Price of that Receivable less any Initial Consideration paid by the Receivables Purchaser in respect of that Receivable;

“Delegate”: any person appointed by the Security Trustee or any Receiver pursuant to clause 11.2 (Delegation) of the Floating Charge and any person appointed as attorney of the Security Trustee and/or any Receiver or Delegate;

“Discount Charge”: the discount charge referred to in clause 8.1 (Discount Charge) of the Receivables Purchase Agreement calculated by reference to the applicable Discount Rate;

“Discount Rate”: at any time the rate per annum by reference to which the Discount Charge is from time to time to be determined in accordance with the Receivables Purchase Agreement on the basis of either (as provided in the Receivables Purchase Agreement):

(a)	the aggregate of:

(i)	a rate equal to the Applicable Margin at such time;

(ii)	LIBOR at such time; and

(iii)	the Mandatory Cost; or

(b)	the aggregate of:

(i)	a rate equal to the Applicable Margin at such time; and

(ii)	the Reference Rate at such time;

“Dutch Deed of Pledge”: the deed of disclosed pledge of receivables entered into on or about the date of this Deed between MIC-UK, Bank of America, N.A., acting in any and/or all of its capacities pursuant to the Finance Documents and the Account Bank;

“Earnings before Interest and Tax”: in respect of any Management Accounting Period, the profit on ordinary activities (including exceptional items) of MIC-UK before taxation and Borrowing Costs for such Management Accounting Period adjusted to exclude the following items for such period:

(a)	all profits or losses attributable to minority interests;

(b)	all profits or losses attributable to associated companies;

(c)	all extraordinary items;

(d)	all profits or losses arising on the disposal of fixed assets (whether tangible or intangible);

(e)	all profits or losses of a capital nature;

(f)	all realised and unrealised exchange gains and losses;

(g)	all interest received or receivable in respect of cash deposits of MIC-UK in the United Kingdom,

in each case as determined from the Management Accounts delivered or to be delivered pursuant to this Deed for such Management Accounting Period;

“EC Insolvency Regulation”: Council Regulation (EC) No.1346/2000 of 29 May 2000 on insolvency proceedings;

“Electronic Reporting Systems”: the meaning given to it in Clause 7.4.1 (Reporting);

“Eligible Inventory”: at any time Inventory which is not Ineligible Inventory at such time;

“Eligible Pool Balance”: at any time the euro equivalent of the aggregate of the outstanding principal balance of all outstanding Eligible Receivables at such time;

“Eligible Receivable”: a Receivable which is not an Ineligible Receivable;

“Encumbrance”: a mortgage, charge, assignment by way of security, pledge, lien, hypothecation, right of set-off, reservation of title arrangement, preferential right (save as arising under the general law for the protection of certain classes of creditors) or any trust, flawed asset or other arrangement for the purpose of and having a similar effect to the granting of security, or other security interest of any kind;

“Environmental Laws”: all applicable laws, regulations, codes of practice, circulars, statutory guides, guidance notes and the like (whether in the United Kingdom or in any other jurisdiction in which MIC-UK carries on its business or in which its assets may be situated) relating to contamination, human health, safety or the environment including but not limited to those relating to a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance by whatever means in violation of Environmental Laws or the manufacture, processing, use, handling, treatment, storage, labelling, recovery, recycling, transport or disposal of Hazardous Substances;

“Event of Default”: any of those events specified in Clause 11.1 (Events of Default);

“Excess Availability”: at any time, whichever is the lesser of:

(a)	the aggregate of (1) the Available RP Facility and (2) the Available Inventory Facility at such time; and

(b)	the Maximum Credit Line reduced by (1) Total Outstandings at such time and (2) until receipt by the Agent of the Management Accounts for the second Management Accounting Period in 2006, €6,000,000;

“Facility Adjustment Notice”: a notice in the form or substantially in the form of schedule 5 (Form of Facility Adjustment Notice) to the Receivables Purchase Agreement duly completed by or on behalf of the Company;

“Facility Office”: in relation to a Finance Party at any time, the office set out under its name at the end of this Deed or, in the case of a Transferee, in the Transfer Certificate to which it is a party as Transferee or, in the case of a Finance Party which is an assignee or other successor of any other Finance Party, the office notified to the Agent by the assignee or other successor on or before the date it becomes a Finance Party or such other office as such Finance Party may from time to time notify to the Agent in accordance with Clause 22.1 (General);

“Fee Letter”: the letter dated on or about the date of this Deed from the Arranger and the Agent to MIC-UK setting out and/or relating to any of the fees referred to in Clause 14 (Fees);

“Finance Documents”: collectively, this Deed, the Revolving Credit Agreement, the Receivables Purchase Agreement, the Collection Accounts Declaration of Trust, the MIC Companies’ Undertaking, the Priority Agreement, the Security Documents and any other agreement, deed, notice, document or certificate designated as such in writing by both the Agent and MIC-UK;

“Finance Parties”: collectively, the Lenders and the RP Funders in their respective capacities as such;

“Financial Indebtedness”: of any person, without duplication:

(a)	the outstanding principal amounts of all obligations of such person for borrowed money (including repurchase obligations);

(b)	the outstanding principal amounts of all obligations of such person evidenced by bonds, debentures, notes or similar instruments or letters of credit in support of bonds, notes, debentures or similar instruments;

(c)	all obligations of such person upon which interest charges are customarily paid;

(d)	all obligations of such person to pay the deferred purchase price of property or services under any conditional sale or other title retention agreement;

(e)	all obligations of such person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and accrued liabilities (i) that are incurred in the ordinary course of business and paid within 60 days after the date due or (ii) that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with Applicable GAAP);

(f)	all Capitalised Lease Obligations of such person;

(g)	all non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument;

(h)	all share capital of such person which is subject to redemption otherwise than at the sole option of such person at any time prior to the date 12 months after the Termination Date to the extent not held by a Group Company; provided that any share capital of such person which is included as Financial Indebtedness solely as a result of provisions thereof which give the holders thereof the right to require such person to repurchase or redeem such share capital upon the occurrence of a “change of control” occurring prior to the Termination Date shall not be considered Financial Indebtedness of such person if the “change of control” provisions applicable to such share capital are no more favourable to the holders of such share capital than those contained in this Deed;

(i)	all Financial Indebtedness of others secured by (or for which the holder of such Financial Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed; and

(j)	all guarantees of such person;

but excluding, for the avoidance of doubt any obligation of a JV Owner Subsidiary which is a general partner in a Joint Venture which arises by operation of law in respect of any Financial Indebtedness of such Joint Venture;

“Financial Statements”: according to the context in which it is used, the Original Financial Statements or any annual audited financial statements required to be delivered to the Agent pursuant to Clause 6.2.1 (Financial Statements);

“Financial Year”: any period of 12 consecutive months ending on 31 December;

“Floating Charge”: the floating charge creating one or more Encumbrances in favour of the Security Trustee dated on or about the date of this Deed and executed as a deed by MIC-UK to secure the obligations of MIC-UK under the Finance Documents;

“Foreign Currency”: dollars, sterling or such other currency which is freely transferable and freely convertible into euro as may at any time be specifically agreed by the Agent;

“Forwarder’s Undertaking”: the letter of undertaking dated on or about the date of this Deed by Seawing Landguard International Limited addressed to the Security Trustee;

“Funding Base”: at any time, the aggregate at such time of (a) the Receivables Funding Base and (b) the Inventory Borrowing Base or, if such aggregate would exceed the Maximum Credit Line, the Maximum Credit Line;

“Goods”: Inventory or other goods the subject of a Sale Contract;

“Group”: MIC-UK and its Subsidiaries for the time being and “Group Company” shall mean any one of them;

“Guarantee”: the meaning given to it in clause 4.4 (Letters of Credit and Guarantees) of the Revolving Credit Agreement;

“Hazardous Substance”: any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants regulated by any Environmental Law;

“Ineligible Inventory”:

(a)	slow moving and obsolescent Inventory;

(b)	materially defective Inventory;

(c)	work-in-progress Inventory;

(d)	Inventory which is not held for sale in the ordinary course of MIC-UK’s business;

(e)	Inventory which is not stored by it, at its own expense, in good and marketable condition either (i) in its own premises or (ii) in a third party warehouse in accordance with the provisions of the Warehousing Agreement and in relation to which the NKS Undertaking applies;

(f)	any Inventory located outside the United Kingdom other than Inventory purchased from Ticor South Africa (Proprietary) Limited in transit from South Africa to the United Kingdom in relation to which:

(i)	no retention of title right of the supplier exists;

(ii)	the Forwarder’s Undertaking applies;

(iii)	no Encumbrance (other than a Permitted Encumbrance) in favour of a third party exists prior to its delivery to the Borrower’s premises or the Warehouse;

(iv)	the relevant bill of lading is despatched by mail to the Company by the supplier at the time of shipment or, if the bill of lading is delivered to a third party, other arrangements satisfactory to the Agent have been put in place whereby the relevant bill of lading is held to the order of the Security Trustee by that third party; and

(v)	the Borrower has complied with all insurance obligations prescribed by the Finance Documents pertaining to such Inventory;

(g)	Inventory returned by the customer which is not saleable at MIC-UK’s normal prices in the ordinary course of MIC-UK’s business and on the basis of the Credit and Collection Policy;

(h)	packaging and shipping materials;

(i)	Inventory subject to a third party trade mark or other intellectual property right unless the Agent is (in its absolute discretion acting in good faith) satisfied that it can sell such Inventory on satisfactory terms following the occurrence of an Event of Default;

(j)	Inventory constituting raw materials held on consignment, sale or return or on approval;

(k)	Inventory constituting finished goods on consignment to customers; and

(l)	Inventory which the Agent determines, acting in good faith, is ineligible for any other reason;

“Ineligible Receivable” means a Receivable:

(a)	(where the Account Debtor maintains its registered office or principal place of business in the United States of America, Canada (other than the Province of Newfoundland), Norway, Switzerland or a country within the European Union prior to 1 May 2004) with respect to which more than 120 days have elapsed since the date of the original invoice or 60 days have elapsed since the due date therefor;

(b)	(where the Account Debtor does not maintain its registered office or principal place of business in the United States of America, Canada (other than the Province of Newfoundland), Norway, Switzerland or a country within the European Union prior to 1 May 2004 and the Receivable is not otherwise an Ineligible Receivable) with respect to which more than 90 days have elapsed since the date of the original invoice or 30 days have elapsed since the due date therefor;

(c)	to which (or to any of the Ancillary Rights relating thereto) MIC-UK does not have good title free from Encumbrances and any third party rights and/or with respect to which any of the representations, warranties, covenants or agreements contained in this Deed or the Receivables Purchase Agreement are incorrect or have been breached to an extent which could reasonably be expected to have a material adverse effect;

(d)	with respect to which, in whole or in part, a cheque, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(e)	which is not expressed to be governed by English law (in the case of any Account Debtor), French law (in the case of Account Debtors having their registered office or principal place of business in France), Dutch law (in the case of Account Debtors having their registered office or principal place of business in The Netherlands) or German law (in the case of Account Debtors having their registered office or principal place of business in Germany);

(f)	which does not have a provision for payment to be made by the relevant Account Debtor other than in euro or a Foreign Currency to a Collection Account;

(g)	which is (save for the Sale Contracts with the Key Customers as in force at the date of this Deed which contain a restriction on assignment) subject to any prohibition against, or limitation on the right of, assignment;

(h)	which represents a progress billing (as hereinafter defined) or as to which the Company has extended the time for payment otherwise than in accordance with the Credit and Collection Policy (but without prejudice to (a) and (b) above) without the consent of the Agent (for the purposes of this Deed “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditional upon the Company’s completion of any further performance under such contract or agreement);

(i)	with respect to which any one or more of the following events has occurred in relation to the Account Debtor on such Receivable:

(i)	any corporate action or other steps are taken or legal or other proceedings are started by or against such Account Debtor for winding-up, administration, receivership, dissolution, bankruptcy or re-organisation of such person or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or a substantial part of its assets other than in respect of (a) a winding for the purposes of a bona fide, solvent scheme of reconstruction or amalgamation previously approved in writing by the Agent and (b) a petition for the winding up of such Account Debtor in respect of which MIC-UK has satisfied the Agent is vexatious, groundless, an abuse of process or is being contested in good faith and which is struck out or discharged before being advertised or otherwise becoming public knowledge;

(ii)	the making of any general assignment by such Account Debtor for the benefit of its creditors;

(iii)	the appointment of a receiver or trustee in bankruptcy of such Account Debtor or of any of the assets of the Account Debtor;

(iv)	the institution by or against such Account Debtor of any other type of insolvency proceeding or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor other than a petition for the winding up of such Account Debtor in respect of which MIC-UK has satisfied the Agent is vexatious, groundless, an abuse of process or is being contested in good faith and which is struck out or discharged before being advertised or otherwise becoming public knowledge;

(v)	the non-payment generally of such Account Debtor of its debts as they become due; or

(vi)	the cessation of the business of such Account Debtor as a going concern;

(j)	owed by an Account Debtor where 50 per cent. or more of the Notified Value of the Receivables owed by that Account Debtor are, wholly or partly, Ineligible Receivables as a result of paragraphs (a), (b), (m), (n) or (o) of this definition;

(k)	with respect to which the Account Debtor maintains its registered office or principal place of business outside the United States of America, Canada (other than the Province of Newfoundland), Norway, Switzerland or a country within the European Union prior to 1 May 2004) and no financial information acceptable to the Agent (acting in good faith) is available unless and to the extent that (i) the Receivable is covered by a credit insurance policy on terms satisfactory to the Agent and the Agent is named loss payee under such policy or (ii) the relevant Account Debtor satisfies the Credit and Collection Policy, so long as neither paragraph (a) nor paragraph (b) above applies to it;

(l)	owed by an Account Debtor which is an Affiliate or employee of the Company;

(m)	the perfection, enforceability or validity of the title to which constituted by the Receivables Purchase Agreement, or in relation to which the Receivables Purchaser’s right or ability to obtain direct payment of the proceeds is or becomes subject to any material condition, qualification, lack of recognition or impediment by reason of the application of any applicable law of the jurisdiction in which the Account Debtor maintains its registered office or principal place of business;

(n)	owed by an Account Debtor to which the Company is indebted in any way, or which is subject to any right, of set-off or recoupment by the Account Debtor (or otherwise a contra account) but only to the extent of the amount of such indebtedness, right of set-off or contra, unless the Account Debtor has entered into an agreement acceptable to the Agent to waive set-off rights, or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Receivable due from such Account Debtor;

(o)	with respect to which the Account Debtor has disputed liability or made any claim (but only to the extent of such claim);

(p)	which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(q)	which is evidenced by a promissory note or other similar instrument;

(r)	which is owed by an Account Debtor which is the government of any foreign country or sovereign state, or of any state, province municipality or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except to the extent that such Receivable is secured or payable by a letter of credit satisfactory to the Agent in its discretion acting in good faith;

(s)	which arises out of a sale not made in the ordinary course of the Company’s business and which is not an arm’s length transaction;

(t)	with respect to which:

(i)	the Goods the sale of which gave rise to such Receivable shall have not been shipped and delivered to and accepted by the Account Debtor or such acceptance is revoked or such Goods are or shall have become Returned Goods; or

(ii)	the services the provision of which gave rise to such Receivable have not been fully performed by the Company and, if applicable, accepted by the Account Debtor;

(u)	owed by an Account Debtor or group of affiliated Account Debtors which maintains its registered office or principal place of business in a jurisdiction outside the United States of America, Canada (other than the Province of Newfoundland), Norway, Switzerland or a country within the European Union prior to 1 May 2004) to the extent that the aggregate unpaid Receivables owed by such Account Debtors in any one such jurisdiction represents five per cent. or more of the aggregate unpaid balance of all Receivables at such time owed by all of the Account Debtors;

(v)	which is not subject to the terms and conditions of the Sale Contact applicable to the relevant Account Debtor;

(w)	owed by an Account Debtor with whom the Company is trading in excess of its agreed credit limits established in accordance with the Credit and Collection Policy;

(x)	with respect to which the Company has deemed such Receivable as uncollectible;

(y)	in respect of which the Account Debtor is a consumer within applicable consumer protection legislation;

(z)	which arises out of a Sale Contract entered into by an Account Debtor after the Termination Date; and

(aa)	which the Agent determines, in good faith, is ineligible for any other reason.

On and after the Termination Date all Receivables will automatically constitute, or will be re-designated by the Agent as, Ineligible Receivables;

“Information Memorandum”: the confidential offering memorandum dated November 2005 in the form approved by MIC-UK concerning the Group which, at MIC-UK’s request, and on its behalf, was prepared by the Arranger in relation to the transactions contemplated by the Finance Documents and distributed to selected financial institutions;

“Initial Consideration”: that portion of the Purchase Price of an Eligible Receivable which is payable by way of advance payment pursuant to the Receivables Purchase Agreement, calculated by reference to, but not exceeding, the Initial Consideration Percentage;

“Initial Consideration Percentage”: subject to Clause 11.3 (Receivables Purchaser’s rights on the Termination Date), 85 per cent.;

“Instructing Group”: at any time Finance Parties being (a) more than two in number and (b) whose Outstandings together exceed 50 per cent. of the Total Outstandings at such time or, if there are no Outstandings at such time, Finance Parties whose Commitments together exceed 50 per cent. of the Total Commitments at such time;

“Interest Period”: any of those periods referred to in Clause 5.3 (Interest Periods- LIBOR Revolving Loans) of the Revolving Credit Agreement (by reference to which interest is calculated on any LIBOR Revolving Loan) or in Clause 12.1 (Interest on unpaid sums) of the Revolving Credit Agreement provided that, save in respect of any Interest Periods relating to an unpaid sum, no Interest Period shall extend beyond the Termination Date;

“Inventory”: MIC-UK’s inventory, determined in accordance with Applicable GAAP, from time to time, including without limitation its stocks of titanium dioxide, titanium tetrachloride and other finished products, raw materials, work-in-progress and related assets;

“Inventory Borrowing Base”: at any time, an amount equal to 5% of Spare Parts Inventory and 65% of Eligible Inventory other than Spare Parts Inventory as shown in the latest Borrowing Base Certificate delivered to the Agent at such time, less the Inventory Reserves;

“Inventory Commitment” in relation to a Lender at any time, the amount in euro set opposite its name in schedule 1 (Lenders and Commitments) to the Revolving Credit Agreement (and/or, as the case may be, the amount in euro specified as the portion transferred in the Transfer Certificate pursuant to which such Lender increased its Inventory Commitment or became a party to the Revolving Credit Agreement) as the same may at any time be cancelled or reduced in accordance with the Revolving Credit Agreement;

“Inventory Reserves”: at any time, an amount equal to the aggregate at such time of the following, in each case to the extent not deducted from Eligible Inventory in the latest Borrowing Base Certificate to have been delivered at such time:

(a)	the prescribed part of MIC-UK’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to section 176A of the Insolvency Act 1986 together with MIC-UK’s liabilities which constitute preferential debts pursuant to section 386 of the Insolvency Act 1986 and for these purposes the Agent may make a good faith estimate of such amounts;

(b)	an amount estimated in good faith by the Agent (acting reasonably) as being necessary to reflect third party claims against Inventory of MIC-UK ranking or which may rank pari passu with or prior to the claims of the Finance Parties under the Finance Documents, including without limitation claims of unpaid suppliers;

(c)	an amount equal to one quarter’s rent payable by MIC-UK in respect of the Warehouse, if payment of any such rent is not made by MIC-UK in advance or on the due date;

(d)	an amount equal to any outstanding fees (and accrued interest if any) payable by MIC-UK to all and any shipper, packing, priming and/or transport contractors retained by MIC-UK if payment of such sums is not made by MIC-UK in advance or on the due date; and

(e)	all other reserves which the Agent in good faith deems necessary or desirable to maintain with respect to MIC-UK’s account which could reasonably be expected to have a material adverse effect on the Inventory or the ability of the Finance Parties to exercise their rights in respect of it;

“Issuer”: Bank of America, N.A. of 5 Canada Square, London E14 5AQ in its capacity as issuer of Guarantees and Letters of Credit;

“Joint Venture”: any joint venture (a) in which MIC-UK has a direct or indirect economic interest of at least 20% and not more than 80% and (b) which is accounted for by MIC-UK on the equity method in accordance with Applicable GAAP;

“Joint Venture Subsidiary”: any Subsidiary which is a Joint Venture;

“JV Owner Subsidiary”: each Subsidiary of MIC-UK (a) that, at any time, directly holds an equity interest in any Joint Venture and (b) that has no other material assets;

“Key Customers”: Ahlstrom Corporation, Akzo Nobel Coatings International B.V., ArjoWiggins, Basell Poliolefine Italia S.p.A., BASF AG, Clariant, Engelhard Asia Pacific (Korea) Limited, Porzellanfabrik Frauenthal, Haldor Topsoe A/S, Rhodia HPCII S.A.S., Samsung Fine Chemicals Co Ltd., Scheufelen Paperfabrik, A. Schulman Europe GmbH and A. Schulman Inc., SigmaKalon Services B.V., Stainless Steel International Limited) Global Engineering), ACMA Limited and Tioxide Europe Limited and any other person with which MIC-UK from time to time enters into a sales contract on a long term basis rather than on the basis of the Standard Terms;

“Latest Projections”:

(a)	until the Agent receives new projections pursuant to Clause 6.2.3 (Latest Projections), the projections provided to the Agent on or prior to the date of this Deed by MIC-UK for the Financial Year ending 31 December 2006; and

(b)	thereafter, the projections most recently received by the Agent pursuant to Clause 6.2.3 (Latest Projections);

“Lender”:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a party to the Revolving Credit Agreement in accordance with clause 14.3 (Assignments and Transfers by Lenders) of the Revolving Credit Agreement,

which in each case has not ceased to be a Lender under the Revolving Credit Agreement in accordance with its terms;

“Letter of Credit”: the meaning given to it in clause 4.4 (Letters of Credit and Guarantees) of the Revolving Credit Agreement;

“Letter of Credit and Guarantee Fee”: the meaning given to it in Clause 14.5 (Letter of Credit and Guarantee Fee);

“LIBOR”:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the relevant period) the arithmetic mean of the rates (rounded up to 4 decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London Interbank Market, at or about 11.00 a.m. on the Quotation Date for the relevant period;

“LIBOR Revolving Loan”: a Loan made or to be made under the Revolving Credit Agreement in relation to which interest is to be calculated by reference to LIBOR;

“Loans”: Revolving Loans and Swingline Loans and “Loan” means any one of them;

“Lyondell Group Creditors”: collectively, Millennium Grimsby Limited, a private limited company registered in England and Wales with registered number 04055982 whose registered office is at Stallingborough, Grimsby, North East Lincolnshire DN40 2PR, Millennium RB Partners, L.P., a Bermudan limited partnership whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, Sinclair Insurance Company Ltd., a Bermudan corporation whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, and any other Affiliate of the Parent that from time to time lends money to, or subscribes or purchase notes issued by, MIC-UK;

“Management Accounting Period”: in each calendar year, the periods from 1 January to 31 March, 1 April to 30 June, 1 July to 30 September and 1 October to 31 December in such year;

“Management Accounts”: management accounts of MIC-UK in respect of each Management Accounting Period derived from Applicable GAAP in the form or substantially in the form of Schedule 7 (Form of Management Accounts);

“Mandatory Cost”: the percentage rate per annum calculated by the Agent in good faith in accordance with Schedule 4 (Mandatory Cost Formulae);

“Master Collection Account”: the Collection Account maintained by the Account Bank in Brussels, account number BE27 2100 7737 9073 entitled “MIC UK Multi-Purpose Brussels”;

“Material Contracts”: collectively, the Services Agreement, the Sales Co-ordination Agreement, the Warehousing Agreement and the Warehousing Services Agreement and any other contract from time to time designated in writing as a Material Contract by both the Agent and MIC-UK;

“Maximum Credit Line”: €60,000,000 less, without duplication, an amount equal to the principal amount (if any) by which the Total Commitments are permanently cancelled;

“MIC Belgium”: Millennium Inorganic Chemicals Europe S.p.r.l. a company incorporated in Belgium and registered at the Register of Legal Entities being a part of the Crossroads Bank of Enterprises with number 0466.223.570 and having its registered office at Arianelaan 5, 1200 Sint-Lambrechts-Woluwe, B1200 Brussels, Belgium;

“MIC Company”: collectively, MIC-UK, MIC Belgium, MIC France, MIC Le Havre and MIC Thann;

“MIC France”: Millennium Inorganic Chemicals S.A.S. a company incorporated in France and registered in the Commercial and Companies Registry of Mulhouse under number 945 550 119 and having its registered office at 95 rue du General de Gaulle, 68800 Thann, France;

“MIC Le Havre”: Millennium Chemicals Le Havre S.A.S. a company incorporated in France and registered in the Commercial and Companies Registry of Le Havre under number 440 097 079 and having its registered office at Route du Pont VII, 76680 Le Havre, France;

“MIC Thann”: Millennium Chemicals Thann S.A.S. a company incorporated in Fance and registered in the Commercial and Companies Registry of Mulhouse under number 440 140 309 and having its registered office at 95 rue du General de Gaulle, 68800 Thann, France;

“MIC-UK”: Millennium Inorganic Chemicals Limited a company incorporated in England and Wales with registered number 00162303 whose registered office is at Laporte Road, Stallingborough, Grimsby, North East Lincolnshire DN40 2PR;

“MIC-US”: Millennium Chemicals Inc., a company incorporated in Delaware;

“MIC Companies’ Undertaking”: the letter of undertaking dated on or about the date of this Deed from the MIC Companies to the Security Trustee;

“NKS Undertaking”: the letter of undertaking dated on or about the date of this Deed by North Killingholme Storage Limited addressed to the Security Trustee;

“Monthly Report”: a report in the form or substantially in the form of Schedule 7 (Form of Monthly Report) duly completed and signed by an officer of MIC-UK;

“Non-Vesting Receivables”: the meaning given to it in clause 6.1 (Non-Vesting Receivables) of the Receivables Purchase Agreement;

“Notice of Conversion/Continuation”: the meaning given to it in clause 5.5.2 (Conversion and continuation of Revolving Loans) of the Revolving Credit Agreement;

“Notified/Notify/Notifying/Notification”: in relation to Receivables, the inclusion of those Receivables in a Company Advice;

“Notified Value”: in relation to a Receivable, the amount of such Receivable outstanding as shown on a Company Advice;

“Original Financial Statements”: the audited financial statements set out in the Millennium Inorganic Chemicals Limited Annual Report for the year ended 31 December 2004, together with the report of the auditors, as delivered to the Agent on or before the date of this Deed;

“Original Lender”: each bank or financial institution which is an original party to the Revolving Credit Agreement as a Lender;

“Original RP Funder”: each bank or financial institution which is an original party to the Receivables Purchase Agreement as a RP Funder;

“Original Euro Amount”: in relation to:

(a)	a Loan, Guarantee, Letter of Credit or any part of Capital denominated in euro, the principal amount of that Loan, the face amount of that Guarantee or Letter of Credit or the principal amount of such Capital;

(b)	a Guarantee or Letter of Credit denominated in a Foreign Currency, the euro equivalent of the face amount of that Guarantee or Letter of Credit at the time on which it was or is issued;

(c)	a Loan denominated in a Foreign Currency, the euro equivalent of the principal amount of that Loan at the time on which it was or is first drawn down; and

(d)	any part of Capital denominated in a Foreign Currency, the euro equivalent of the principal amount of such Capital at the time when the Initial Consideration comprising it is paid to the Company;

“Outstandings”: in relation to:

(a)	a Lender at any time, that Lender’s Participating Proportion of the Original Euro Amount of the Utilisations at that time (if any); and

(b)	a RP Funder at any time, that RP Funder’s Participating Proportion in the Capital at that time;

“Parent”: Lyondell Chemical Company, a Delaware corporation;

“Participating Proportion”: in relation to:

(a)	a Lender and a sum payable to or by it at any time, the proportion which the Inventory Commitment of that Lender bears to the Total Inventory Commitments at that time; and

(b)	a RP Funder and a sum payable to or by it at any time, the proportion which the RP Commitment of that RP Funder bears to the Total RP Commitments at that time;

“Permitted Encumbrance”: any of the following:

(a)	Encumbrances in favour of the Security Trustee;

(b)	(in the case of Inventory only) Encumbrances imposed by law, such as carrier’s, warehousemen’s, repairer’s and vendor’s liens, incurred in good faith in the ordinary course of business and securing obligations which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings as to which MIC-UK shall have, to the extent required by US GAAP, set aside on its books adequate reserves;

(c)	(in the case of Inventory only) Encumbrances securing the payment of tax, assessments and governmental charges or levies, either (i) not overdue for payment or (ii) being contested in good faith by appropriate proceedings as to which MIC-UK shall have, to the extent required by US GAAP, set aside on its books adequate reserves;

(d)	(in the case of Inventory only) Encumbrances arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business in accordance with industry practice;

(e)	(in the case of Inventory only) Encumbrances in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the import of goods;

(f)	any other Encumbrance created or outstanding with the prior written consent of the Agent;

“Priority Agreement”: the letter agreement entered into on or about the date of this Deed between the Lyondell Group Creditors, MIC-UK and the Security Trustee;

“Purchase Price”: the purchase price of Receivables payable by the Receivables Purchaser under the Receivables Purchase Agreement comprising (in the case of Eligible Receivables) the Initial Consideration and the Deferred Consideration and (in the case of Ineligible Receivables) the Deferred Consideration;

“Qualifying Lender”: a Finance Party which is beneficially entitled to the interest payable to that Finance party and which:

(a)	is a bank as defined in section 840A of the Taxes Act which, for the purposes of section 349 of the Taxes Act, is within the charge to corporation tax as regards all interest payable to it under the Finance Documents; or

(b)	is (A) a Lender (a “Treaty Lender”) which has the benefit of a double tax treaty which provides a complete exemption from UK income tax on interest and (B) satisfies any requirements which must be satisfied by it in order to qualify for that exemption; or

(c)	is a Lender (a “UK Non-Bank Lender”) which is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring that interest into account in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act);

and has given a Tax Confirmation to MIC-UK;

“Quotation Date”: in relation to any period for which an interest rate or Discount Rate is to be determined, the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates;

“Receivable”: any obligation of an Account Debtor to make payment under a Sale Contract including VAT, all duties and charges and together with all Ancillary Rights appertaining to such obligation or, where the context admits, a part of such obligation or Ancillary Rights, in any case, being either an obligation existing at the Closing Date (an “Initial Receivable”) or an obligation coming into existence after the Closing Date but prior to the Termination Date (a “Future Receivable”);

“Receivables Funding Base”: at any time, the product of the Initial Consideration Percentage and the Eligible Pool Balance as shown in the latest Company Advice delivered to the Agent at such time, less the A/R Reserve;

“Receivables Purchase Agreement”: the receivables purchase agreement dated on or about the date of this Deed and made between, among others, MIC-UK, the Arranger, the Receivables Purchaser, the Agent and the Original RP Funders;

“Receivables Purchase Facility”: the receivables purchase facility made available or to be made available to MIC-UK under the Receivables Purchase Agreement;

“Receivables Purchaser”: Bank of America N.A. acting: (a) (in respect of Receivables owed by Account Debtors having a registered office or principal place of business outside France and Italy) through its London branch at 5 Canada Square, London E14 5AQ; (b) (in respect of Receivables owed by Account Debtors having a registered office or principal place of business in France or in respect of Receivables governed by French law) through its Paris branch at 43-47 avenue de la Grande Armée, 75116 Paris, France and (c) (in respect of Receivables owed by Account Debtors having a registered office or principal place of business in Italy) through its Milan branch at Corso Matteotti 10, 20121 Milan, Italy;

“Receiver”; means a receiver or receiver and manager of the whole or any part or parts of the assets of MIC-UK which from time to time are the subject of any security created or expressed to be created in favour of the Security Trustee by or pursuant to the Floating Charge;

“Records”: with respect to any Receivable, all Sale Contracts, invoices and credit notes and other documents, accounting books, records, ledgers, financial and management accounts and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable;

“Recourse”: the Receivables Purchaser’s right to require the Company to repay any part of the Purchase Price paid to the Company in respect of a Receivable in accordance with this Deed or the Receivables Purchase Agreement;

“Reference Banks”: such banks as may be appointed by the Agent in consultation with MIC-UK;

“Reference Rate”: in relation to any Loan or unpaid sum denominated in euro or any Foreign Currency (as the case may be) on which interest is to be calculated by reference to Reference Rate, the Agent’s reference rate for euro or such Foreign Currency being the rate from time to time set by the Agent based on various factors including the Agent’s cost of funds, desired return and general economic conditions and which is used as a reference point for pricing loans made by it in euro or such Foreign Currency;

“Reference Rate Revolving Loan”: a Revolving Loan made or to be made under the Revolving Credit Agreement in relation to which interest is to be calculated by reference to the Reference Rate;

“Relevant Agreements”: collectively, the Finance Documents and the Material Contracts;

“Relevant Liability”: at any time the liability of the Company at such time for moneys payable to the Beneficiaries under the terms of the Finance Documents including, without limitation, liabilities for or in respect of:

(a)	any breach of the Company’s obligations under the Receivables Purchase Agreement or the Borrower’s obligations under the Revolving Credit Agreement;

(b)	fees and expenses payable by the Company under the Receivables Purchase Agreement or by the Borrower under the Revolving Credit Agreement;

(c)	Discount Charge payable by the Company pursuant to the Receivables Purchase Agreement and interest payable by the Borrower under the Revolving Credit Agreement;

all such liabilities to include the Agent’s good faith estimate where the amount of any such liability cannot be readily determined;

“Relevant Transaction”: collectively, any transaction entered into by MIC-UK of the following nature:

(a)	the payment of making of any dividend or other distribution (whether in cash or in kind) in respect of share capital or other ownership interests, including any bonus issue or return of capital (whether at a premium or otherwise);

(b)	the payment of any management fee, service charge or other remuneration, however described, other than on arm’s length terms as consideration for goods or services supplied;

(c)	any payment of interest on, or repayment of principal of, any Financial Indebtedness;

(d)	the making of a loan or the incurring of any Financial Indebtedness;

(e)	the making of any capital contribution;

(f)	the acquisition or disposal of an asset,

in each case in circumstances where (1) the person receiving the payment or the consideration is a Group Company, the Parent or any Affiliate of the Parent or (2) the transaction is other than on an arm’s length basis;

“Relevant Transaction Conditions”: in relation to a Relevant Transaction, that:

(a)	no Default has occurred and is continuing or would result from the proposed Relevant Transaction; and

(b)	there has been or will have been Excess Availability of not less than €7,500,000 for the 60 day period ending on the date of the proposed Relevant Transaction and there will be Excess Availability of not less than €7,500,000 at the date of the proposed Relevant Transaction after it has been carried out or, in the case of Financial Indebtedness, incurred or contracted to be incurred; and

(c)	the provisions of Clause 6.4 (Financial Ratio) are (or would, if the same were then applicable, be) complied with at the date of the proposed Relevant Transaction after it has been carried out or in the case of Financial Indebtedness, incurred or contracted to be incurred;

“Remittances”: cash, cheques, bills of exchange, negotiable and non-negotiable instruments, letters of credit, orders, drafts, promissory notes, electronic payments and any other instruments, methods or forms of payment or engagement which are received towards payment of a Receivable;

“Reservations”: the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty may be void, the unenforceability of penalty provisions and defences of set-off or counterclaim and similar principles arising under the laws of any other jurisdiction in which relevant obligations must be performed;

“Responsible Officer”: in respect of MIC-UK any director, treasurer or senior manager from time to time designated in writing by MIC-UK as being authorised by MIC-UK to provide any certificate, notice or other document on behalf of MIC-UK in connection with the Finance Documents, the Agent and the Finance Parties being entitled to assume without enquiry that the authority of any such person has not been revoked or limited unless and until written notice to the contrary is received by the Agent;

“Returned Goods”: any Goods relating to or purporting to comply with a Sale Contract:

(a)	which the Account Debtor shall for any reason reject or in respect of which the Account Debtor shall give notice of rejection; or

(b)	which the Account Debtor shall for any reason return to the Company or the Receivables Purchaser; or

which the Company or the Receivables Purchaser shall have recovered from an Account Debtor;

“Revolving Credit Facility”: the revolving facility made available pursuant to the Revolving Credit Agreement;

“Revolving Credit Agreement”: the revolving credit facility agreement dated on or about the date of this Deed and made between, among others, MIC-UK, the Arranger, the Agent and the Original Lenders;

“Revolving Loan”: each LIBOR Revolving Loan and each Reference Rate Revolving Loan;

“RP Commitment” in relation to a RP Funder at any time, the amount in euro set opposite its name in schedule 1 (RP Funders and Commitments) to the Receivables Purchase Agreement (and/or, as the case may be, the amount in euro specified as the portion transferred in the Transfer Certificate pursuant to which such RP Funder increased its RP Commitment or became a party to the Receivables Purchase Agreement) as the same may at any time be cancelled or reduced in accordance with the Receivables Purchase Agreement;

“RP Funder”:

(a)	any Original RP Funder; and

(b)	any bank, financial institution, trust, fund or other entity which has become a party to the Receivables Purchase Agreement in accordance with clause 20.4 (Assignments and Transfers by RP Funders) of the Receivables Purchase Agreement,

which in each case has not ceased to be a party to the Receivables Purchase Agreement in accordance with its terms;

“Sale Contract”: a contract or agreement, including a purchase order, between the Company and an Account Debtor for the sale of Goods to that Account Debtor being:

(a)	in the case of the Key Customers, the sale agreement entered into by MIC-UK with the relevant Account Debtor, a copy of which, in the case of the sale agreement with each of the companies named in the definition of Key Customers, has been delivered to the Agent on or prior to the date of this Deed and, in the case of a sale agreement with any other company falling within the definition of Key Customers and any new or revised sale agreement with any of the companies named in the definition of Key Customers, shall be delivered to the Agent promptly after being entered into (unless such new or revised agreement with a Key Customer has the result that sales to such Key Customer are based on the Standard Terms); and

(b)	in the case of any other Account Debtors, the Standards Terms as varied from time to time in accordance with Clause 7.3.4 (Amendment of Material Contracts etc.);

“Sales Co-ordination Agreement”: the agreement dated as of 1 July 1999 and made between MIC-UK and MIC France pursuant to which MIC-UK and MIC France have agreed that sales of Inventory to customers in the territory referred to in the agreement should be conducted through MIC-UK;

“Screen Rate”: the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate screen; if the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with MIC-UK;

“Secured Obligations”: the meaning given to it in the Floating Charge;

“Security Documents”: the Floating Charge, the Priority Agreement, the Bank Account Pledges and any additional security or control documentation delivered or required to be delivered to the Security Trustee pursuant to any of the foregoing to evidence the interests of the Beneficiaries in and to, among other things, the Receivables, the Inventory and the Ancillary Rights;

“Security Interest”: an Encumbrances granted to the Security Trustee pursuant to the Security Documents;

“Security Trustee”: Bank of America, N.A. of 5 Canada Square, London E14 5AQ and includes any other person for the time being appointed as security trustee for the Finance Parties pursuant to Clause 17.11 (Resignation);

“Services Agreement”: the services agreement made between MIC Belgium, MIC France and MIC-UK pursuant to which MIC Belgium has agreed to provide various services to MIC-UK including the provision of debt management services;

“Settlement Period”: any of those periods referred to in clause 8 (Discount Charge) of the Receivables Purchase Agreement or in clause 9 (Market Disruption) of the Receivables Purchase Agreement (by reference to which Discount Charge is determined) provided that no Settlement Period shall extend beyond the Termination Date;

“Spare Parts Inventory”: Eligible Inventory which consists of spare parts, components, supplies and other similar assets from time to time held as Inventory by MIC-UK, not being a raw material or a product manufactured by MIC-UK;

“Standard Terms”: collectively, the standard terms and conditions of sale and standard form of invoice copies of which have been delivered to the Agent on or prior to the date of this Deed and are attached as Exhibit B to this Deed as varied from time to time in accordance with Clause 7.3.4 (Amendment of Material Contracts etc.);

“Subsidiary”: of a person means any company or entity directly or indirectly controlled by such person;

“Swingline Lender”: Bank of America, N.A. of 5 Canada Square, London E14 5AQ in its capacity as lender of Swingline Loans;

“Swingline Loan”: a swingline loan made or to be made by the Swingline Lender pursuant to clause 4.3 (Swingline Loans) of the Revolving Credit Agreement;

“Taxes Act”: the Income and Corporation Taxes Act 1988;

“Tax Confirmation”: a confirmation by a person which is a Lender that the person beneficially entitled to interest payable to that Lender in respect of a Loan under the Revolving Credit Agreement is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring that interest into account in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act);

“Termination Date”: 31 January 2011 or, if earlier, the date, if any, on which the Agent issues a notice to MIC-UK under Clause 11.2 (Acceleration);

“Total Commitments”: the aggregate at any time of the Total Inventory Commitments and the Total RP Commitments at such time;

“Total Inventory Commitments”: the aggregate at any time of the Inventory Commitments of all the Lenders at such time;

“Total RP Commitments”: the aggregate at any time of the RP Commitments of all the RP Funders at such time;

“Total Outstandings”: the aggregate at any time of the Outstandings of all the Finance Parties at such time;

“Transaction Party”: separately and/or collectively, the Lender(s), the RP Funder(s), the Receivables Purchaser, the Agent and the Security Trustee, in their respective capacities as such;

“Transfer Certificate”: a certificate substantially in the form set out in schedule 3 (Form of Transfer Certificate) of the Revolving Credit Agreement or, as the case may be, schedule 3 (Form of Transfer Certificate) of the Receivables Purchase Agreement completed in accordance with the requirements of the Revolving Credit Agreement or the Receivables Purchase Agreement respectively;

“Transferee”: either (a) a Finance Party or (b) another financial institution which is a Qualifying Lender to which a Finance Party seeks to transfer rights and obligations under the Revolving Credit Agreement in accordance with clause 14 (Assignments and transfers) of the Revolving Credit Agreement or, as the case may be, clause 20 (Assignments and transfers) of the Receivables Purchase Agreement;

“Trigger Event”: any of the following events or circumstances:

(a)	Excess Availability being less than €6,000,000 for any period of five consecutive business days or €3,000,000 on any day; or

(b)	an Event of Default;

“Trust Property”: all or any of the assets, rights, powers, authorities and discretions at any time subject to or expressed to be subject to the security from time to time constituted by or arising pursuant to the Security Documents or vested in the Security Trustee or given under or pursuant to the Security Documents including all income and other sums at any time received or receivable by the Security Trustee in respect thereof;

“Unused Line Fee”: the meaning given to it in Clause 14.1 (Unused Line Fee);

“Utilisation”: a utilisation of the Revolving Credit Facility consisting of the drawdown of Loans or the issue by the Issuer of a Letter of Credit or Guarantee;

“Utilisation Date”: the date on which a Utilisation is made;

“Utilisation Notice”: a notice of Utilisation substantially in the form set out in schedule 2 (Form of Utilisation Notice) to the Revolving Credit Agreement;

“VAT”: value added tax or any similar tax substituted therefor;

“Warehouse”: the warehouse storage facility at Lancaster Approach, North Killingholme operated by North Killingholme Storage Limited in which Inventory is from time to time stored;

“Warehousing Agreement”: the agreement dated 8 December 2003 and made between MIC-UK and North Killingholme Storage Limited;

“Warehousing Services Agreement”: the agreement dated 1 February 2002 and made between MIC-UK and Denby Transport Limited;

“Website”: any website maintained on the internet which is hosted and serviced by a Website Host, from time to time, for and on behalf of the Agent, pursuant to the terms of a Website Hosting Agreement;

“Website Host”: any person in respect of whom the Agent has, from time to time, entered into a Website Hosting Agreement; and

“Website Hosting Agreement”: any agreement entered into, from time to time, by the Agent with a Website Host pursuant to which that Website Host provides, maintains and services the Website and the Bank Webpage.

Construction

1.2	Any reference in this Deed or in any other Finance Document to:

1.2.1	the “Agent”, the “Arranger”, a “Beneficiary”, a “Finance Party”, the “Issuer”, a “Lender”, the “Receivables Purchaser”, a “RP Funder”, the “Security Trustee” or the “Swingline Lender” shall be construed so as to include their respective permitted successors, Transferees and assignees in accordance with their respective interests;

1.2.2	“this Deed” or, as the case may be, “this Agreement” or to any other Finance Document or other agreement or document shall, unless the context otherwise requires, be construed as a reference to this Deed or, as the case may be, the relevant Finance Document or such other agreement or document as the same may from time to time be amended, varied, supplemented, novated or replaced and shall include any document which is supplemental to, is expressed to be collateral with, or is entered into pursuant to or in accordance with, the terms of this Deed or, as the case may be, such other Finance Document, agreement or other document;

1.2.3	terms of an accounting or financial nature shall be construed in accordance with Applicable GAAP, as in effect from time to time; provided that:

(a)	the sale of Receivables contemplated by the Receivables Purchase Agreement shall be construed by reference to the applicable principles of law and the legal effect of the Finance Documents irrespective of the accounting treatment adopted in MIC-UK’s Financial Statements or Management Accounts or required by Applicable GAAP and, without limiting the generality of the foregoing, the meaning of ownership of Receivables and similar terms used in connection with the Receivables in the Finance Documents at any time shall be determined in accordance with legal rather than accounting principles;

(b)	if MIC-UK notifies the Agent that it requests an amendment to any provision of this Deed to eliminate the effect of any change occurring after the date of this Deed in Applicable GAAP or in the application thereof on the operation of such provision (or if the Agent notifies MIC-UK that an Instructing Group requests an amendment to any provision of this Deed for such purpose), then such provision shall be interpreted on the basis of Applicable GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with this Deed and provided further that in the event of any future material acquisition or disposition of assets by MIC-UK and its Subsidiaries, determinations of Earnings before Interest and Tax in respect of any period of four consecutive Management Accounting Periods shall be made on a pro forma basis as if such transaction had been consummated on the first day of such period;

1.2.4	the “assets” of any person shall be construed as a reference to all or any part of its business, operations, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital;

1.2.5	a “business day” is a reference to a day (other than a Saturday or Sunday) on which banks generally are open for business in London and:

(a)	(in relation to any date for the payment or purchase of a currency other than euro) in the principal financial centre of the country of that currency; or

(b)	(in relation to any date for the payment or purchase of euro) which is a TARGET Day;

1.2.6	a Default, an Event of Default or a Trigger Event as being “continuing” shall mean that it has not been remedied or waived;

1.2.7	“dollars” and “US$” shall mean the lawful currency of the United States of America;

1.2.8	“EMU legislation” means legislative measures of the European Communities for the introduction of, changeover to or operation of the euro;

1.2.9	“euro”, “€” and “EUR” means the single currency adopted by certain participating member states of the European Communities in accordance with EMU legislation;

1.2.10	the “euro equivalent” of:

(a)	any amount denominated in a Foreign Currency shall mean the equivalent in euro of such amount as determined in good faith by the Agent by reference to the Agent’s Spot Rate of Exchange; and

(b)	any amount denominated in euro shall mean such euro amount;

1.2.11	a “guarantee” of or by any person shall be construed so as to include any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Financial Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Financial Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Financial Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Financial Indebtedness of the payment of such Financial Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Financial Indebtedness; provided that the obligation of any JV Owner Subsidiary which is a general partner in a Joint Venture which arises by operation of law in respect of any Financial Indebtedness of such Joint Venture shall not be deemed a guarantee by such JV Owner Subsidiary of such Financial Indebtedness;

1.2.12	“indebtedness” shall be construed as a reference to any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

1.2.13	“in good faith” shall be construed as including a reference to a determination in the discretion of the Agent or, as the case may be, the Receivables Purchaser in a manner consistent with its customary credit practices for asset-based credit facilities or, if no established credit practice exists in any particular case, in accordance with its reasonable commercial judgement;

1.2.14	something having a “material adverse effect” shall be construed as a reference to it:

(a)	having a material adverse effect on the business, assets, operations or financial condition of MIC-UK and its Subsidiaries, taken as a whole; or

(b)	materially impairing MIC-UK’s ability to comply with any of its obligations under the Finance Documents; or

(c)	materially impairing the rights or benefits of any Beneficiary under the Finance Documents provide that a downgrade in any debt rating of MIC-US or any of its Subsidiaries shall not, by itself, constitute a “material adverse effect”;

1.2.15	a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding business day provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month;

1.2.16	a “participating member state” is a reference to any member state of the European Communities which adopts or has adopted the euro as its lawful currency in accordance with EMU legislation;

1.2.17	a “person” shall be construed as a reference to any individual, firm, company, corporation, public authority or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.2.18	a “public authority” shall be construed as a reference to any government of any country or sovereign state or any political sub-division thereof or any department, agency, public corporation or other instrumentality of any of the foregoing;

1.2.19	a “regulation” shall be construed so as to include any regulation, rule, by-law, official directive, requirement, request or guideline (whether or not having the force of law but if not having the force of law being one which it is customary for the person to whom it relates to comply with) of any governmental body, agency, department or regulatory organisation having authority over the person or matter in question;

1.2.20	“sterling” and “£” denotes the lawful currency of the United Kingdom;

1.2.21	“TARGET” is a reference to Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

1.2.22	“TARGET Day” is a reference to any day on which TARGET is open for the settlement of payments in euro;

1.2.23	“tax” shall be construed so as to include any present and future tax, levy, impost, deduction, withholding, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

1.2.24	“tax on overall net income” of a person shall be construed as a reference to tax (other than tax deducted or withheld from any payment) imposed on that person by the jurisdiction in which (a) its principal office (and/or, in the case of a Finance Party, its Facility Office) is located or (b) that person is treated as resident for tax purposes (disregarding for this purposes any jurisdiction in which a

Finance Party would not have been regarded as resident but for the entry into and performance of the Finance Documents) on:

(a)	the net income, profits or gains of that person world-wide; or

(b)	such of its net income, profits or gains as arise in or relate to that jurisdiction;

1.2.25	an “unpaid sum” is a reference to an unpaid sum as that term is defined in Clause 12.1 (Interest on Unpaid Sums);

1.2.26	the “winding-up”, “dissolution”, “administration”, “receivership” or “bankruptcy” of a person and references to the “liquidator”, “administrator”, “receiver”, “administrative receiver”, “receiver and manager”, “manager” or “trustee” of a person shall be construed so as to include any equivalent or analogous proceedings or, as the case may be, insolvency representative or officer under the law of the jurisdiction in which such person or, as the case may be, insolvency representative or officer is incorporated or constituted or of any jurisdiction in which such person or, as the case may be, insolvency representative or officer, carries on business.

1.3	Any reference in this Deed or any other Finance Document to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision (including all instruments, orders or regulations made thereunder or deriving validity therefrom) as in force at the date of this Deed and as subsequently re-enacted or consolidated.

1.4	Any reference in this Deed or any other Finance Document to a time of day shall, save where the context otherwise requires, be construed as a reference to London time.

1.5	This Deed and the other Finance Documents supersede any previous agreement, whether written or oral, express or implied, between MIC-UK, the Arranger, the Agent, the Security Trustee and the Finance Parties, or any of them, in relation to the subject matter of this Deed and the other Finance Documents, save to the extent, if any, specifically provided in writing in any such previous agreement.

1.6	The headings in this Deed are for convenience only and shall not affect its meaning and references to a Clause, Schedule or paragraph are (unless otherwise stated) to a Clause of, or schedule to, this Deed and to a paragraph of the relevant Schedule.

1.7	Save where the context otherwise requires, the plural of any term includes the singular and vice versa.

1.8	Unless expressly provided to the contrary in a Finance Document, the terms of this Deed may only be enforced by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded. Notwithstanding such Clause, the parties to this Deed do not require the consent of any third party to rescind or vary this Deed or any other Finance Document at any time.

1.9	Nothing in this Deed or any other Finance Document or envisaged by any of the same shall operate, whether directly or indirectly, to constitute a partnership between any MIC Company and any of the Beneficiaries.

2.	CONDITIONS PRECEDENT

The Lenders shall be under no obligation to make the Revolving Facility available under the Revolving Credit Agreement, the Receivables Purchaser shall be under no obligation to purchase any Receivables under the Receivables Purchase Agreement and the RP Funders shall be under no obligation to participate in the Receivables Purchaser’s funding of any such purchase unless the Agent has received, in form and substance satisfactory to it, all of the documents and evidence referred to in Schedule 2 (Conditions Precedent) save to the extent that the Agent may at any time waive such receipt. Upon its receipt of such documents and evidence in form and substance satisfactory to it the Agent shall promptly so notify MIC-UK in writing (such notification being the “CP Satisfaction Notice”).

3.	TAXES

Requirement to Gross-up

3.1	All payments to be made by MIC-UK to any Qualifying Lender under a Finance Document shall be made free and clear of and without deduction for or on account of tax unless MIC-UK is required by law to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by MIC-UK in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding (including any deduction or withholding applicable to additional sums payable under this Clause), such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or been required to be made.

Indemnity

3.2	Without prejudice to the provisions of Clause 3.1 (Requirement to Gross-up), if any Qualifying Lender or the Agent is required to make any payment on account of tax (other than tax on its overall net income or VAT) on or calculated by reference to the amount of any Loan made or to be made under a Finance Document or by reference to any Letter of Credit or Guarantee issued under the Revolving Credit Agreement and/or by reference to any sum received or receivable under a Finance Document by such person or the Agent on its behalf (including, without limitation, any sum received or receivable under this Clause 3 (Taxes)) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such person or the Agent on its behalf, MIC-UK shall, upon demand of the Agent, promptly indemnify such person against such payment or liability, together with any interest, penalties and reasonable, out of pocket expenses payable or incurred in connection therewith provided that the foregoing shall not apply to the extent that the payment or liability:

3.2.1	is compensated for by an increased payment under Clause 3.1 (Requirement to Gross-up); or

3.2.2	would have been so compensated but was not so compensated, solely because one of the exclusions in Clause 3.6 (Limitation on Requirement to Gross up) applied.

Notification

3.3

3.3.1	A Beneficiary intending to make a claim pursuant to Clause 3.2 (Indemnity) shall promptly notify the Agent of the event by reason of which it is entitled to do so whereupon the Agent shall notify MIC-UK.

3.3.2	A Finance Party shall promptly notify the Agent on becoming aware that it has ceased to be a Qualifying Lender and the Agent shall promptly so notify MIC-UK.

3.3.3	A UK Non-Bank Lender shall promptly notify the Agent if there is any change in the position from that set out in the Tax Confirmation and the Agent shall promptly so notify MIC-UK.

Tax Receipts

3.4	Without prejudice to the provisions of Clause 3.1 (Requirement to Gross-up), if MIC-UK makes any payment under a Finance Document in respect of which it is required by law to make any deduction or withholding it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent (no later than one week after the end of the time allowed for such payment under applicable law) an original receipt or other appropriate evidence issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

Tax Credits

3.5	If MIC-UK makes an increased payment under Clause 3.1 (Requirement to Gross-up) or a payment under Clause 3.2 (Indemnity) for the account of any person and such person in its sole opinion and based on its own interpretation of any relevant laws or regulations (but acting reasonably and in good faith) determines that it has received or been granted a credit against or relief or remission for or in respect of any tax paid or payable by it in respect of or calculated by reference to the tax giving rise to such payment, such person shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or payment and, to the extent it is reasonably identifiable and quantifiable, as soon as practicable pay to MIC-UK an amount equal to such part or all of such credit, relief, remission or repayment as can be made available to MIC-UK in such a way as to leave such person (after such payment) in no better or worse position than it would have been in if MIC-UK had not been required to make such deduction or withholding and/or the Qualifying Lender or Agent had not been required to make such payment on account of tax. Nothing contained in this Clause 3.5 (Tax Credits) shall interfere with the right of a person to arrange its tax affairs in whatever manner it thinks fit nor oblige any person to disclose any information relation to its tax affairs or any computation in respect thereof.

Limitation on Requirement to Gross-up

3.6

3.6.1	If any Finance Party is determined not to be or ceases to be a Qualifying Lender, MIC-UK shall not be liable to pay to such Finance Party under Clause 3.1 (Requirement to Gross-up) any amount in excess of the amount it would have been obliged to pay if such Finance Party had not ceased to be a Qualifying Lender provided that this Clause 3.6 (Limitation on Requirement to Gross up) shall not apply and MIC-UK shall continue to be obliged to comply with its obligations under Clause 3 (Taxes) if and to the extent that after the date of this Deed or, in relation to (a) below only, (in the case of a person who becomes a Finance Party after the date of this Deed) after the date on which the relevant person became a Finance Party, there shall have been any change in, or in the interpretation, administration or application of, any relevant law or double taxation treaty or any published practice or concession of any relevant taxing authority and as a result of such change:

(a)	such Finance Party ceases to be a Qualifying Lender; or

(b)	MIC-UK would be required to make a deduction or withholding on account of tax irrespective of whether the recipient of the relevant payment was or was not a Qualifying Lender.

3.6.2	MIC-UK shall not be liable to make a payment to a Finance Party under Clause 3.1 (Requirement to Gross-up) if on the date on which the payment falls due MIC-UK is able to show that the payment could have been made to such Finance Party without any deduction or withholding had such Lender complied with its obligations under Clause 3.7 (Double Taxation Relief).

Double Taxation Relief

3.7	If, and to the extent that, the effect of Clause 3.1 (Requirement to Gross-up) or 3.2 (Indemnity) can be mitigated by virtue of the provisions of any applicable double tax treaty entered into by the United Kingdom (whether by a claim to repayment of any taxes referred to in Clause 3.1 (Requirement to Gross-up) or 3.2 (Indemnity) or otherwise) each Finance Party agrees to co-operate (to the extent reasonably required) with MIC-UK with a view to submitting any forms required for the purpose of ensuring the application of such double tax treaty so far as relevant, provided that no Finance Party shall be required pursuant to this Clause 3.7 (Double Taxation Relief) to complete or co-operate in completing any form which is not substantially similar to any form in use at the date of this Deed, or (in the case of a person who becomes a Finance Party after the date of this Deed) as at the date on which the relevant person becomes a Finance Party, for the purpose of claiming exemption or relief from or repayment of taxes envisaged hereunder pursuant to a double taxation treaty between the United Kingdom and such Finance Party’s jurisdiction of residence and which requires the Finance Party to undertake obligations which, in its reasonable opinion, are more onerous than those imposed upon it as at the date of this Deed, or (in the case of a person who becomes a Finance Party after the date of this Deed) as at the date on which the relevant person becomes a Finance Party.

4.	INCREASED COSTS

Increased Costs

4.1	Subject to Clause 4.5 (Exceptions) the MIC-UK shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

4.2	In this Deed “Increased Costs” means:

4.2.1	a reduction in the rate of return from either the Revolving Credit Facility or the Receivables Purchase Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

4.2.2	an additional or increased cost; or

4.2.3	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

Increased Cost claims

4.3	A Finance Party intending to make a claim pursuant to Clause 4.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify MIC-UK

4.4	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

Exceptions

4.5	Clause 4.1 (Increased Costs) does not apply to any amount compensated for by:

4.5.1	payment of the Mandatory Cost;

4.5.2	the operation of Clause 3 (Taxes) or which would have been so compensated but for the application of an exclusion in Clause 3.6 (Limitation on Requirement to Gross-up);

4.5.3	the imposition, or a change in the rate of tax on the overall net income of a Finance Party or any of its Affiliates;

4.5.4	which is attributable to the wilful breach by the relevant Finance Party or any of its Affiliates of any law or regulation;

4.5.5	which is attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) and which is reasonably foreseeable at the date of this Deed.

Certificates and evidence; limitations

4.6	A certificate of a Finance Party setting forth such amount or amounts as shall be necessary to compensate such Finance Party as specified in Clause 4.4 (Increased Cost claims) shall be delivered to the Company and shall be conclusive absent manifest error. Except as provided in Clause 4.5 (Exceptions), the Company shall pay each Finance Party the amount shown as due on any such certificate delivered by such Finance Party within 30 days after receipt of the same. Each affected Finance Party shall submit such a certificate no more often than monthly; provided, however, that certificates with respect to amounts due with respect to a particular Loan or to a particular Settlement Period may be submitted at the end of each Interest Period in respect of such Loan or at the end of such Settlement Period, as the case may be.

4.7	Failure on the part of any Finance Party to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Finance Party’s rights with respect to any period to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such period or any other period; provided, however, that no Finance Party shall be entitled to compensation under this Clause 4 for any costs incurred or reductions suffered more than 90 days prior to the date on which it shall have requested compensation therefor; provided further, that if the change in law or regulation or in the interpretation or administration thereof that shall give rise to any such costs or reductions shall be retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. Notwithstanding any other provision of this Clause 4, no Finance Party shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Finance Party to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. If any Finance Party shall receive as a refund any moneys from any source that it has listed on the certificate provided pursuant to (c) above as an increased cost, to the extent that the Company shall have previously paid such increased cost to such Finance Party, such Finance Party shall promptly forward such refund to the Company without interest.

5.	REPRESENTATIONS AND WARRANTIES

MIC-UK representations and warranties

5.1	MIC-UK represents and warrants to and for the benefit of each Finance Party for the purposes of the Finance Documents that:

5.1.1	Status: each of it and its Subsidiaries is duly organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite power and authority under its constitutive documents and applicable law to own its property and assets and to carry on its business as now conducted and is duly qualified and is in good standing and is authorised to do business in every jurisdiction where such qualification or authorisation is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect;

5.1.2	Powers and authority: it has full power and authority to enter into and perform each of the Finance Documents to which it is or will be a party and any other document to be entered into by it pursuant thereto and has taken all necessary corporate or other action to authorise the execution, delivery and performance of each such Finance Documents and each such other document;

5.1.3	Authorisations: save for any necessary registrations which will be made within the applicable registration period, all actions, conditions and things required to be taken, fulfilled, obtained or done in order:

(a)	to enable it lawfully to enter into, exercise its rights under and perform and comply with its obligations under each of the Finance Documents to which it is or will be a party and any other document to be entered into pursuant thereto;

(b)	to ensure that those obligations are valid, legally binding and enforceable in accordance with their respective terms; and

(c)	to make each of the Finance Documents and all such other documents admissible in evidence in England and Wales have been taken, fulfilled, obtained or done;

5.1.4	Non-violation: the execution, delivery and performance by it of the Finance Documents to which it is a party, the grant of Encumbrances pursuant to the Security Documents and the other transactions contemplated hereby and thereby, are within its powers, have been duly authorised and delivered by all necessary action on its part, do not (i) violate any provision of its memorandum or articles of association or any other agreement governing its organisation and/or scope of power and authority or any applicable law, rule, regulation or order, writ, judgment, injunction, decree, determination or award of any public authority binding upon it, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a material default under any indenture or any material agreement or other instrument to which it or the Parent is a party, or by which it or any of its properties or assets are bound, or (iii) except for the Encumbrances created by the Security Documents, result in or require the creation or imposition of any Encumbrance upon any of its property or assets;

5.1.5	Obligations binding: subject to the Reservations, its obligations under each of the Finance Documents are legal, valid and binding and enforceable in accordance with their respective terms;

5.1.6	Litigation: it is not involved or engaged in any action, suit, investigation, arbitration, administrative proceedings (whether as plaintiff or defendant) litigation or proceeding at law or in equity or by or before any public authority now pending or, to its knowledge, threatened against it, any other MIC Company or on the Group (taken as a whole), or the businesses, assets or rights of it, any MIC Company or of the Group (taken as a whole):

(a)	as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a material adverse effect; or

(b)	that in any manner draws into question the validity or enforceability of any Finance Document;

5.1.7	No default: it is not in breach of or default under any agreement or arrangement (including, without limitation, under any Relevant Agreement) or any statutory or legal requirement to an extent or in a manner which has or could reasonably be expected to result in a material adverse effect on it and no Event of Default has occurred and is continuing;

5.1.8	Existing Encumbrances: no Encumbrance exists over its Receivables or Inventory other than Permitted Encumbrances;

5.1.9	Financial Information:

(a)	The Original Financial Statements fairly present, in conformity with UK GAAP, the financial position of MIC-UK as of 31 December 2004 and its results of operations for the financial year then ended;

(b)	The Management Accounts in respect of each Management Accounting Period are true and accurate in all material respects;

(c)	The Latest Projections were prepared in good faith on the basis of assumptions believed by MIC-UK in good faith to be reasonable in light of the then current and reasonably foreseeable business conditions of MIC-UK existing at the time of preparation thereof and, at the time of delivery of the Latest Projections, MIC-UK had no knowledge of any event or circumstance that would cause it to change any assumptions used in such Latest Projections in any material respect, it being understood by the Agent and the Finance Parties that actual results may vary from the projected results set forth therein;

(d)	Each Financial Statement delivered pursuant to Clause 6.2.1 (Financial Statements) will, at the time it is delivered, present fairly, in all material respects, the financial position and results of operations, as the case may be, of MIC-UK as of the date or for the period to which it relates in accordance with Applicable GAAP.

5.1.10	Capitalisation: MIC-UK’s entire authorised share capital is owned by Millennium Grimsby Limited which is a wholly owned Subsidiary of the Parent;

5.1.11	Indebtedness: the statement of Financial Indebtedness of MIC-UK owed to Lyondell Group Creditors referred to in paragraph B.8 of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects;

5.1.12	Labour disputes: there is no pending or, to the best of its knowledge, threatened strike, work stoppage, material unfair labour practice claim, or other material labour dispute against or affecting its or its employees which could reasonably be expected to result in a material adverse effect;

5.1.13	Environmental Laws: it and the businesses conducted by it have complied in all respects with all Environmental Law except for violations that either alone or in the aggregate could not reasonably be expected to result in a material adverse effect.; it does not manage or handle any Hazardous Substances in violation of such Environmental Laws where such violation could reasonably be expected to result, individually or together with other violations, in a material adverse effect and to the best of its knowledge, it does not have any liabilities or contingent liabilities relating to environmental or employee health and safety matters which, individually or in the aggregate, could reasonably be expected to result in a material adverse effect;

5.1.14	Taxes: it has filed all tax returns and other reports required to be filed and has paid all taxes imposed on it or upon any of its assets that are due and payable (save for any that are being contested in good faith and by appropriate action and in respect of which it has provided or maintained adequate reserves (in the reasonable opinion of MIC-UK) to meet any such liability) failure to pay which could reasonably be expected to have a material adverse effect;

5.1.15	Material adverse change: there has been no material adverse change in its financial condition or the financial condition of the Group (taken as a whole) since the date of the Original Financial Statements nor in the consolidated financial condition, business, assets or operations of the Group since that date which will or might reasonably be expected to result in a material adverse effect;

5.1.16	Information: no report or document or other information furnished or to be furnished at any time by or on behalf of MIC-UK or any other MIC Company to the Agent or any Finance Party in connection with any Finance Document, including the Information Memorandum, when taken together with all other reports, documents and information then or previously so furnished by or on behalf of MIC-UK, including Millennium Chemicals Inc.’s periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, contained, or will contain, as of the date so furnished, any untrue statement of a material fact or omitted to state, or will omit to state, as of the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty with respect to the Latest Projections shall be made pursuant to this 5.1.16, but without prejudice to Clause 5.1.9 (Financial Information);

5.1.17	Material Contracts:

(a)	the copy of each Material Contract and Sale Contract delivered to the Agent on or before the date of this Deed is a true, complete and up to date copy of the original;

(b)	no amendments or variations have been made to any of the Material Contracts or the Sale Contracts prior to the date of this Deed particulars of which have not been provided to the Agent as of the date of this

Deed other than (1) in the case of the Services Agreement, only in circumstance which would not detrimentally affect the Receivable Purchaser’s title to the Receivables or its ability to assert its ownership interest in them or any Remittances in respect of them and (2) in any other case (except in relation to the Sales Co-ordination Agreement), in circumstances which could not reasonably be expected to have a material adverse effect and would be in accordance with the Credit and Collection Policy;

(c)	no other agreements or arrangements exist or are contemplated at the date of this Deed which could alter the substance, operation, scope or legal effect of any Material Contract or Sale Contract other than (1) in the case of the Services Agreement, only in circumstance which would not detrimentally affect the Receivable Purchaser’s title to the Receivables or its ability to assert its ownership interest in them or any Remittances in respect of them and (2) in any other case (except in relation to the Sales Co-ordination Agreement), in circumstances which could not reasonably be expected to have a material adverse effect and would be in accordance with the Credit and Collection Policy; and;

(d)	(to the best of its knowledge and belief) having made all reasonable enquiries no breach or default by any party to a Material Contract has occurred and is continuing unremedied at the date of this Deed;

5.1.18	EC Insolvency Regulation: its centre of main interests (within the meaning of the EC Insolvency Regulation) is situated in England and Wales and, save for branches of MIC-UK in France and Belgium, it does not have an “establishment” (as that term is used in Article 2(h) of the EC Insolvency Regulation) in any other jurisdiction.

Receivables

5.2	MIC-UK represents and warrants to and for the benefit of each Finance Party for the purposes of the Finance Documents that:

5.2.1	each Receivable stated in a Company Advice as being, or the Notified Value of which is at the time included in such Company Advice as, an Eligible Receivable is an Eligible Receivable; and

5.2.2	each copy of an invoice delivered to the Agent in relation to an Eligible Receivable is a genuine copy of the original invoice sent to the Account Debtor named in it.

MIC Belgium representations and warranties

5.3	MIC Belgium represents and warrants to and for the benefit of each Finance Party for the purposes of the Finance Documents that:

5.3.1	Status: it is a limited liability company duly incorporated and validly existing under the laws of Belgium having the power and authority to own its assets and to conduct the business and operations which it conducts or proposes to conduct;

5.3.2	Powers and authority: it has full power and authority to enter into and perform this Deed and any other document to be entered into by it pursuant thereto and has taken all necessary corporate or other action to authorise the execution, delivery and performance of this Deed and each such other document;

5.3.3	Authorisations: all actions, conditions and things required to be taken, fulfilled, obtained or done in order:

(a)	to enable it lawfully to enter into, exercise its rights under and perform and comply with its obligations under this Deed and any other document to be entered into pursuant thereto;

(b)	to ensure that those obligations are valid, legally binding and enforceable in accordance with their respective terms; and

(c)	to make this Deed and all such other documents admissible in evidence in England and Wales have been taken, fulfilled, obtained or done;

5.3.4	Non-violation: the execution by it of and the exercise by it of its rights and performance of or compliance with its obligations under this Deed do not and will not violate:

(a)	any law or regulation of any jurisdiction in which it has assets or carries on business to which it or any of its assets is subject; or

(b)	to an extent or in a manner which has or could reasonably be expected to have a material adverse effect on it, any agreement to which it is a party or which is binding on it or its assets or conflict with its constitutional documents;

5.3.5	Obligations binding: subject to the Reservations, its obligations under this Deed are legal, valid and binding and enforceable in accordance with their respective terms.

Repetition

5.4	Each of the representations and warranties in Clauses 5.1 (MIC-UK representations and warranties), 5.2 (Receivables) and 5.3 (MIC Belgium representations and warranties) will be true and correct in all material respects on the date of this Deed, the Closing Date and as of each Utilisation Date, each date on which Initial Consideration is paid to the Company and the first day of each Interest Period and Settlement Period (except for the first day of an Interest Period or Settlement Period, as the case may be, resulting from the conversion of a LIBOR Revolving Loan to a Reference Rate Revolving Loan or, as the case may be, the conversion of the Discount Rate from the rate set out in paragraph (a) of the definition of Discount Rate in Clause 1.1 (Definitions) to that set out in paragraph (b) of such definition) as if repeated then by reference to the then existing circumstances (save for representations expressly stated to be made at a particular date which shall be repeated by reference to the date so stated).

6.	FINANCIAL CONDITION

Books and Records; access

6.1	MIC-UK and, for so long as it is acting as Collection Agent, MIC Belgium shall:

6.1.1	keep all Records concerning the Receivables at the principal office of the Company or of MIC Belgium or at such other location in the United Kingdom or in any participating member state as the Company shall, acting reasonably and in good faith, designate by giving not less than 15 business days’ notice to the Agent;

6.1.2	maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate, in all material respects, records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables including, without limitation, records adequate to permit the daily identification of each Receivable, the Notified Value of each Eligible Receivable and the dates which payments are due thereon and all Remittances of and adjustments to each existing Receivable.

6.1.3	keep, or cause to be kept, proper books of record and account, which shall be maintained or caused to be maintained by the Company and shall be separate and apart from those of any Affiliate of the Company, in which entries that are full and correct in all material respects shall be made of all financial transactions and the assets and business of the Company in accordance with Applicable GAAP;

6.1.4	to the extent Records are in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Receivables have been sold to the Receivables Purchaser; and

6.1.5	to the extent such Records constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Receivables have been sold to the Receivables Purchaser.

Provision of Financial Information

6.2	MIC-UK shall deliver to the Agent in sufficient copies for each of the Finance Parties:

6.2.1	Financial Statements: promptly upon being available but in any event within 270 days after the end of each Financial Year, the annual report of MIC-UK comprising the profit and loss account, balance sheet, statement of accounting policies, related notes and other matters required by law to be included in the statutory accounts including without limitation the auditors report thereon together with a reconciliation of such Financial Statements to the Management Accounts delivered for the management Accounting periods in the relevant Financial Year pursuant to Clause 6.2.2 (Management Accounts) excluding foreign exchange adjustments;

6.2.2	Management Accounts: in the case of the Management Accounts for the Management Accounting Period ended 31 December 2005, on or before 6 February 2006, and for each Management Accounting Period thereafter, within 30 days of the end of each such Management Accounting Period, Management Accounts as at the end of and for that Management Accounting Period ending on each such date and for the Financial Year to date;

6.2.3	Latest Projections: no sooner than 90 days and no later than 15 days prior to the beginning of each Financial Year, the financial projections for each Management Accounting Period of such Financial Year in the form or substantially in the form of Schedule 9 (Form of Latest Projections);

6.2.4	Taxes and Claims: together with the Management Accounts delivered under Clause 6.2.1 (Management Accounts) or, within five business days after the end of any calendar month, where the sums referred to in Clause 7.2.6 (b) (Payment of Taxes, rents and amounts to employees) which remain unpaid in respect of the period covered by such Management Accounts or, as the case may be, the relevant calendar month exceed £1,000,000, (or equivalent in any other currency) a certificate signed by the finance director of MIC-UK setting forth the sums unpaid;

6.2.5	Other information: from time to time on the request of the Agent, such information about the business, operations and financial condition of each MIC Company as the Agent may reasonably require (acting in good faith), other than any information disclosure of which would cause such MIC Company to breach any confidentiality undertaking to which it is a party, in which case it shall and shall procure that any relevant MIC Company shall, use all reasonable efforts to procure the consent of the counterparty (other than, unless an Event of Default has occurred, an Account Debtor) to such undertaking to make disclosure;

Information required to be delivered pursuant to Clauses 6.2.1 (Financial Statements), 6.2.2 (Management Accounts) and 6.2.3 (Latest Projections) shall be deemed to have been delivered on the date on which MIC-UK sends such information to the Agent by email or such other electronic means details of which have been notified and agreed in accordance with Clause 22.3.3 (Mode of Service) or on the date on which MIC-UK provides notice to the Agent that such information has been posted on a website identified in such notice and accessible by the Finance Parties without charge; provided that MIC-UK shall deliver paper copies of such information to the Agent for distribution to (x) any Finance Party to which the above referenced websites are for any reason not available if such Finance Party has so notified MIC-UK and (y) any Finance Party that has notified MIC-UK that it desires paper copies of all such information.

Compliance certificate

6.3	MIC-UK shall ensure that each set of Management Accounts delivered by it pursuant to Clause 6.2.2 (Management Accounts) is accompanied by a certificate of MIC-UK (acting through its finance director) setting forth in reasonable detail the calculations required to establish that MIC-UK was in compliance with its covenant set forth in Clause 6.4 (Financial Ratio) during the period covered in such Management Accounts and stating that, except as explained in reasonable detail in such certificate to the best knowledge of such finance director no Default has occurred and is continuing or, if a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.

Financial Ratio

6.4	MIC-UK shall ensure that, if at any time after 30 June 2006 a Trigger Event occurs and until Excess Availability has subsequently exceeded €15,000,000 for 30 consecutive days or €6,000,000 for 120 consecutive days, the ratio of Earnings before Interest and Tax to Borrowing Costs in respect of the then applicable test period specified in column 1 below is not less than the ratio specified in column 2 below as determined in respect of each such test period by reference to the relevant Management Accounts:

(1) Test Period	(2) Ratio
The two consecutive Management Accounting Periods ending 30 June 2006	2.0:1

The three consecutive Management Accounting Periods ending 30 September 2006	2.0:1

The four consecutive Management Accounting Periods ending 31 December 2006	2.0:1

The four consecutive Management Accounting Periods ending 31 March 2007	3.0:1

The four consecutive Management Accounting Periods ending 30 June 2007	3.0:1

The four consecutive Management Accounting Periods ending 30 September 2007	3.0:1

The four consecutive Management Accounting Periods ending 31 December 2007	3.0:1

The four consecutive Management Accounting Periods ending 31 March 2008	3.5:1

The four consecutive Management Accounting Periods ending 30 June 2008	3.5:1

The four consecutive Management Accounting Periods ending 30 September 2008	3.5:1

The four consecutive Management Accounting Periods ending 31 December 2008	3.5:1

The four consecutive Management Accounting Periods ending on and after the last day of each subsequent Management Accounting Period	4.0:1

7.	COVENANTS

Duration

7.1	The undertakings in this Clause 7 (Covenants) are given in favour of the Beneficiaries and shall remain in force from the date of this Deed and so long as there are any Outstandings under any Finance Document or there is any Commitment under any Finance Document.

Positive covenants

7.2	MIC-UK undertakes that:

7.2.1	Consents: except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect, at all times (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and the performance of its obligations under the Relevant Agreements; and (b) maintain, preserve and protect all property material to the conduct of such business;

7.2.2	Insurance: it will maintain insurance consistent with the insurance maintained on the date of this Deed or otherwise consistent with general practices in effect from time to time in MIC-UK’s industry, in either case to the extent available to MIC-UK and its Consolidated Subsidiaries on commercially reasonable terms, and furnish to the Agent upon request information in reasonable detail as to the insurance so carried; provided that in any event MIC-UK shall maintain, and shall cause the Agent to be named loss payee on, property and casualty insurance with respect to Inventory of MIC-UK. The Agent and the Finance Parties agree that any insurance proceeds received by the Agent, as loss payee on such insurance, shall be promptly paid over by the Agent to MIC-UK unless an Event of Default has occurred at such time in which event they will be applied to reduce the Outstandings of the Lenders;

7.2.3	Compliance with law: it will comply with all applicable laws and regulations including, without limitation, any applicable Environmental Law except, in each case, where failure to do so could not reasonably be expected to have a material adverse effect;

7.2.4	Environmental Laws: it will comply with all Environmental Laws except, in each case, where failure to do so could not reasonably be expected to have a material adverse effect and provide prompt written notice to the Agent following receipt of any notice of any violation of any Environmental Law or any other complaint or other written claim from any person with respect to any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of it directly or indirectly which arise under or relate to matters covered by Environmental Law, in each case, which could reasonably be expected to result in liability or expenses in excess of £1,000,000 or equivalent in any other currency;

7.2.5	Conduct of business: except as otherwise permitted by this Deed or to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect, it will do all things reasonably necessary (including compliance with all terms and conditions of any licences and consents) to obtain, preserve and keep in full force and effect all rights, licences and authorisations (including, without limitation, all Environmental Authorisations) and consents as are necessary for the conduct of such business and operations;

7.2.6	Payment of taxes, rents and amounts to employees:

(a)	it will pay and discharge:

(i)	all material taxes imposed upon it (save where the same are being contested in good faith and by appropriate proceedings and where adequate reserves are being maintained with respect thereto); and

(ii)	all payments of rent, licence fee, service charge or otherwise under the Warehousing Agreement and the Warehousing Services Agreement (save where the same are being contested in good faith and by appropriate proceedings and where adequate reserves are being maintained with respect thereto); and

(b)	it will pay and discharge all emoluments and benefits to which its employees are entitled (including, without limitation, all wages and salaries, sick pay, maternity pay, pension contributions, bonuses, commission, any liability to taxation (including income tax and national insurance contributions deducted or deductible from such amounts under the PAYE system in the United Kingdom or such equivalent taxation and social security payments)) in the relevant jurisdiction which, if unpaid, would by law rank in priority to the claims of the Finance Parties; and

(c)	it will comply with all material provisions of statutes, regulations and agreements relevant to the conditions of service of its employees or to the relations between it and its employees (or former employees, as the case may be) in each relevant jurisdiction, except to the extent that failure to do so could not reasonably be expected to result in a material adverse effect;

7.2.7	Notices to the Agent: it will, promptly after a Responsible Officer has become aware of the same, notify the Agent in writing of the following matters (each such notice to describe the subject matter thereof in reasonable detail and to set out the action that MIC-UK has taken or proposes to take with respect thereto):

(a)	the existence of any Default;

(b)	any event or circumstance which could reasonably be expected to result in a material adverse effect;

(c)	any action, suit, proceeding or counterclaim by any person which could reasonably be expected to result in a material adverse effect;

(d)	ten (10) days prior to any MIC Company changing its name or the address of its registered office;

(e)	any written refusal of the Account Bank to make any, or any future, daily transfer of funds to the Master Collection Account; and

(f)	the receipt of a notice or other document from a party to a Material Contract or a supply contract with any of its raw materials suppliers notifying a MIC Company of a breach thereof by a MIC Company which could be expected to have a material adverse effect;

7.2.8	Obligations to Account Debtors: it will promptly perform or cause to be performed, and comply in all material respects, in a timely manner with all of its further and continuing obligations to each of its Account Debtors, and comply in all material respects and in a timely manner with the Credit and Collection Policy in regard to Account Debtors;

7.2.9	Documents held to the Agent’s order: it will hold all Records relating to the Receivables to the order of the Agent (on behalf of the Receivables Purchaser);

7.2.10	Insurance proceeds: where it maintains with insurers policies of credit insurance on and in relation to its Receivables it will notify such insurers of the assignment to the Security Trustee of all its right, title and interest to any insurance proceeds received by it under or pursuant to such insurances insofar as the same relate to amounts due or to become due under any Sale Contract;

7.2.11	Third party waivers: before creating any Encumbrance on or with respect to any of its property in which for the time being any Inventory is held or any Records relating to Inventory or Receivables are located being an Encumbrance which is created in connection with a transaction or arrangement which is entered into primarily as a method of raising Financial Indebtedness, it will obtain an acknowledgement, in form and substance satisfactory to the Agent, addressed to the Security Trustee and signed by the person entitled to the benefit of such Encumbrance, confirming the right of the Security Trustee and the Finance Parties to have unfettered access to such Inventory and Records and an unfettered right to remove the same without discharging, or becoming liable to discharge, any liability to such person of any MIC Company; provided that failure to procure such acknowledgement will not constitute a breach of this Clause 7.2.11 if, within two business days of such Encumbrance coming into existence (a) the Company delivers to the Agent a notice in writing acknowledging that all Inventory held in such property shall henceforth be treated as Ineligible Inventory and (b) any resultant Asset Shortfall is reduced to zero within two business days of the date of such notice to the Agent;

7.2.12	EC Insolvency Regulation: it will maintain its centre of main interests (within the meaning of the EC Insolvency Regulation) in England and Wales and will not have an “establishment” (as that term is used in Article 2(h) of the EC Insolvency Regulation) in any other jurisdiction, save for branches of MIC-UK in France, Belgium and, with the prior agreement of the Agent, the Netherlands.

Negative Covenants

7.3	MIC- UK undertakes that:

7.3.1	Encumbrances: it will not create or permit to arise or subsist any Encumbrance on or with respect to any Inventory or Receivables other than Permitted Encumbrances;

7.3.2	Relevant Transactions: it will not carry out a Relevant Transaction unless the Relevant Transaction Conditions are satisfied with respect to it;

7.3.3	Amendment of Material Contracts etc.: it will:

(a)	not amend, vary or terminate any of the Material Contracts, the Sale Contracts with Key Customers or the Standard Terms;

(b)	not acquiesce in any amendment, variation or termination of any of the Material Contracts, the Sale Contracts with Key Customers or the Standard Terms;

(c)	not waive or agree to waive any material or persistent breach of any of the Material Contracts, the Sale Contracts with Key Customers or the Standard Terms;

(d)	not agree to or make any material change or amendment to the standard terms and conditions of business that it has entered into with its suppliers (including, without limitation, any change to any retention of title or similar provisions); or

(e)	not permit a MIC Company (other than MIC-UK itself) to enter into any agreement with a third party which restricts its ability to make payments to MIC-UK, whether by way of a Relevant Transaction or otherwise;

other than:

(i)	in the case of the Services Agreement, only in circumstance which would not detrimentally affect the Receivable Purchaser’s title to the Receivables or its ability to assert its ownership interest in them or any Remittances in respect of them;

(ii)	in the case of the Sales Co-ordination Agreement, an amendment which, in the opinion of the Agent acting in good faith, is of a formal, minor or technical nature or to correct a manifest error or is otherwise immaterial; and

(iii)	in any other case, in circumstances which could not reasonably be expected to have a material adverse effect and would be in accordance with the Credit and Collection Policy;

7.3.4	No factoring or other dealing with Receivables: it will not enter into any agreement or arrangement for the factoring, sale or discounting of its Receivables with any other party or any other arrangement which may be prejudicial to or jeopardise the Receivables Purchaser’s outright ownership of the Receivables;

7.3.5	Change of business or operations: it will not cease or make any change in the nature of its business or operations or the business or operations of the Group taken as a whole, whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by disposal, acquisition or otherwise other than a change which could not reasonably be expected to have a material adverse effect;

7.3.6	Accounting reference date: it will not change its accounting reference date from 31 December;

7.3.7	Collection Accounts’ sweep arrangements: it will not give any instruction to the Account Bank which would have the effect of terminating the arrangements whereby all amounts (other than a balance in each Collection Account of €50,000 (or its equivalent in any other currency)) standing to the credit of each Collections Account is swept to the Master Collection Account at the close of business on each business day in the relevant jurisdiction.

Covenants relating to the Receivables and the Inventory

7.4	MIC-UK undertakes that it will comply with the undertakings set out in this Clause 7.4 (Covenants relating to the Receivables and the Inventory):

7.4.1	Reporting: it will provide or procure that MIC Belgium provides the Agent with the following in written form at the time stipulated and, if MIC-UK and the Agent so agree, in an electronic format (“automated reporting”) compatible with the systems operated from time to time by the Agent (“Electronic Reporting Systems”):

(a)	in the case of the calendar month ended 31 December 2005, on or before 31 January 2006, and for each calendar month thereafter, on a calendar monthly basis within 20 days of the end of each calendar month, a duly completed Borrowing Base Certificate as at the last day of such calendar month;

(b)	in the case of the calendar month ended 31 December 2005, on or before 31 January 2006, and for each calendar month thereafter, on a calendar monthly basis within 20 days of the end of each calendar month, a duly completed Company Advice as at the last day of such calendar month;

(c)	if and for so long as the Excess Availability for a period of 20 consecutive days is less than €12,000,000, and until Excess Availability has subsequently exceeded €12,000,000 for 20 consecutive days, a Bi-Monthly Report during each calendar month on the third Wednesday in such month, based on the figures as of the previous Friday;

(d)	in the case of the calendar month ended 31 December 2005, on or before 31 January 2006 and for each calendar month thereafter, on a calendar monthly basis within 20 days of the end of each calendar month, a duly completed Monthly Report as at the last day of such calendar month;

(e)	in a form satisfactory to the Agent (acting reasonably), such other reports as to the Inventory and the Receivables as the Agent shall in good faith request from time to time; and

(f)	certificates of an officer of MIC-UK certifying the foregoing;

7.4.2	Compliance with Sale Contracts and Credit and Collection Policy: it will, at its expense, (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, in a timely manner all provisions, covenants and other promises (if any) required to be observed by it under the Sale Contracts related to the Receivables, and comply in all material respects and in a timely manner with the Credit and Collection Policy in regard to the Receivables and the related Sale Contracts and (ii) as beneficiary of any Ancillary Rights, enforce such Ancillary Rights as reasonably requested by the Agent;

7.4.3	Cancellations and Variations: without limiting the generality of Clause 7.4.2 (Compliance with Sale Contracts and Credit and Collection Policy) it will not, and will procure that MIC Belgium will not, cancel, amend or vary any Sale Contract or re-date any invoice without the Agent’s prior written consent save that it may amend or vary:

(a)	any term of a Sale Contract which is not material to the Receivables Purchaser’s interests and which is an amendment or variation consistent with the Credit and Collection Policy so long as the ability of the Receivables Purchaser to assert its ownership interest in them or any Remittances in respect of them is not adversely affected to a material extent; or

(b)	the payment terms of any Sale Contract by extending the due date for terms to up to no more than ninety (90) days from the date of the original invoice;

7.4.4	Credit and Collection Policy: it will not amend or vary the Credit and Collection Policy in any manner or to any extent that would be reasonably likely to impair the collectibility of any material part of Eligible Receivables or the ability of the Receivables Purchaser to assert its ownership interest in them or any Remittances in respect of them;

7.4.5	Inspection:

(a)	from time to time upon ten (10) business days’ (or, during the continuance of a Trigger Event , five (5) business days’) prior notice (except that during the continuance of a Default, no such notice shall be required) and during regular business hours as requested by the Agent and at the expense of the Agent, if a Default does not exist, and otherwise at the expense of MIC-UK, it will permit the Agent, or its agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of MIC-UK, or its Affiliates or the agents of MIC-UK or its Affiliates, relating to Receivables and the Collateral, including, without limitation, the related Sale Contracts, and (B) to visit the offices and properties of MIC-UK, MIC Belgium and their respective Affiliates or agents, for the purpose of examining such materials described above, and to discuss matters relating to Receivables and the Collateral or MIC-UK’s or MIC Belgium’s performance under this Deed or under the Sale Contracts with any of the officers or employees of MIC-UK or MIC Belgium having knowledge of such matters and designated by MIC-UK to discuss such matters with the Agent or its agents or representatives;

(b)	the Agent may (at its own election or at the request of an Instructing Group), at MIC-UK’s sole cost and expense, make test verifications and other evaluations of the Receivables in any manner and through any medium that the Agent considers advisable, and MIC-UK shall furnish all such assistance and information as the Agent may require in connection therewith; provided that, unless a Default has occurred and is continuing, the Agent shall conduct no more than four such evaluations pursuant to this Clause 7.4.5 in any one 12 month period or, while a Trigger Event is continuing, at such times as the Agent requires. The Agent shall furnish to each RP Funder a copy of the final written report prepared in connection with any such evaluation and shall provide MIC-UK with a summary of the analysis of the Receivables contained in any such final written report prior to delivery thereof to the RP Funders.

(c)	MIC-UK shall furnish to the Agent any information that the Agent may reasonably request regarding the determination and calculation of the Eligible Pool Balance including copies of any invoices, underlying agreements, instruments or other documents and the identity of the Account Debtors in respect of Receivables referred to therein.

7.4.6	Inventory - Reporting System: it will keep and maintain proper books of record and account and a system of accounting established and administered in accordance with sound business practice and adequate to permit the preparation of the financial information required to be delivered under Clause 6 (Financial Condition), and upon reasonable notice permit representatives of the Agent to have access to such books of record and account and the premises of MIC-UK or any Subsidiary at reasonable times and to make such excerpts from such books of record and account as such representatives reasonably deem necessary in connection with their evaluation of the ability of MIC-UK to perform its payment obligations under the Revolving Facility Agreement.

8.	COLLECTION AGENCY

Appointment of MIC Belgium as Collection Agent

8.1	The Finance Parties acknowledge that MIC-UK has appointed MIC Belgium pursuant to the Services Agreement to provide debt management services in respect of the Receivables on behalf of MIC-UK. By way of supplement to that appointment the Receivables Purchaser hereby appoints MIC Belgium as its agent, and MIC Belgium hereby accepts such appointment, on behalf of the Receivables Purchaser to collect the Receivables, to administer the Remittances and generally to manage the relationship with the relevant Account Debtors in accordance with this Clause 8 (Collection Agency). To the extent that the appointment of MIC Belgium under the Services Agreement conflicts with its appointment as Collection Agent, its duties as Collection Agent shall prevail.

Scope and Duration of Appointment

8.2	The appointment of MIC Belgium as Collection Agent shall be exclusive and shall continue unless and until the Receivables Purchaser exercises its rights under Clause 8.9 (Variation and termination of appointment of Collection Agents). The Collection Agent shall not be, or hold itself out to be, the Receivables Purchaser’s agent for any other purpose. The Collection Agent (so long as it is MIC Belgium) shall not receive any fee, compensation or any other form of payment whatsoever in connection with its activities as Collection Agent or the termination thereof over and above what would be payable to it on arm’s length terms.

Account Debtor Notices

8.3	Upon the occurrence of an Event of Default which is continuing the Collection Agent shall, if so required by the Receivables Purchaser, send a notice (an “Account Debtor Notice”) to each Account Debtor, informing such Account Debtor of the purchase by the Receivables Purchaser of the Receivables owing by such Account Debtor and instructing such Account Debtor to make all payments in respect of such Receivables direct to the Receivables Purchaser. The form and content of the Account Debtor Notice shall be as set out in Schedule 5 (Form of Account Debtor Notice).

Dealing with disputes

8.4	If any Account Debtor disputes a Receivable or its liability to pay by its due date or asserts any counterclaim or claim for reduction of, or retention or set-off against, a Receivable the Collection Agent shall as agent of the Receivables Purchaser, use its best endeavours to settle such dispute, assertion, counterclaim or claim promptly and directly with such Account Debtor at no expense to the Receivables Purchaser in a manner consistent with the Credit and Collection Policy.

Credit notes, invoices and statements

8.5	The Agent may at any time after the occurrence of an Event of Default:

8.5.1	inform MIC-UK and the Collection Agent either that any credit note can only be despatched to an Account Debtor with the Agent’s prior written consent or that any credit note must be sent to the Agent for the Agent’s prior approval before the Agent itself then despatches it at the expense of MIC-UK to an Account Debtor;

8.5.2	require that the Collection Agent deliver original invoices, credit notes and/or statements to the Receivables Purchaser for onward despatch to its Account Debtors, such despatch to be by first class post (or the equivalent) save where otherwise directed by the Receivables Purchaser and any such despatch (by whatever mode of despatch) to be at the expense of MIC-UK.

Acceptance of notes or other instruments

8.6	If the Agent consents to the acceptance of any note or other instrument in respect of a Receivable, it shall, if it is an Eligible Receivable, automatically become an Ineligible Receivable.

Performance of duties as Collection Agent

8.7	The Collection Agent shall act promptly and efficiently when carrying out its duties as Collection Agent in relation to the Receivables in all respects with the same level of diligence which it would have applied had it been the owner of the Receivables and in accordance with all applicable laws and regulations. In the event of any conflict arising between the interests of the Collection Agent and those of the Receivables Purchaser the Collection Agent shall give preference to the interests of the Receivables Purchaser, except to the extent that to do so would be unlawful.

Reservation of title

8.8	The Collection Agent shall, as the Receivables Purchaser’s agent, exercise any rights of reservation of title to Goods which arise under any Sale Contract.

Variation and termination of appointment of Collection Agent

8.9	At any time after the occurrence of an Event of Default the Agent may terminate MIC Belgium’s appointment as Collection Agent immediately by giving notice to MIC Belgium to that effect whereupon the Receivables Purchaser alone shall be entitled, either itself or through a collection agent appointed by it for this purpose to collect and enforce payment of all Receivables in whatever way the Receivables Purchaser sees fit.

8.10	Upon such termination, the Company and MIC Belgium will provide information to and make staff available for interview by the Receivables Purchaser and its Collection Agent, as the Receivables Purchaser may reasonably request, and will give all such assistance to any Collection Agent appointed by the Receivables Purchaser as may be reasonably requested in connection with the transfer of the duties to such Collection Agent.

Consequences of termination of agency

8.11	Upon and after the termination of MIC Belgium’s appointment as Collection Agent pursuant to Clause 8.9 (Variation and termination of appointment of Collection Agent):

8.11.1	the powers and authorities given to MIC Belgium under this Clause 8 (Collection Agency) shall cease and MIC Belgium shall not be, and shall not hold itself out as being, the Collection Agent or the Receivables Purchaser’s agent for any other purpose;

8.11.2	MIC Belgium will promptly deliver to the Agent its Records relating to the Receivables; if and to the extent that the Sale Contracts or such Records are held in computerised form MIC Belgium shall supply the Agent with a disk containing those Sale Contracts and/or Records including (if so requested) hard copies of them in a form which is satisfactory to the Agent (acting reasonably);

8.11.3	the Receivables Purchaser will maintain the Account Debtors’ accounts in the form of a sales ledger;

8.11.4	the Company shall, if and to the extent that the Account Debtors shall not previously have been so instructed, instruct the Account Debtors to pay all their Receivables to the Agent or to its Collection Agent;

8.11.5	the Agent may take any and all commercially reasonable steps in MIC-UK’s or MIC Belgium’s name and on behalf of MIC-UK and the Receivables Purchaser necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Receivables, including, without limitation, endorsing MIC-UK’s or MIC Belgium’s name on cheques and other instruments representing Remittances or other proceeds of Receivables, enforcing such Receivables and the related Sale Contracts, and adjusting, settling or compromising the amount or payment thereof, in the same manner and to the same extent as MIC-UK or MIC Belgium might have done;

8.11.6	the Agent may repay to any Account Debtor any credit balance shown on that Account Debtor’s account;

8.11.7	MIC-UK will be responsible for paying all the Receivables Purchaser’s and the Agent’s reasonable out-of-pocket charges, costs, expenses and fees incurred for collecting or attempting to collect any of the Receivables, court fees, the costs, fees and expenses of any solicitor or collection agent engaged by the Receivables Purchaser.

9.	APPLICATION OF FUNDS

Application when no Trigger Event exists

9.1	On each business day at a time when no Trigger Event has occurred and is continuing Available Funds shall be applied or reserved for in the following order of priority on the basis that no sum shall be applied for any purpose unless and until all sums due in respect of a purpose with a higher priority have either been paid in full (to the extent then due and payable) or reserved for in full (to the extent accrued but not yet due and payable):

9.1.1	First, to the Collection Agent (so long as the Collection Agent is not MIC Belgium) the due but unpaid amount of the Collection Agent’s fees and reasonably incurred out-of-pocket expenses;

9.1.2	Second, to the Agent for the account of the Finance Parties the amount of any due but unpaid fees and reasonably incurred out-of-pocket expenses of the

Finance Parties and any other amounts (not being Discount Charge, interest or principal) then due and owing to the Finance Parties under the Finance Documents but which remain unpaid;

9.1.3	Third, if on such business day there is an Asset Shortfall, to the Agent for the account of the Finance Parties pro rata such amount as is required to reduce the Total Outstandings in order to eliminate such Asset Shortfall;

9.1.4	Fourth, to the Agent for the account of the Finance Parties pro rata an amount equal to the amount, if any,

(a)	to be refunded by the Company (thereby reducing Capital) pursuant to a request to that effect by the Company contained in a Facility Adjustment Notice in accordance with clause 5.8 (Facility Adjustment Notices) of the Receivables Purchase Agreement,

(b)	of Loans to be repaid or prepaid by the Borrower (thereby reducing the Outstandings of the Lenders) pursuant to the terms of the Revolving Credit Agreement to the extent that such Loans are not to be continued or renewed by way of a further Utilisation;

9.1.5	Fifth, if on such business day there is an Asset Surplus, to MIC-UK an amount not exceeding such Asset Surplus by way of payment of the Initial Consideration and/or Deferred Consideration in respect of Receivables as specified by the Company in the relevant Company Advice or, as the case may be, in a Facility Adjustment Notice in accordance with clause 5.8 (Facility Adjustment Notices) of the Receivables Purchase Agreement;

9.1.6	Sixth, provided that the Total Outstandings have been reduced to zero and no further amount may be borrowed under the Revolving Credit Agreement and no further Initial Consideration is payable, to MIC-UK in or towards payment of Deferred Consideration.

Application when a Trigger Event exists

9.2	On each business day at a time when a Trigger Event under paragraph (i) of the definition of Trigger Event in Clause 1.1 (Definitions) has occurred and until Excess Availability has been restored to €6,000,000 for a period of 120 consecutive days or €15,000,000 for more than 30 consecutive days ending on such business day (the “Cure Condition”) Available Funds shall be applied or reserved for in the following order of priority on the basis that no sum shall be applied for any purpose unless and until all sums due in respect of a purpose with a higher priority have either been paid in full (to the extent then due and payable) or reserved for in full (to the extent accrued but not yet due and payable):

9.2.1	First, to the Collection Agent (so long as the Collection Agent is not MIC Belgium) the due but unpaid amount of the Collection Agent’s fees and reasonably incurred out-of-pocket expenses;

9.2.2	Second, to the Agent for the account of the Finance Parties the amount of any due but unpaid fees and reasonably incurred out-of-pocket expenses of the Finance Parties and any other amounts (not being Discount Charge, interest or principal) then due and owing to the Finance Parties under the Finance Documents but which remain unpaid;

9.2.3	Third, to the Agent for the account of the Finance Parties pro rata an amount equal to the amount, if any,

(a)	to be refunded by the Company (thereby reducing Capital) pursuant to a request to that effect by the Company contained in a Facility Adjustment Notice in accordance with clause 5.8 (Facility Adjustment Notices) of the Receivables Purchase Agreement,

(b)	of Loans to be repaid or prepaid by the Borrower (thereby reducing the Outstandings of the Lenders) pursuant to the terms of the Revolving Credit Agreement to the extent that such Loans are not to be continued or renewed by way of a further Utilisation;

9.2.4	Fourth, to the Agent for the account of the Finance Parties pro rata such amount as is required to reduce the Total Outstandings in order to restore and maintain Excess Availability on terms which satisfy the Cure Condition;

9.2.5	Fifth, if on such business day there is an Asset Surplus, to MIC-UK an amount not exceeding such Asset Surplus by way of payment of the Initial Consideration and/or Deferred Consideration in respect of Receivables as specified by the Company in the relevant Company Advice or, as the case may be, in a Facility Adjustment Notice in accordance with clause 5.8 (Facility Adjustment Notices) of the Receivables Purchase Agreement;

9.2.6	Sixth, provided that the Total Outstandings have been reduced to zero and no further amount may be borrowed under the Revolving Credit Agreement and no further Initial Consideration is payable, to MIC-UK in or towards payment of Deferred Consideration.

Application following an Event of Default or other termination

9.3	Following the occurrence of an Event of Default or the termination of the Receivables Purchase Agreement in accordance with clause 22 (Term and Termination) of the Receivables Purchase Agreement and the Revolving Credit Agreement in accordance with clause 15 (Term and Termination) of the Revolving Credit Agreement all proceeds of enforcement of the Security Documents and all Available Funds shall be applied in the following order of priority on the basis that no sum shall be applied for any purpose unless and until all sums due in respect of a purpose with a higher priority have either been paid in full (to the extent then due and payable) or reserved for in full (to the extent accrued but not yet due and payable):

9.3.1	First, to the Collection Agent (so long as the Collection Agent is not MIC Belgium) the due but unpaid amount of the Collection Agent’s fees and reasonably incurred out-of-pocket expenses;

9.3.2	Second, in the payment of any out-of-pocket costs, charges and expenses of or incidental to the appointment of any Receiver pursuant to the Security Documents, the payment of his remuneration and the payment and discharge of any other out-of-pocket expenses incurred by or on behalf of the Receiver;

9.3.3	Third, in or towards payment of any debts or claims which are by statute payable in preference to the Secured Obligations but only to the extent to which such debts or claims have such preference;

9.3.4	Fourth, in or towards payment and discharge pro rata of any Secured Obligations then due, owing or incurred to the Security Trustee, in its capacity as Security Trustee (and not in any other capacity) for its own account;

9.3.5	Fifth, to the Agent for the account of the Finance Parties the amount of any due but unpaid fees and reasonably incurred out-of-pocket expenses of the Finance Parties and any other amounts (not being Discount Charge, interest or principal) then due and owing to the Finance Parties under the Finance Documents but which remain unpaid, including without limitation any costs and expenses incurred in connection with the enforcement of the Finance Documents;

9.3.6	Sixth, to the Agent for the account of the Finance Parties pro rata the amount of Discount Charge accrued in respect of Initial Consideration under the Receivables Purchase Agreement and interest and guarantee fees accrued on Loans and Guarantees;

9.3.7	Seventh, to the Agent for the account of the Finance Parties pro rata such amount as is required to reduce the Total Outstandings to zero;

9.3.8	Eighth, any surplus to MIC-UK by way of payment of Deferred Consideration.

9.4	For the avoidance of doubt it is acknowledged by MIC-UK that the appropriation and application of funds received, recovered or held by, the Agent or the Security Trustee in or towards payment of any particular part of the Secured Obligations shall be effected as provided in Clause 9.3 (Application following an Event of Default or other termination) and MIC-UK shall have no right to appropriate the same in any other manner.

9.5	Distributions by the Agent pursuant to Clause 9.3 (Application following an Event of Default or other termination) shall be made at such times as the Agent in its absolute discretion in good faith determines to be as soon as is reasonably practicable, having regard to all relevant circumstances, and neither the Security Trustee nor the Agent shall have any liability whatsoever for any loss or damage which any Beneficiary might sustain as a consequence of the timing of any such distribution.

9.6	For the purpose of any distribution by the Agent made pursuant to Clause 9.3 (Application following an Event of Default or other termination), the Agent may, acting in good faith, by notice to the Beneficiaries, fix a date (being not earlier than the date of such notice) as at which the amount of the Secured Obligations are to be calculated.

9.7	For the purposes of determining the amount of any payment to be made to any Beneficiary pursuant to Clause 9.3 (Application following an Event of Default or other termination) the Agent shall be entitled to call for and rely upon (and it is the intention of the parties that the Agent and the Security Trustee shall rely upon) a certificate from the relevant Beneficiary of the amount and nature of any amount due, owing or incurred to the relevant Beneficiary at the date fixed by the Agent for such purpose and as to such other matters as the Agent, acting in good faith, may deem necessary or desirable to enable it to make a distribution.

9.8	If the Agent makes any distribution contrary to any of the provisions of Clause 9.3 (Application following an Event of Default or other termination) or any distribution made by it otherwise transpires to have been invalid or the Agent and the person receiving such distribution agree that it should be refunded, the recipient shall, to the extent that no charge is thereby created, hold the proceeds of that distribution on trust to repay to the Agent forthwith on demand. If the trust imposed by this Clause 9.8 cannot be given effect to for whatever reason, including the possible creation thereby of a charge, the relevant recipient shall, if and when so requested by the Agent, pay an amount equal to the proceeds of that distribution required to be held on trust to the Agent.

9.9	For the avoidance of doubt, any moneys other than Collections, cash proceeds of disposals of Receivables and any interest or other income in respect of the foregoing which may from time to time be credited to the Master Collection Account and which shall have been identified by MIC-UK by a notification in writing to the Agent to that effect shall be promptly released to MIC-UK upon its request.

10.	THE BANK WEBPAGE

Authority to Company

10.1	To the extent that the Agent maintains a Bank Webpage, the Agent shall, at its sole discretion acting in good faith, authorise the Company to access the Bank Webpage. The Company agrees and acknowledges that the Bank Webpage and the Website are hosted, serviced and maintained by the Website Host and that it shall not be entitled to access the Bank Webpage for any purpose other than as set out in this Clause 10 (The Bank Webpage). For the avoidance of doubt, the provisions of this Clause 10 (The Bank Webpage) shall apply only once the Company and the Agent have agreed that automated reporting shall apply pursuant to Clause 7.4.1 (Reporting).

Electronic Reporting Systems

10.2	The Company acknowledges and agrees that all intellectual property rights, goodwill and proprietary rights in any Electronic Reporting System operated, from time to time, by the Agent (including, without limitation, any domain names used within it) and any materials provided to the Company by the Agent in relation to any Electronic Reporting System shall, where the Agent is using any third party (“third party software provider”) intellectual property rights under licence, contract or otherwise remain the property of that third party software provider. The parties to this document further acknowledge and agree that nothing in any Finance Document shall constitute, or be interpreted as constituting, the grant of a licence to the Company in respect of intellectual property rights or proprietary rights of the third party provider.

Website Host ownership of intellectual property rights

10.3	Each of the parties to this Deed acknowledges and agrees that all intellectual property rights, goodwill and proprietary rights in the Bank Webpage and the Website (including, without limitation, any domain names used within it) shall remain the property of the Website Host. The parties to this Deed further acknowledge and agree that nothing in any

Finance Document shall constitute, or be interpreted as constituting, the grant of a licence to the Company in respect of Intellectual Property Rights or proprietary rights of the Website Host.

Confidentiality

10.4	The Company undertakes that it will, at all times, keep confidential and will not copy, reproduce, publish, disseminate or otherwise disclose any authorisation codes, passwords or any other information whatsoever relating to the Website Page given to the Company by the Agent and/or any Website Host or use any such information other than for the purposes set out in Clause 10.1 (Authority to Company).

Company’s responsibility

10.5	The Company acknowledges that it shall be solely responsible for ensuring that authorisation codes and passwords and any other information relating to the Website Page disclosed to it by the Agent are kept secure and free from unauthorised access and shall forthwith notify the Agent promptly upon becoming aware of any unauthorised access to the Bank Webpage.

Agent not liable

10.6	The Company agrees and acknowledges that the Agent shall not be liable for any damages suffered or delays incurred arising out of any faults, interruptions or delays whatsoever in respect of any Electronic Reporting System, the Website and/or the Bank Webpage (save for any damages caused by the Agent’s gross negligence or wilful misconduct).

11.	DEFAULT

Events of Default

11.1	Each of the events set out below is an Event of Default (whether or not caused by any reason outside the control of MIC-UK):

11.1.1	Non-payment: MIC-UK does not pay any amount of principal due from it under any Finance Document at the time and in the manner specified in the relevant Finance Document or, in the case of sums other than principal amounts or where the non-payment results solely from technical difficulties relating to the transfer of that amount from MIC-UK to the Agent, within five (5) business days of the due date;

11.1.2	Breach of representation or warranty: any representation or warranty made or deemed to be repeated by any MIC Company in any Finance Document, Borrowing Base Certificate, Monthly Report or Company Advice is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated and such failure or misrepresentation (if capable of remedy) is not remedied within 30 days after the earlier of:

(a)	the date upon which a Responsible Officer of MIC-UK becomes aware of such incorrectness; or

(b)	the date upon which the Agent has notified such MIC Company of such incorrectness;

provided, however, that any such breach of a representation or warranty or any such inaccuracy that relates to the eligibility, or the compliance with the requirements of the Finance Documents, of specific Receivables or Inventory and which representation or warranty was made in good faith and with due care shall not of itself constitute an Event of Default under this Clause 11.1.2 (Breach of representation or warranty) if (i) such breach or inaccuracy is effectively cured by the Company making a payment to the Agent (or being treated as having made such a payment by an application of Available Funds in accordance with Clause 9 (Application of Funds)) for the account of the Receivables Purchaser in respect of the affected Eligible Receivable in accordance with the terms of the Receivables Purchase Agreement or, as the case may be, a prepayment of Utilisations in an amount equal to the amount borrowed against such Inventory in accordance with the Revolving Credit Agreement or (ii) such breach or inaccuracy results in a recharacterisation of Eligible Receivables as Ineligible Receivables or, as the case may be, of Eligible Inventory as Ineligible Inventory in circumstances where no payment is required to be made by the Company under the Receivables Purchase Agreement or, as the case may be, the Revolving Credit Agreement as a consequence of such recharacterisation or (iii) in any such case the Agent does not require any such payment or prepayment to be made;

11.1.3	Breach of undertaking: MIC-UK fails duly to perform or comply with any obligation expressed to be assumed by it in Clauses 6.2.1 (Financial Statements), 6.2.2 (Management Accounts), 6.4 (Financial Ratio), 7.2.12 (EC Insolvency Regulation), 7.3 (Negative Covenants), 7.4.1 (Reporting) or 7.4.5 (Inspection) or MIC-UK fails duly to perform any obligation in, or comply with any of the terms of, any of the Security Documents;

11.1.4	Breach of other obligation: any MIC Company fails duly to perform or comply with any other covenant or agreement expressed to be assumed by it in any of the Finance Documents and such failure (if capable of remedy) is not remedied within 30 days after the earlier of:

(a)	the date upon which a Responsible Officer of MIC-UK becomes aware of such failure; or

(b)	the date upon which the Agent or, as the case may be, Receivables Purchaser has notified MIC-UK of such failure;

or any Finance Document shall terminate (other than in accordance with its terms or with the written consent of the Agent) or become void or unenforceable;

11.1.5	Cross-default: any Financial Indebtedness of MIC-UK of an amount in excess of €5,000,000 (or its equivalent in any other currency) is not paid when due or a default shall be made or another event shall occur with respect to any such Financial Indebtedness if the effect of any such default or other event shall be to accelerate, or to permit the holder or obligee of such Financial Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate, repayment of the same, not being, in any such case, Financial Indebtedness in respect of which the obligee is the Parent or any Affiliate of the Parent;

11.1.6	Insolvency: any MIC Company is unable to pay its debts generally as they fall due (or is deemed by law or by a court to be unable to pay its debts), stops, suspends or threatens to stop or suspend payment of all or any material part of its indebtedness or commences negotiations with its creditors generally with a view to the general readjustment or re-scheduling of all or any material part of its indebtedness or makes a general assignment for the benefit of, or composition with, its creditors or a moratorium is agreed or declared in respect of, or affecting, all or any part of its indebtedness and, in the case of a MIC Company other than MIC-UK and MIC Belgium, the same could reasonably be expected to have a material adverse effect;

11.1.7	Enforcement proceedings: a distress, attachment, execution, diligence or other legal process is levied, enforced or sued out on or against all or a substantial part of the assets of any MIC Company and is not discharged within 30 days and, in the case of a MIC Company other than MIC-UK, the same could reasonably be expected to have a material adverse effect;

11.1.8	Winding-up etc.: any MIC Company takes any corporate action or other steps are taken or legal or other proceedings are started for its winding-up, administration, receivership, dissolution or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of all or a substantial part of its assets other than in respect of (a) a winding for the purposes of a bona fide, solvent scheme of reconstruction or amalgamation previously approved in writing by the Agent and (b) a petition for winding up of a MIC Company in respect of which MIC-UK has satisfied the Agent is vexatious, groundless, an abuse of process or is being contested in good faith and on reasonable grounds and which is struck out or discharged before being advertised or otherwise becoming public knowledge, provided that, in the case of a MIC Company other than MIC-UK, the occurrence of the events referred to in this Clause 11.1.8 (Winding-up etc.) could reasonably be expected to have a material adverse effect;

11.1.9	Analogous proceedings: anything analogous to or having a substantially similar effect to any of the events specified in Clauses 11.1.6 (Insolvency), 11.1.7 (Enforcement Proceedings) or 11.1.8 (Winding-up etc.) shall occur under the laws of any applicable jurisdiction;

11.1.10	Security ceases to be continuing: the security constituted by the Security Documents ceases to be continuing or in full force or effect or the Security Documents are terminated or the validity or applicability of them to any sums due or to become due under any Finance Document is challenged by or on behalf of MIC-UK;

11.1.11	Encumbrance enforceable: any Encumbrance on or over the assets of any MIC Company securing Financial Indebtedness in excess of £500,000 (or equivalent in any other currency) becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken to enforce that Encumbrance and such circumstance materially impairs the collectibility of a material part of the Receivables and/or any Collateral;

11.1.12	Asset Shortfall: an Asset Shortfall occurs on a day on which there are insufficient Available Funds for application under Clause 9 (Application of Funds) to reduce such Asset Shortfall to zero and is not so reduced within two business days after it occurs;

11.1.13	Expropriation: all or any material part of the shares or assets of any MIC Company is seized, compulsorily acquired, nationalised or otherwise expropriated or custody or control of the same is assumed by any public authority or any court of competent jurisdiction at the instance of any public authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect, which could reasonably be expected to have a material adverse effect;

11.1.14	Specific Loan Obligation Defaults: an event of default, however defined, occurs and the relevant lenders have taken steps to enforce their right to accelerate, cancel or declare amounts accrued and outstanding immediately due and payable under the Amended and Restated Credit Agreement dated as of August 22 2005 and made between, among others, Millennium America, Inc, Millennium Inorganic Chemicals Ltd., Millennium Chemicals, Inc, Bank of America Inc. and JPMorgan Chase Bank, N.A. or the Indenture dated as of November 27 1996 and made between Millennium America, Inc., Millennium Chemicals, Inc. and the Bank of New York or any agreement, instrument, indenture or other document replacing the same;

11.1.15	Judgments: one or more final and non-appealable judgments for the payment of money aggregating in excess of £5,000,000 or equivalent in any other currency (if not covered by insurance) shall be rendered against any MIC Company and such MIC Company shall fail to discharge the same within 30 days from the date of entry thereof and in respect of a MIC Company other than MIC-UK, which could reasonably be expected to have a material adverse effect;

11.1.16	Loss of Collateral: any loss, theft, damage or destruction of any item or items of the Collateral occurs which could reasonably be expected to have a material adverse effect;

11.1.17	Illegality: it is or will become unlawful for any MIC Company to perform or comply with any of its obligations under any Finance Document, or any such obligation is not or ceases to be legal, valid and binding;

11.1.18	Repudiation: any MIC Company repudiates any Finance Document;

11.1.19	Change of control: MIC Belgium ceases for any reason to be a wholly owned Subsidiary of MIC-UK, MIC-UK ceases for any reason to be an indirect wholly owned Subsidiary of the Parent or any person or group of persons (other than Occidental Chemical Corp. or its Affiliates) acting in concert acquires control of the Parent and for this purpose a group of persons is “acting in concert” when, pursuant to an agreement or understanding (whether formal or informal), that group actively co-operates, through the acquisition by any of them, directly or indirectly, of shares in the Parent, to obtain or consolidate control of the Parent.

Acceleration

11.2	If at any time and for any reason (and whether within or beyond the control of any party to any of the Finance Documents) any Event of Default has occurred, then at any time thereafter, while such Event of Default is continuing, the Agent may, and shall, if so instructed by an Instructing Group, by written notice to MIC-UK do one or more of the following at any time or times and in any order:

11.2.1	reduce or cancel the Inventory Commitments;

11.2.2	restrict the amount of or refuse to make available any Revolving Loan or Swingline Loan or to issue any Letter of Credit or Guarantee;

11.2.3	terminate the Revolving Credit Agreement and the Revolving Credit Facility made or to be made available under it;

11.2.4	terminate the Receivables Purchase Agreement and the Receivables Purchase Facility made or to be made available under it;

11.2.5	declare any Revolving Loan or any Swingline Loan, all unpaid accrued interest or fees and any other sum then payable under this Deed to be due and payable on demand or on such date as it may specify in such notice whereupon all such moneys shall become so due and payable on demand or on such date (as the case may be);

11.2.6	require that the Borrower deposit with the Security Trustee with respect to any Letter of Credit or Guarantee then outstanding a Supporting Letter of Credit or cash, in the same manner as contemplated in Clause 6.14;

11.2.7	declare the Revolving Credit Facility to be cancelled, whereupon it shall be so cancelled and the Inventory Commitment of each Lender shall immediately be reduced to zero;

11.2.8	declare the Receivables Purchase Facility to be cancelled, whereupon it shall be so cancelled and the RP Commitment of each RP Funder shall immediately be reduced to zero;

11.2.9	enforce any or all of its rights or require that the Security Trustee enforce any or all of its rights under any of the Finance Documents or under applicable law.

The Receivables Purchase Facility

11.3	Upon or at any time after the Termination Date the Agent (on behalf of the Receivables Purchaser) may, with or without notice to the Company, do any or all of the following:

11.3.1	reduce the Initial Consideration Percentage to zero or such other figure as the Receivables Purchaser may decide;

11.3.2	designate all or any outstanding Receivables as Ineligible Receivables;

11.3.3	demand immediate payment of any accrued Discount Charge;

11.3.4	require the Company to refund the Purchase Price of any Receivables then outstanding in accordance with the terms of the Receivables Purchase Agreement;

11.3.5	terminate the appointment of MIC Belgium as Collection Agent of the Receivables Purchaser;

11.3.6	increase the Discount Charge with effect from the Termination Date by up to two per cent. per annum (unless and to the extent that interest under Clause 12 (Default Interest) is accruing on the Capital or any unpaid Discount Charge as an unpaid sum at that time);

11.3.7	enter the Company’s premises with a view to inspecting the Records and taking originals and/or copies of any documentation which the Agent (on behalf of the Receivables Purchaser) may reasonably require (acting in good faith);

11.3.8	terminate the Receivables Purchase Agreement (if not already terminated pursuant to Clause 11.2 (Acceleration).

Receivables Purchaser’s rights unaffected

11.4	Except as otherwise provided, the termination of the Receivables Purchase Agreement shall not affect the Receivables Purchaser’s respective rights and obligations in respect of:

11.4.1	any Receivables which are the subject of the Receivables Purchase Agreement which shall have come into existence prior to such termination; and

11.4.2	all transactions or events prior to such termination, including the continued accrual of the Discount Charge and the Receivables Purchaser’s rights to set-off moneys or combine accounts.

11.5	Such rights and obligations shall remain in full force and effect until all moneys due, owing or incurred by the Company to the Receivables Purchaser under or pursuant to the Finance Documents or otherwise shall have been received by the Receivables Purchaser.

12.	DEFAULT INTEREST

Interest on Unpaid Sums

12.1	If MIC-UK does not pay any sum payable by it under a Finance Document on its due date or if any sum due and payable by MIC-UK under any judgment of any court in connection with a Finance Document is not paid on the date of such judgment, it shall pay interest on the balance for the time being outstanding (such balance being referred to in this Deed as the “unpaid sum”) for the period beginning on such due date or, as the case may be, the date of such judgment, in accordance with the provisions of this Clause 12 (Default Interest).

Default Interest Periods

12.2	Interest under this Clause 12 (Default Interest) shall be calculated by reference to successive periods, each of which (other than the first, which shall begin on the due date for payment or, as the case may be, the date of judgment as referred to in Clause 12.1 (Interest on Unpaid Sums)) shall begin on the last day of the preceding period. Each such period shall be of such duration as the Agent, acting reasonably, may select.

Default Interest Rates

12.3	The rate of interest applicable to an unpaid sum from time to time during each period relating to that unpaid sum shall be the rate per annum which is the sum of:

12.3.1	two per cent (2%);

12.3.2	the Applicable Margin;

12.3.3	LIBOR relative to such period (or, in respect of any Swingline Loans or Reference Rate Revolving Loans, the Reference Rate) and

12.3.4	the Mandatory Cost, if any, applicable to that unpaid sum,

provided that:

(a)	if, at or about 11.00 a.m. on the Quotation Date in respect of such unpaid sum, it is not possible to determine LIBOR in accordance with the definition of LIBOR there shall be substituted for LIBOR the rate determined by the Agent (and notified to MIC-UK) to be the weighted average of the rates (as notified to the Agent by the Lenders prior to the first day of the relevant Interest Period) which represent the cost to each Lender of funding its portion of such unpaid sum during such period from whatever sources and in whatever manner it may select; and

(b)	if the unpaid sum is of the principal amount of a LIBOR Revolving Loan which became due and payable other than on the last day of any Interest Period relating to it, the first default period applicable to that unpaid sum shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest applicable to it during that Interest Period shall be the rate per annum equal to the sum of two per cent (2%) and the rate applicable to it immediately before it became due.

Payment and Compounding of Default Interest

12.4	Any interest accrued due under Clause 12.3 (Default Interest Rates) in respect of an unpaid sum shall be due and payable and shall be paid by MIC-UK at the end of the period by reference to which it is calculated or on such other date as the Agent may specify by written notice to MIC-UK. If not paid on the due date, the interest shall be added to and form part of the unpaid sum on which interest shall accrue and be payable in accordance with the provisions of this Clause 12 (Default interest).

13.	CURRENCY INDEMNITY

Any amount received or recovered by any Beneficiary in respect of any sum expressed to be due to it from MIC-UK under any Finance Document in a currency other than the currency (the “contractual currency”) in which such sum is so expressed to be due (whether as a result of, or of the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of MIC-UK or otherwise) shall only constitute a discharge to MIC-UK to the extent of the amount of the contractual currency that the recipient is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, MIC-UK shall indemnify the recipient against any loss sustained by it as a result, including the cost of making any such purchase.

14.	FEES

Unused Line Fee

14.1	For every Management Accounting Period during the term of this Deed, MIC-UK shall pay the Agent for the account of the Finance Parties a fee (the “Unused Line Fee”) in an amount equal to 0.375% per annum, multiplied by the average daily amount by which the Total Commitments exceed the Total Outstandings. Such fee shall be calculated on the basis of a year of 360 days and actual days elapsed, and shall be payable to the Agent on the second business day of each Management Accounting Period following the Closing Date and on the termination of this Deed, in each case with respect to the prior Management Accounting Period or portion thereof.

Underwriting Fee

14.2	MIC-UK shall pay to the Arranger for its own account an underwriting fee in the amount and at the times set out in the Fee Letter.

Administration Fee

14.3	MIC-UK will pay the Agent for the account of itself and the Security Trustee a combined administration fee of an amount in the amount and at the times set out in the Fee Letter.

Audit Fee

14.4	MIC-UK shall pay to the Agent for its own account an audit fee of €800 per day per field examiner charge (the “Audit Fee”) per examiner in respect of the periodic inspection of the Collateral required by the Agent in accordance with Clause 7.4.5 (Inspection) and shall also promptly pay all reasonable out of pocket expenses incurred by the Agent in connection with any such inspection.

Letter of Credit and Guarantee Fee

14.5	MIC-UK agrees to pay to the Agent for account of the Issuer a fee (the “Letter of Credit and Guarantee Fee”) equal to a percentage of the face amount of each Letter of Credit or maximum contingent liability under each Guarantee issued by the Issuer equal to the Applicable Margin, plus all reasonable out-of-pocket costs, fees and expenses incurred by the Issuer in connection with the application for, issue of, or amendment to any Letter of Credit or Guarantee, such Letter of Credit and Guarantee Fee to be calculated on the basis of a year of 360 days and actual days elapsed and to be payable quarterly in arrear on the second business day of each Management Accounting Period following any Management Accounting Period in which a Letter of Credit or Guarantee was issued and/or in which a Letter of Credit or Guarantee remains outstanding and, to the extent that it has been calculated by reference to a Letter of Credit or Guarantee denominated other than in euro, shall be satisfied by payment of the euro equivalent of the amount so calculated. MIC-UK shall also pay to the Agent for the account of the Issuer on the relevant Utilisation Date a fronting fee at the rate of 0.125 per cent. of the face amount of each Letter of Credit and Guarantee issued by the Issuer. Any reasonable out-of-pocket costs, fees and expenses incurred by the Issuer in connection with the application for, issue of, or amendment to any Letter of Credit or Guarantee shall be payable at the time of such application, issue or amendment or as otherwise agreed with the Issuer.

15.	COSTS, EXPENSES, STAMP DUTIES AND INDEMNITIES

Initial, Continuing and Enforcement Costs and Expenses

15.1	MIC-UK shall, promptly following demand, pay:

15.1.1	all reasonable out-of-pocket expenses incurred by the Agent, the Issuer and their respective Affiliates, including the reasonable fees, charges and disbursements of CMS Cameron McKenna LLP, special counsel for the Agent and any local counsel retained by them, the negotiation, preparation and administration of the Finance Documents and the completion of the transactions contemplated therein and/or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated);

15.1.2	the reasonable out-of-pocket costs and expenses of forwarding loan proceeds, of the collections of all cheques and other items of payment, of the establishment and maintenance of the Collection Accounts or other account;

15.1.3	all reasonable out-of-pocket costs and expenses incurred by the Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Guarantee or any demand for payment thereunder; and

15.1.4	all out-of-pocket expenses incurred by the Agent and any other Beneficiary, Receiver or Delegate including the fees, charges and disbursements of any counsel for the Agent or such Beneficiary in connection with the enforcement or protection of its rights in connection with any Finance Document, including its rights under this Clause 15.1, or in connection with the Loans made or Letters of Credit or Guarantees issued thereunder, including all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans, Letters of Credit or Guarantees.

Other Indemnities

15.2	MIC-UK shall, promptly following demand, indemnify the Agent, each Beneficiary and their Affiliates, any Receiver or Delegate and the respective directors, trustees, officers, employees, agents and advisors of the Agent, each Beneficiary or their Affiliates (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (together “Indemnified Amounts”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or threatened claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, relating to the execution or delivery of the Finance Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations under the Finance Documents or the consummation of the transactions contemplated thereby including without limitation Indemnified Amounts which relate to or result from, or which would not have occurred but for, one or more of the following:

15.2.1	the use of proceeds of the sale of any Receivables or any Utilisation (including any refusal by a Issuing Bank to honour a demand for payment under a Letter of Credit or Guarantee if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or Guarantee);

15.2.2	a Loan not being made by reason of any of the conditions set out in clause 4.1 (General Conditions of Utilisation) of the Revolving Credit Facility not being satisfied or MIC-UK cancelling or purporting to cancel a Utilisation Notice;

15.2.3	the interest of the Receivables Purchaser in any Receivable or any Sale Contract or Ancillary Right with respect thereto;

15.2.4	any Receivable treated as comprised in the Eligible Pool Balance which is stated to be, but is not, an Eligible Receivable;

15.2.5	any representation or warranty or statement made or deemed made by the Company (or any of its officers) under or in connection with any Finance Document or any Company Advice or Borrowing Base Certificate or other document delivered or to be delivered in connection herewith or with any other Finance Document being incorrect in any material respect when made or deemed made or delivered;

15.2.6	the failure by the Company to comply with any applicable law, rule or regulation with respect to any Eligible Receivable or the related Sale Contract or any Ancillary Right with respect thereto or any Eligible Inventory; or the failure of any Eligible Receivable or the related Sale Contract or any Ancillary Right with respect thereto or any Eligible Inventory to conform to any such applicable law, rule or regulation;

15.2.7	the failure to vest title in the Receivables Purchaser of each Receivable purported to be an Eligible Receivable and the Ancillary Rights and Remittances in respect thereof, free and clear of any Encumbrance (except for Encumbrances created pursuant to the Security Documents);

15.2.8	any dispute, claim, offset or defence of any Account Debtor to the payment of any Receivable purported to be an Eligible Receivable (including, without limitation, any defence based on the fact or allegation that such Receivable or the related Sale Contract is not a legal, valid and binding obligation of such Account Debtor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;

15.2.9	any failure of the Company or any other MIC Company to perform its duties or obligations in accordance with the provisions of any Finance Document or to perform its duties or obligations under any Sale Contract;

15.2.10	any product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim arising out of or in connection with the subject matter of any Sale Contract or out of or in connection with any transaction contemplated by the Finance Documents or any other instrument or document furnished pursuant to the Finance Documents or such Sale Contract;

15.2.11	the commingling by the Company of Remittances in respect of Eligible Receivables at any time with other funds;

15.2.12	any action or omission by the Company reducing or impairing the rights of the Receivables Purchaser, the Agent, the Security Trustee or any Finance Party under any Finance Document or any other instrument or document furnished pursuant thereto or with respect to any Eligible Receivable or Eligible Inventory;

15.2.13	any cancellation or modification of an Eligible Receivable, the related Sale Contract or any Ancillary Right, whether by written agreement, verbal agreement, acquiescence or otherwise, unless such cancellation or modification was made by or with the express written consent of the Agent or a Collection Agent that is not MIC Belgium or an Affiliate of MIC-UK;

15.2.14	any investigation, litigation or proceeding related to or arising from this Deed, any other Finance Document or any other instrument or document furnished pursuant hereto or thereto, or any transaction contemplated by this Deed or any Sale Contract;

15.2.15	the existence of any Encumbrance (except for Encumbrances created pursuant to the Finance Documents) against or with respect to any Eligible Receivable, the related Sale Contract or the Ancillary Rights or Remittances with respect thereto;

15.2.16	the existence of any Encumbrance (except for Encumbrances created pursuant to the Finance Documents) against or with respect to any Eligible Inventory;

15.2.17	any failure by the Company to pay when due any taxes, including without limitation sales, excise or personal property taxes, payable by the Company in connection with any Eligible Receivable, the related Sale Contract or any Ancillary right with respect thereto or any Eligible Inventory;

15.2.18	any claim brought by any person other than an Indemnitee arising from any activity of the Company or MIC Belgium in servicing, administering or collecting any Eligible Receivable; or

15.2.19	any failure by the Account Bank to comply with the terms of the Bank Account Pledges;

15.2.20	any breach, or alleged breach, of confidentiality arising from the disclosure to, or use by, the Receivables Purchaser of any information disclosed to the Receivables

Purchaser in connection with this Deed of the Receivables Purchase Facility by the Company in relation to Receivables or Account Debtors, other than in circumstances involving a breach by the Receivables Purchaser or the Agent of its duty of confidentiality under clause 21.1 (Confidentiality; Disclosure of Information) of the Receivables Purchase Facility;

15.2.21	any breach by Seawing Landguard International Limited of the Forwarder’s Undertaking or by North Killingholme Storage Limited of the NKS Undertaking;

15.2.22	any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by MIC-UK, or any liability whatsoever under any Environmental Laws related in any way to MIC-UK;

15.2.23	investigating any event which the Agent reasonably believes is a Default;

15.2.24	acting or relying on any notice, request or instruction from MIC-UK which it reasonably believes to be genuine, correct and appropriately authorised;

15.2.25	defending any claims made or threatened against the Agent or the Security Trustee arising out of the transactions contemplated by the Finance Documents;

15.2.26	any breach by the Company or any of its employees, agents or officers of any of its obligations to the Agent under Clause 10 (The Bank Webpage) in respect of the Website and/or the Bank Webpage;

15.2.27	the amount of any Sharing Payment (as defined in clause 19.1.3 (Sharing Payments) of the Receivables Purchase Agreement) in the circumstances referred to in clause 19.3.2 (Recovering RP Funder’s rights) of the Receivables Purchase Agreement;

15.2.28	the receipt or recovery by any Beneficiary (or the Agent on its behalf) of all or any part of its share of any Loan or unpaid sum other than on the last day of any Interest Period relating to that Loan or unpaid sum;

15.2.29	any failure to pay or any delay in paying any such tax as is referred to in Clause 15.3 (Stamp Duties);

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee. Without limiting the generality of the foregoing, MIC-UK waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or related to Environmental Laws that it might have by statute or otherwise against any Indemnitee.

Stamp Duties

15.3	MIC-UK shall pay all stamp, registration and other taxes to which any of the Finance Documents or any judgment given in connection with any of the Finance Documents is or at any time may be subject.

Obligations continuing

15.4	The provisions Clauses 15.1 (Initial, Continuing and Enforcement Costs and Expenses), 15.2 (Other Indemnities) and 15.3 (Stamp Duties) shall remain operative and in full force and effect regardless of the expiration of the term of this Deed, the consummation of the transactions contemplated hereby, the repayment of the Loans, the invalidity or unenforceability of any term or provision of this Deed or any other Finance Document, or any investigation made by or on behalf of the Beneficiaries or the Agent. All amounts due under Clauses 15.1 (Initial, Continuing and Enforcement Costs and Expenses), 15.2 (Enforcement Costs and Expenses) and 15.3 (Stamp Duties) shall be payable promptly on written demand therefor.

Provisions Relating to Payments

15.5	All payments to be made by MIC-UK under this Clause 15 (Costs, Expenses, Stamp Duties and Indemnities) shall be made whether or not any Utilisation or payment of Initial Consideration is made.

Nature of Indemnities

15.6	Each of the indemnities in Clause 13 (Currency Indemnity) and this Clause 15 (Costs, Expenses, Stamp Duties and Indemnities) constitutes a separate and independent obligation of the Company from the other obligations in this Deed, shall give rise to a separate and independent cause of action, shall apply irrespective of any time or indulgence granted by the Agent or any other Beneficiary and shall continue in full force and effect notwithstanding any order, judgment, claim or proof for a liquidated amount in respect of any sum due under this Deed or any other judgment or order.

Indemnity by Finance Parties

15.7	If MIC-UK fails to perform any of its obligations under this Clause 15 (Costs, Expenses, Stamp Duties and Indemnities), each Finance Party shall, in its Participating Proportion, indemnify the Agent, the Security Trustee and the other Finance Parties against any loss incurred by any of them as a result of such failure (save for any failure caused by the gross negligence or wilful default of any such party) and MIC-UK shall forthwith reimburse each Finance Party for any payment made by it pursuant to this Clause 15.7 (Indemnity by Finance Parties).

16.	CALCULATIONS AND EVIDENCE OF DEBT

Basis of Calculation

16.1	Interest and the Discount Charge shall accrue from day to day and shall be calculated in the case of euro on the basis of a year of 360 days and the actual number of days elapsed (not counting within any Interest Period the last day of that Interest Period).

Failure to Supply Quotations

16.2	In on any occasion a Reference Bank or a Finance Party fails to supply the Agent with a quotation required of it under any provision of this Deed, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent.

Certificates

16.3	A certificate by the Agent in respect of the amount referred to in Clause 16.1(Basis of Calculation) and the amount outstanding as to any sum payable by MIC-UK under this Deed or any other Finance Document shall, in the absence of manifest error, be conclusive for the purposes of this Deed and such Finance Documents and prima facie evidence in any legal action or proceedings arising out of or in connection with this Deed or any other Finance Documents.

Value Added Tax

16.4	All consideration (including interest and fees) payable under a Finance Document by MIC-UK to a Beneficiary shall be deemed to be exclusive of any VAT. If VAT is chargeable, MIC-UK shall, against receipt of a valid VAT invoice, pay to the Beneficiary (in addition to and at the same time as paying the consideration) an amount equal to the amount of that VAT. Where a Finance Document requires MIC-UK to reimburse a Beneficiary for any costs or expenses, MIC-UK shall also at the same time pay and indemnify that Beneficiary against all VAT incurred by that Beneficiary in respect of the costs and expenses (save to the extent such Beneficiary is entitled to recover such VAT, whether by way of credit or repayment, from a tax authority).

17.	THE AGENT, THE ARRANGER, THE SECURITY TRUSTEE AND THE FINANCE PARTIES

Appointment

17.1	Each Finance Party, the Receivables Purchaser, the Arranger and the Security Trustee hereby:

17.1.1	appoint the Agent to act as its agent in connection with this Deed;

17.1.2	appoint the Security Trustee to act as its trustee under and in relation to the Security Documents pursuant to this Deed and to hold the Trust Property as trustee for the Beneficiaries on the trusts and other terms contained in the Security Documents; and

17.1.3	irrevocably authorise the Agent and the Security Trustee to exercise such rights, powers and discretions as are specifically delegated to the Agent or, as the case may be, the Security Trustee by the terms of this Deed and the Security Documents together with all such rights, powers and discretions as are reasonably incidental thereto provided that the Agent may not begin any legal action or proceeding in the name of a Finance Party without its consent.

Role of the Arranger

17.2	Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other party under or in connection with any Finance Document.

Relationships

17.3	The Agent in its capacity as such is agent for the Security Trustee and the Finance Parties and shall not in any respect be the agent of MIC-UK by virtue of this Deed. Nothing in this Deed shall constitute the Agent or the Arranger a trustee or fiduciary for the Security Trustee, any Finance Party, MIC-UK or any other person.

Rights of the Agent and the Security Trustee

17.4	Each of the Agent and the Security Trustee may:

17.4.1	assume that any representation made by any MIC Company in connection with any of the Finance Documents is true, that no Event of Default has occurred and that MIC-UK is not in breach of or default under its obligations under any of the Finance Documents, in each such case unless it has actual knowledge or actual notice to the contrary;

17.4.2	assume that the Facility Office of each Finance Party is that set out under its name at the end of this Deed or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee or, in the case of a Finance Party which is an assignee or other successor of another Finance Party or former Finance Party, the office notified to the Agent by the assignee or other successor on or before the date it becomes a Finance Party or, if the Agent has been notified by any Finance Party of any change to its Facility Office in accordance with the terms of this Deed, that last notified to the Agent;

17.4.3	engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable in connection with the Finance Documents and rely upon any advice so obtained;

17.4.4	rely as to any matters of fact which might reasonably be expected to be within the knowledge of a MIC Company upon a certificate signed by or on behalf of that MIC Company;

17.4.5	rely upon any communication, certificate, legal opinion or other document reasonably believed by it to be genuine;

17.4.6	refrain from exercising any right, power or discretion vested in it as agent or, as the case may be, as trustee under any of the Finance Documents unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised and shall in all cases be fully protected when acting, or refraining from acting, in accordance with instructions from an Instructing Group;

17.4.7	refrain from acting in accordance with any instructions of an Instructing Group to protect or enforce the rights of any person under any of the Finance Documents until it has been indemnified (or received confirmation that it will be so indemnified) and/or secured to its satisfaction against any and all costs, losses, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions;

17.4.8	retain for its benefit and without liability to account any fee or other sum receivable by it for its own account;

17.4.9	accept deposits, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any Group Company and, in each case, may do so without liability to account.

Obligations of the Agent and the Security Trustee

17.5	Each of the Agent and the Security Trustee shall:

17.5.1	promptly (or otherwise in accordance with the terms hereof) advise each Finance Party of the contents of any notice or document received by it from any MIC Company under any of the Finance Documents in its capacity as Agent or, as the case may be, Security Trustee, except that details of any such communication relating to a particular Finance Party shall be advised to that Finance Party only;

17.5.2	promptly notify each Finance Party of the occurrence of any Event of Default or any default by any MIC Company in the due performance of or compliance with its obligations under any of the Finance Documents of which the Agent or, as the case may be, the Security Trustee has actual knowledge or actual notice;

17.5.3	subject to the foregoing provisions of this Clause 17 (The Agent, the Arranger, the Security Trustee and the Finance Parties), (in the case of the Agent) act as agent under this Deed or (in the case of the Security Trustee) act as trustee for the Beneficiaries in accordance with any instructions given to it by an Instructing Group or as this Deed may require and shall be fully protected in so doing. Unless expressly provided otherwise in a Finance Document, any instructions given by an Instructing Group shall be binding on each of the Beneficiaries;

17.5.4	if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it in its capacity as Agent (under this Deed) or in its capacity as Security Trustee (under the Finance Documents);

17.5.5	have only those duties, obligations and responsibilities, which it is hereby acknowledged in the case of the Agent and the Security Trustee are only of a mechanical and administrative nature, expressly specified in each of the Finance Documents to which it is a party.

Exoneration

17.6	None of the Agent, the Arranger or the Security Trustee or any of their respective personnel or agents shall be:

17.6.1	responsible for the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information in any information memorandum or similar document prepared in connection with any proposed syndication of the Facilities, any Finance Document or any notice or other document delivered under or in connection with any Finance Document;

17.6.2	responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of any Finance Document or any such notice or other document;

17.6.3	obliged to enquire as to the occurrence or continuation of a Default or Event of Default or the performance or compliance by any MIC Company with its obligations under any Finance Documents;

17.6.4	bound to account to any person for any sum or the profit element of any sum received by it for its own account;

17.6.5	bound to disclose to any other person any information relating to any MIC Company or any Group Company, if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person.

17.6.6	obliged to carry out any “know your customer” or other checks in relation to any person on behalf of any Finance Party and each Finance Party confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

Agent’s subsidiaries Separate

17.7	In acting as Agent, the Agent will be treated as a separate entity from any of its subsidiaries and, without limiting the above, in the event that the Agent should act for any MIC Company or any other member of the Group in an advisory capacity, any information given by any such company to any such subsidiary shall be treated as confidential and shall not be available to any other Finance Party without the consent of the giver.

Credit Assessment

17.8	Each Finance Party confirms that it has itself been, and will continue to be, solely responsible for making its own independent investigation and appraisal of the business and operations, financial condition, prospects, creditworthiness, status and affairs of MIC-UK, each other MIC Company and each Group Company or any other person and has not relied, and will not at any time rely, on the Agent, the Security Trustee or any other Finance Party:

17.8.1	to check or enquire on its behalf into the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information provided by any MIC Company or any other person under or in connection with any Finance Document or the transactions contemplated in any Relevant Agreement (whether or not such information has been or is at any time hereafter circulated to it by the Agent or the Security Trustee including any contained in any information memorandum or similar document prepared in connection with any proposed syndication of the Facilities); or

17.8.2	to assess or keep under review on its behalf the business and operations, financial condition, prospects, creditworthiness, status or affairs of MIC-UK, any other MIC Company or Group Company or any other person.

The Agent and the Security Trustee as Finance Parties

17.9	The Agent and the Security Trustee shall each have the same rights and powers with respect to its Commitment and Outstandings (if any) as any other Finance Party and may exercise those rights and powers as if it were not also acting as the Agent or, as the case may be, the Security Trustee.

Indemnity

17.10	Each Finance Party agrees that it shall, from time to time on demand of the Agent and/or Security Trustee, indemnify the Agent and/or Security Trustee (to the extent not reimbursed by MIC-UK and without prejudice to any liability of MIC-UK under this Deed) against its Participating Proportion of all costs, claims, expenses (including legal fees) and liabilities which it may sustain or incur in connection with this Deed or the performance of its obligations and responsibilities under this Deed save to the extent that they are sustained or incurred by reason of the gross negligence or wilful misconduct of the Agent or the Security Trustee or any of its personnel or agents and MIC-UK shall forthwith reimburse each Finance Party for any payment made by it pursuant to this Clause 17.10 (Indemnity).

Resignation

17.11

17.11.1	Resignation: Each of the Agent and the Security Trustee may following consultation with MIC-UK and the Finance Parties resign its appointment under any of the Finance Documents at any time by giving not less than 30 days’ notice in writing to that effect to each of the other parties to this Deed provided that such resignation shall not become effective until a successor to the Agent or, as the case may be, the Security Trustee has been appointed and accepted its appointment in accordance with the following provisions of this Clause 17.11 (Resignation) and, in the case of the Security Trustee, all necessary documents have been entered into to ensure that the benefit of the Security Documents is held by such successor.

17.11.2	Appointment of Successor: If the Agent or, as the case may be, the Security Trustee gives notice of its resignation an Instructing Group may, in consultation with MIC-UK, appoint a successor. If an Instructing Group have not within 30 days after such notice of resignation appointed a successor to the Agent or, as the case may be, the Security Trustee (which shall, in either such case, be a reputable and experienced bank with an office in London) which shall have accepted such appointment, the retiring Agent or, as the case may be, Security Trustee shall have the right to appoint such a successor itself.

17.11.3	Discharge: If a successor to the Agent or, as the case may be, Security Trustee is appointed under the provisions of this Clause 17.11.1 (Resignation) then the retiring Agent or, as the case may be, retiring Security Trustee shall be discharged from any further obligations under the Finance Documents but shall remain entitled to the benefit of the provisions of this Clause 17 (The Agent, the Arranger, the Security Trustee and the Finance Parties) and its successor and each of the other parties to this Deed shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party to this Deed. Each party agrees to enter into such documents and agreements as are necessary to give the successor Agent or, as the case may be, Security Trustee all the rights and obligations of the retiring Agent or Security Trustee under the Finance Documents.

17.11.4	Disclosure: The retiring Agent or, as the case may be, Security Trustee, shall make available to its successor such documents and records and provide such assistance as the successor may reasonably request for the purpose of performing its functions under the Finance Documents. Notwithstanding any provision in any Finance Document to the contrary, neither the Agent nor the Security Trustee shall be obliged to disclose to any person any confidential or other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or fiduciary duty.

Trustee Act 2000

17.12	Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by any Finance Document. Where there are any inconsistencies between the Trustee Act 2000 and the provisions of any Finance Document, the provisions of that Finance Document shall prevail and in the case of any inconsistency with that Act, the provisions of that Finance Document shall constitute a restriction or exclusion for the purposes of that Act.

Parallel Debt (in relation to Dutch Deed of Pledge)

17.13

17.13.1	MIC-UK hereby irrevocably and unconditionally undertakes (such undertaking to become effective at the time of effectiveness of the Dutch Deed of Pledge) to pay to the Security Trustee as a separate and independent obligation an amount equal to the total amount owed from time to time by MIC-UK to any Transaction Party (excluding any amount owed to the Security Trustee under this Clause 17.13) under the Finance Documents (the “Parallel Debt”).

17.13.2	For the avoidance of doubt it is confirmed that:

(a)	any separate and independent payment obligation of MIC-UK under Clause 17.13.1 shall be due and payable to the Security Trustee under this Clause 17.13 as soon as, and to the extent that, the amount owed by MIC-UK to any Transaction Party (excluding any amount owed to the Security Trustee under this Clause 17.13) is due and payable under the Finance Documents;

(b)	accordingly (without prejudice to the foregoing), that upon any amounts (the “Accelerated Amounts”) being declared due and payable or payable on demand (as the case may be) by MIC-UK pursuant to any provision of the Finance Documents, a portion of the Parallel Debt in the same amount as the Accelerated Amounts shall be due and payable or payable on demand (as the case may be) on the same terms as are applicable to the Accelerated Amounts; and

(c)	that the undertaking of MIC-UK under this Clause 17.13 shall not increase the principal, interest, fees or other amounts owing by MIC-UK under the Finance Documents.

17.13.3	Each of the parties acknowledges that

(a)	for this purpose the Parallel Debt of MIC-UK constitutes undertakings, obligations and liabilities of MIC-UK which are separate and independent from, and without prejudice to the obligations which MIC-UK has to any Transaction Party; and

(b)	the Parallel Debt represents the Security Trustee’s own claim (vordering) to receive payment of such Parallel Debt by MIC-UK and that the total amount which may become due under the Parallel Debt pursuant to this Clause 17.13 shall never exceed the total amount which becomes due by MIC-UK to any Transaction Party under the other provisions of the Finance Documents (other than under this Clause 17.13).

17.13.4	Notwithstanding any of the other provisions of this Clause 17.13:

(a)	the total amount due and payable by MIC-UK as the Parallel Debt under this Clause 17.13 shall be decreased to the extent:

(i)	MIC-UK shall have paid any amounts to any Transaction Party or any of them to reduce MIC-UK’s outstanding obligations to any Transaction Party; or

(ii)	any Transaction Party otherwise receives any amount in payment of such obligations (other than by virtue of Clause 17.13.6); and

(b)	to the extent that MIC-UK shall have paid any amounts to the Security Trustee under the Parallel Debt or the Security Trustee shall have otherwise received moneys in payment of such Parallel Debt, the total amount due and payable by MIC-UK to any Transaction Party shall de decreased by an equivalent amount as if said amounts were received directly in payment of the amounts due to any Transaction Party (other than amounts due under this Clause 17.13).

17.13.5	For the purpose of this Clause 17.13, the Security Trustee acts in its own name and on behalf of itself but for the benefit of any Transaction Party and any security right granted to the Security Trustee to secure the Parallel Debt is granted to the Security Trustee in its capacity as sole creditor of the Parallel Debt.

17.13.6	All payments received by the Security Trustee shall be applied towards payment of the Parallel Debt, whereupon the Security Trustee shall distribute all amounts to any Transaction Party in accordance with the terms hereof and/or the terms of the Finance Documents.

17.13.7	To the extent that any amounts are paid to the Security Trustee in payment of the Parallel Debt, the Security Trustee shall, in accordance with the provisions of the Finance Documents, return such amounts, if any, received in excess of the amount due to any Transaction Party.

17.13.8	To the extent that the provisions (or the interpretation thereof) of this Clause 17.13 conflict with any of the corresponding provisions (or the interpretation thereof) of the Dutch Deed of Pledge, the provisions of the Dutch Deed of Pledge, or the interpretation of these provisions there under, shall prevail.

17.13.9	The provisions of this Clause 17.13 shall be governed by, and construed in accordance with, the laws of the Netherlands.

18.	TRUSTEE PROVISIONS

Declaration of Trust

18.1	The Security Trustee shall hold the Trust Property in trust for the benefit of the Beneficiaries on the terms and subject to the conditions set out in this Deed and the terms of the other Finance Documents. Each Beneficiary hereby confirms its approval of the Finance Documents and any security created or to be created pursuant thereto and hereby authorises, empowers and directs the Security Trustee (by itself or such person(s) as it may nominate) to execute and enforce the same as trustee (and whether or not expressly in the Beneficiaries’ names) on its behalf.

Perpetuity Period

18.2	The perpetuity period under the rule against perpetuities (if applicable) shall be the period of eighty years from the date of this Deed.

Sums Received by the Security Trustee

18.3	Pending distribution under Clause 18.4 (Application of Sums Received), the Security Trustee shall, if reasonably practicable, place any sum received, recovered or held by it in respect of the Trust Property in an interest bearing suspense account with a bank or financial institution in the name of or under the control of the Security Trustee. The interest paid on such account shall be credited to the relevant account.

Application of Sums Received

18.4	Subject to the other provisions of this Clause 18 (Trustee Provisions), the Security Trustee shall apply all amounts standing to the credit of any account referred to in Clause 18.3 (Sums Received by the Security Trustee) and any other amounts realised pursuant to the exercise of any rights or powers it might have pursuant to any of the Security Documents to the Agent to be applied by the Agent in accordance with the provisions of Clause 9.3 (Application following an Event of Default).

Acceptance of Title

18.5	The Security Trustee in its capacity as trustee or otherwise may accept without enquiry such title as MIC-UK may have to the assets secured pursuant to the Security Documents.

No Obligation to Hold Title Deeds

18.6	The Security Trustee in its capacity as trustee or otherwise shall not be under any obligation to hold any title deed, Security Documents or any other documents in connection with the Security Documents or any other documents in connection with the assets charged by any Security Document or any other such security in its own possession or to take any steps to protect or preserve the same. The Security Trustee may permit MIC-UK to retain all such title deeds, Security Documents and other documents in its possession. The Security Trustee will use all reasonable care to ensure the safe custody of all such title deeds, Security Documents and other documents in its possession but shall not be liable for the damage or destruction of any such deeds, Security Documents or documents save where caused by the wilful default or gross negligence of the Agent or any of its employees, servants or agents.

Supplement to Trustee Acts 1925 & 2000

18.7	By way of supplement to the Trustee Acts 1925 and 2000 it is expressly declared as follows:

18.7.1	Experts: the Security Trustee may, in relation to the Security Documents, act or rely upon the opinion or advice of, or any information obtained from, any lawyer, valuer, surveyor, broker, auctioneer, accountant or other expert commissioned by the Security Trustee and shall not be responsible to anyone for any loss or damage occasioned by so acting or relying in good faith. Any such opinion, advice or information may be sent or obtained by letter, fax, e-mail or otherwise and the Security Trustee will not be liable to anyone for acting in good faith on any opinion, advice or information purporting to be conveyed by such means even if it contains some error or is not authentic or validly signed;

18.7.2	Certificate of MIC-UK: the Security Trustee may accept as sufficient evidence a certificate of MIC-UK signed by any director of MIC-UK to the effect that any particular dealing, transaction, step or thing is, in the opinion of such director, suitable or expedient or as to any other fact or matter upon which the Security Trustee may, in the exercise of any of its rights, powers or duties hereunder, require to be satisfied and the Security Trustee need not call for further evidence and will not be responsible to anyone for any loss or damage occasioned by acting on any such certificate;

18.7.3	Interpretation of Security Documents: the Security Trustee (as between itself and each of the Beneficiaries) shall have full power to determine in good faith all questions and doubts arising in relation to any of the provisions of the Security Documents and every such determination, whether made upon such a question actually raised or implied in the acts or proceedings of the Security Trustee, shall be conclusive and shall (save for manifest error) bind the Security Trustee and each Beneficiary;

18.7.4	Title: the Security Trustee shall accept without enquiry, requisition, objection or investigation such title as MIC-UK has to the Trust Property to the intent that the Security Trustee shall not in any way be responsible for its inability to exercise any of its rights or powers or duties hereunder or for any loss or damage thereby occasioned;

18.7.5	Perfection of security: the Security Trustee shall not be liable for any failure, omission or defect in perfecting any security created or purported to be created by or pursuant to any of the Security Documents including (without prejudice to the generality of the foregoing):

(a)	failure to obtain any licence, consent or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any of the Security Documents or any other document;

(b)	failure to effect or procure registration of or otherwise protect any security created or purported to be created by or pursuant to any of the Security Documents or any other document by registering under any applicable registration laws in any territory, any notice, caution or other entry prescribed by or pursuant to the provisions of the said laws;

(c)	failure to take or require MIC-UK or any other MIC Company to take any steps to render the security created or purported to be created by or pursuant to any of the Security Documents effective as regards any property outside England and Wales or to secure the creation of any ancillary charge under the laws of any territory concerned; or

(d)	failure to call for delivery of documents of title to or require transfers, legal mortgages, charges or other further assurances in relation to any of the Trust Property;

18.7.6	Acts and omissions: the Security Trustee shall not in fulfilling its duties and discharging its responsibilities as Security Trustee be liable or responsible for any loss or damage which may result from anything done or omitted to be done by it acting in good faith in accordance with the provisions of the Security Documents;

18.7.7	Compliance with laws: the Security Trustee may refrain from doing anything which would or might in its opinion be contrary to any law of any jurisdiction or any regulation or which would or might otherwise render it liable to any person and may do anything which is, in its absolute discretion acting in good faith, necessary to comply with any such law or regulation;

18.7.8	Deposit of Security Documents: the Security Trustee shall be at liberty to place all title deeds and other documents certifying, representing or constituting the title to any of the Trust Property for the time being in its hands in any safe deposit, safe or receptacle selected by the Security Trustee or with any bankers or banking company (including the Security Trustee or the Agent or any of the other Beneficiaries and in any case a reputable and experienced bank with an office in London) or company whose business includes undertaking the safe custody of documents or solicitors or firm of solicitors, may pay all reasonable sums required to be paid on account of or in respect of such deposit and may make any such arrangements as it thinks fit for allowing any of the MIC Companies or their respective lawyers or auditors access to or possession of such title deeds and other documents when necessary or convenient and the Security Trustee shall not be responsible for any loss incurred in connection with any such deposit, access or possession;

18.7.9	Use of Nominees: any investment of any part or all of the Trust Property may, at the discretion of the Security Trustee acting in good faith, be made or retained in the names of nominees;

18.7.10	Delegation: the Security Trustee may, whenever it thinks fit (acting in good faith), delegate by power of attorney or otherwise to any person or persons, or fluctuating body of persons, all or any of the rights, powers, authorities and discretions vested in it by any of the Finance Documents and such delegation may be made upon such terms and subject to such conditions (including the power to sub-delegate) and subject to such regulations as it may think fit and it shall not be bound to supervise, or to be in any way responsible for any loss, liability, costs, charges or expenses incurred by reason of any misconduct or default on the part of, any such delegate or sub-delegate (other than as a result of its gross negligence or wilful misconduct); and

18.7.11	Insurance: without prejudice to any other provision of any of the Finance Documents, the Security Trustee shall not be under any obligation to insure any of the Trust Property or to require any other person to maintain any such insurance and shall not be responsible for any loss or damage which may be suffered by any person as a result of the lack of or inadequacy or insufficiency of any such insurance.

Relationship with the Beneficiaries

18.8	The Security Trustee shall, for the purposes of the Finance Documents, be entitled to deal with each of the Beneficiaries by dealing exclusively with the Agent.

Appointment of Additional Security Trustees

18.9	The Security Trustee may at any time appoint any person (whether or not a trust corporation) to act either as a separate trustee or as a co-trustee jointly with it:

18.9.1	if it considers such appointment to be in the interests of the Beneficiaries; or

18.9.2	for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems relevant for the purposes hereof and the Security Trustee shall give prior notice to MIC-UK of any such appointment.

18.10	Any person so appointed shall (subject to the provisions of the Finance Documents) have such powers, authorities and discretions and such duties and obligations as shall be conferred or imposed on such person by the instrument of appointment and shall have the same rights, powers, discretions and benefits under the Finance Documents as the Security Trustee.

18.11	Save where the contrary is indicated or unless the context otherwise requires any reference in the Finance Documents to the Security Trustee shall be construed as a reference to the Security Trustee and each such separate trustee and co-trustee. The Security Trustee shall have power in like manner to remove any person so appointed. Such remuneration as the Security Trustee may pay to any person so appointed, and any costs, charges and expenses incurred by such person in performing its functions pursuant to such appointment, shall for the purposes hereof be treated as costs, charges and expenses incurred by the Security Trustee in performing its function as trustee hereunder.

19.	ASSIGNMENTS AND TRANSFERS

Benefit of Deed

19.1	This Deed shall be binding upon and enure to the benefit of each of the parties to it, any Transferee which becomes a party to it pursuant to a Transfer Certificate and each of their respective successors and assigns.

Assignments and Transfers

19.2	Neither MIC-UK nor MIC Belgium shall be entitled to assign or transfer all or any of its rights or obligations under this Deed and no Finance Party may assign or transfer all or any rights or obligations under any Finance Document except as expressly provided for in the Finance Documents.

20.	AMENDMENTS, WAIVERS AND REMEDIES

Amendments

20.1	Subject to the proviso to this Clause 20.1 (Amendments), the Agent may if authorised by an Instructing Group in writing (or to the extent expressly authorised by the other provisions of this Deed, any other Finance Document or any other document entered into pursuant to this Deed) on behalf of the Finance Parties amend or vary the terms of or waive breaches of or defaults under, or otherwise excuse performance of any provision of, or grant consents under, this Deed, such other Finance Document or any such other document. Any amendment, variation, waiver, release or consent authorised under this Clause 20.1 (Amendments) and which is effected by the Agent must be in writing and may be given subject to such conditions as the person giving it may specify and shall be binding on all the parties to this Deed and the Agent shall be under no liability in respect thereof provided that the consent of all the Finance Parties in writing shall be required in respect of:

20.1.1	any increase in the Total Commitments or change in the Termination Date;

20.1.2	any extension of the date for, or reduction in the amount or alteration in the currency of, any payment of principal, interest, Discount Charge, fee or other amount payable under the Finance Documents;

20.1.3	any reduction in the “Applicable Margin”;

20.1.4	the definition of “Excess Availability”;

20.1.5	the definition of “Instructing Group”;

20.1.6	the order of application of Available Funds under Clause 9 (Application of Funds);

20.1.7	any release of any asset from the Security Interests except in connection with a disposal expressly permitted by the Security Documents (in which case the Agent shall execute and deliver all release documents reasonably requested to evidence such release without the requirement of consent from any Lender);

20.1.8	this Clause 20.1 (Amendments).

20.2	If, in connection with any proposed amendment, variation, waiver, excuse or consent requiring the consent of all the Finance Parties, the consent of an Instructing Group is obtained but the consent of any Finance Party whose consent is required is not obtained (any such Finance Party whose consent is not obtained being referred to as a “Non-Consenting Finance Party”), then, so long as the Finance Party that is the same entity as the Agent is not a Non-Consenting Finance Party, at the Company’s request, the Agent or a person acceptable to the Agent shall have the right with the Agent’s consent and in the Agent’s sole discretion (but shall have no obligation) to require such Non-Consenting Finance Party to, and such Non-Consenting Finance Party agrees that it shall, execute a Transfer Certificate under each of the Receivables Purchase Agreement and the Revolving Credit Agreement in favour of the Agent or such acceptable person in respect of the whole of the Non-Consenting Finance Party’s Commitments, for an amount, determined by the Agent, equal to the Non-Consenting Finance Party’s Participating Proportion of the Total Outstandings plus all accrued interest and, as the case may be, Discount Charge with respect thereto up to the effective date of such Transfer Certificates.

Waivers

20.3	No failure to exercise, nor any delay in exercising, on the part of the Agent, the Security Trustee or any Finance Party, any right or remedy under this Deed or any other Finance Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of such right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Deed and the other Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

21.	PARTIAL INVALIDITY

21.1	If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction:

21.1.1	it shall be ineffective only to that extent, without invalidating the remainder of that Finance Document; and

21.1.2	neither the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired thereby.

22.	NOTICES

General

22.1	Any demand, notice or other communication or document (a “Communication”) to be made or delivered under or in connection with the Finance Documents shall be made or delivered by fax or otherwise in writing and shall be treated as having been served if served in accordance with Clause 22.3 (Mode of Service). Each Communication to be delivered to any MIC Company may (unless MIC-UK has by not less than 10 business days’ written notice to the Agent specified another address or fax number) be made or delivered to that MIC Company at its registered office or the address or fax number (if any) set out under its name at the end of this Deed with a copy to MIC-US at its address for the time being in Houston, and in the case of notices to any MIC Company other than MIC Belgium, copied to MIC Belgium. Each Communication to be delivered to any other party to the Finance Documents may be made or delivered to that party at (in the case of a Finance Party) its Facility Office or such other address as it may, by giving the Agent not less than 10 business days’ written notice, specify and (in any other case) the address or fax number (if any) set out under its name at the end of this Deed or such other address as it may, by giving the Agent not less than 10 business days’ written notice, specify.

22.2	A Communication to the Finance Parties made or delivered under or in connection with the Finance Documents hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent provided that the foregoing shall not apply to Utilisation Notices or Facility Adjustment Notices unless otherwise agreed by the Agent. The Agent or MIC-UK may, in its discretion, agree to accept Communications to it under the Finance Documents by electronic communications pursuant to procedures approved by it provided that approval of such procedures may be limited to particular Communications.

Mode of Service

22.3	Any Communication to be delivered by or to a MIC Company shall be delivered to, by or through the Agent. Subject thereto, service of any Communication to be made or delivered under the Finance Documents may be made:

22.3.1	by leaving it at the address for service referred to in Clause 22.1 (General);

22.3.2	by fax to the fax number of the recipient and so that any fax shall be deemed to be in writing and, if it bears the signature of the server or its authorised representative or agent, to have been signed by or on behalf of the server;

22.3.3	subject to prior approval of the Agent in accordance with Clause 22.2 (General), by electronic mail or other electronic means, if the Agent, MIC-UK and MIC Belgium:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

Deemed Service

22.4

22.4.1	Any Communication by MIC-UK to the Agent shall not be effective until its actual receipt by the Agent. Any other Communication shall be served or treated as served at the following times:

(a)	in the case of service personally or in accordance with Clause 22.2.1, at the time of such service;

(b)	in the case of service by fax, if sent before 9.00 a.m. on a business day, at 11.00 am on the same day, if sent between 9.00 a.m. and 5.30 p.m. on a business day, two hours after the time of such sending or, if sent after 5.30 p.m. on a business day or on a day other than a business day, at 9.00 a.m. on the next following business day;

(c)	in the case of service by electronic communication only when actually received in readable form and in the case of any electronic communication made by an MIC Company to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

22.4.2	For the purposes of this Clause 22 (Notices) the term “business day” shall mean a day (other than a Saturday or Sunday) upon which the recipient of any demand, notice, communication or other document is normally open for business in the country of its address for service referred to in Clause 22.1 (General) and references to any time of day shall be construed as references to the time of day on such business day in that country.

Proof of Service

22.5	In proving service of any Communication served:

22.5.1	by fax, it shall be sufficient to prove that the fax was followed by such machine record as indicates that the entire fax was sent to the relevant number; and

22.5.2	by electronic mail, it shall be sufficient to prove that the electronic mail was followed by such electronic record as indicates that the electronic mail was sent to the relevant electronic mail address.

23.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

24.	LAW AND JURISDICTION

Law

24.1	Save for the provisions of Clause 17.13 which shall be governed by, and construed in accordance with, the laws of the Netherlands, this Deed shall be governed by, and construed in accordance with, English law.

Jurisdiction

24.2

24.2.1	Submission: MIC Belgium irrevocably agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the Finance Documents and, for such purposes, irrevocably submits to the jurisdiction of such courts.

24.2.2	Forum: MIC Belgium irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 24.2.1 (Submission) being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the Finance Documents and agrees not to claim that any such court is not a convenient or appropriate forum.

24.2.3	Service of process: MIC Belgium agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England, to MIC-UK at its registered office for the time being and MIC-UK accepts such appointment.

24.2.4	Other competent jurisdictions: The submission to the jurisdiction of the courts referred to in Clause 24.2.1 (Submission) shall not (and shall not be construed so as to) limit the right of the parties hereto, or any of them, to take proceedings against any other party in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

IN WITNESS the parties hereto have caused this Deed to be executed and delivered the day and year first before written.

SCHEDULE 1

Part I The Original Lenders

Bank of America N.A.

Lloyds TSB Commercial Finance Limited

Part II The Original RP Funders

Bank of America N.A.

Lloyds TSB Commercial Finance Limited

SCHEDULE 2

Conditions Precedent

A	Original documents to be collected by the Agent

1.	A certificate dated not earlier than three business days prior to the Closing Date in the form appearing in Schedule 3 (Form of MIC Company’s certificate) duly executed by each MIC Company and each Lyondell Group Creditor with all required enclosures.

2.	Certified board resolutions of each Lyondell Group Creditor.

3.	The Floating Charge duly executed by MIC-UK and all other documents to be delivered pursuant thereto.

4.	The Bank Account Pledges duly executed by MIC-UK and all other documents to be delivered pursuant thereto and notice of the pledge of the relevant Receivables Accounts having been given to, and acknowledged by, the Account Bank.

5.	The MIC Companies’ Undertaking, duly executed by each MIC Company.

6.	Confirmation from MIC-UK that the terms of all contracts or arrangements under which Inventory is supplied to the MIC Companies on reservation of title terms have not been amended in any material respect since completion of the review thereof by the Agent during the October and November 2005 audit or otherwise in compliance with the Credit and Collection Policy.

7.	An opinion of CMS Bureau Francis Lefebvre, French counsel, addressed to the Agent as to, among other matters, the entry into and performance by MIC-UK and MIC France of the Finance Documents to which they are a party and the legal, valid, binding and enforceable nature of their respective obligations thereunder.

8.	An opinion of CMS DeBacker, Belgian counsel, addressed to the Agent as to, among other matters, the entry into and performance by MIC UK and MIC Belgium of the Finance Documents to which they are a party and the legal, valid, binding and enforceable nature of the parties’ respective obligations thereunder.

9.	An opinion of CMS Derks Star Busmann, Dutch counsel, addressed to the Agent as to, among other matters, the entry into and performance by MIC UK of the Dutch Deed of Pledge and the legal, valid, binding and enforceable nature of the parties’ respective obligations thereunder.

10.	An opinion of CMS Hasche Sigle, German counsel, addressed to the Agent as to, among other matters, the entry into and performance by MIC-UK of the Bank Account Pledge and the legal, valid, binding and enforceable nature of the parties’ respective obligations thereunder.

11.	An opinion of CMS Adonnino Ascoli & Cavasola Scamoni, Italian counsel, addressed to the Agent as to, among other matters, the entry into and performance by MIC-UK of the Bank Account Pledge and the legal, valid, binding and enforceable nature of the parties’ respective obligations thereunder.

12.	An opinion of CMS Albinana & Suarez de Lezo, Spanish counsel, addressed to the Agent as to, among other matters, the entry into and performance by MIC-UK of the Bank Account Pledge and the legal, valid, binding and enforceable nature of the parties’ respective obligations thereunder

13.	A due execution and corporate capacity legal opinion of internal lead counsel of each MIC Company.

14.	The Original Financial Statements.

15.	The Latest Projections.

16.	The Priority Agreement duly executed by the parties thereto.

17.	A Borrowing Base Certificate duly completed as at 30 November 2005.

18.	A Company Advice duly completed as at 30 November 2005.

19.	A report by MIC-UK showing details of monthly ageings of Receivables as at 30 November 2005.

20.	A power of attorney in the form of schedule 4 (Form of Power of Attorney) to the Receivables Purchase Agreement, duly executed by the Company.

21.	A copy, certified to be true, complete and up to date by the company secretary of MIC-UK of the Credit and Collection Policy, each Material Contract, each Sale Contract with the Key Customers, the Standard Terms and the standard form of invoice used by MIC-UK.

22.	The Forwarders’ Undertaking duly executed by Seawing Landguard International Limited.

23.	The NKS Undertaking duly executed by North Killingholme Storage Limited.

B	Evidence

1.	Evidence as to the discharge of Encumbrances (other than Permitted Encumbrances) over the Receivables and the Inventory which may exist at the date of this Deed.

2.	Evidence that MIC-UK shall have paid (to the extent then payable and invoiced) all fees payable on the date of this Deed including all incurred fees and expenses of the Agent’s legal advisers in connection with any of the Finance Documents and the transactions contemplated thereby.

3.	A certificate signed by a director of MIC-UK that there has been no material adverse change in its financial condition or the financial condition of the Group (taken as a whole) since the date of the Original Financial Statements nor in the consolidated financial condition, business, assets or operations of the Group since that date which will or might reasonably be expected to result in a material adverse effect.

4.	Evidence that after taking into account any Loans or payments of Initial Consideration to be made on the Closing Date and any Letters of Credit or Guarantees issued or to be issued on the Closing Date and with all the obligations of MIC-UK being current there shall be Excess Availability of at least €7,500,000.

5.	A solvency certificate of MIC-UK dated as at the Closing Date.

6.	Evidence satisfactory to the Agent as to compliance with insurance requirements.

7.	Evidence satisfactory to the Agent that there has been no material disruption of or material adverse change in the financial, banking or capital markets which the Arranger and the Agent, in their discretion, deem material in connection with the syndication of the Facilities.

8.	A schedule of the outstanding Financial Indebtedness owed by MIC-UK to the Lyondell Group Creditors as at 31 December 2005.

9.	Evidence that the Account Bank has implemented arrangements for the daily transfer of funds from the Collection Accounts to the Master Collection Account.

SCHEDULE 3

Form of MIC Company’s Certificate

From: [MIC Company’s name and address]

To:	Bank of America, National Association

Business Credit, Portfolio Management

5 Canada Square

London, E14 5AQ

as Agent for and on behalf of the Finance Parties

Attention: Carmen Bernardis

Common Terms Deed dated [_] January 2006 and made between, among others, Millennium Inorganic Chemicals Limited, Banc of America Securities LLC as arranger, Bank of America, National Association as Agent, Issuer, Swingline Lender, Receivables Purchaser and Security Trustee and the banks and financial institutions named therein (as amended from time to time the “Common Terms Deed”)

This certificate is provided for the purposes of the Finance Documents. Unless stated otherwise, terms defined in the Common Terms Deed shall have the same meanings in this certificate.

We [    ], and [    ], the secretary and a director respectively of the [relevant MIC Company](the “Company”) hereby certify that:

1.	The copy or copies delivered herewith of:

1.1	the memorandum and articles of association, certificate of incorporation and certificate(s) of incorporation on change of name (if any) of the Company, marked “A”;

1.2	a resolution of the board of directors of the Company approving the execution and delivery of the Finance Documents to which it is party and the performance of its obligations thereunder and authorising a named person or persons to sign such Finance Documents and any documents to be delivered by the Company pursuant thereto, marked “B”;

1.3	[each of the Credit and Collection Policy, Material Contracts, Sale Contracts with the Key Customers and the Standard Terms, marked “C”;][1] and

1.4	the register of members and directors and secretary of the Company, marked “D”,

are in each such case true, complete and up to date copies of the originals.

2.	The persons whose names are listed below have been authorised on behalf of the Company, and pursuant to the board resolution described above to execute the Finance Documents to which the Company is party and any documents or notices to be delivered

[1]	Delete if/when provided in certificated form in advance of Closing and add a statement that no changes have been made since such documents were produced to the Agent in certificated form (or if changes have been made, attach the amended document)

by the Company pursuant thereto and the signatures set opposite their names are their true signatures:

Name of Signatory	Signature

Secretary

Name:	Date

Director

Name:	Date

[relevant MIC Company]

SCHEDULE 4

Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a participating member state will be the percentage notified by the Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable good faith determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

4.1	in relation to a sterling Loan:

AB + C(B – D)E x 0.01	per cent per annum
100 – (A + C)

4.2	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an unpaid sum, the additional rate of interest specified in Clause 12.3) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

5.1	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

5.2	“Fees Rules” means the rules on periodic fees contained in the FSA Supervisor Manual in force from time to time or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit Acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4	“Tariff Base” has the meaning given to it, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (ie 5 per cent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

8.1	the jurisdiction of its Facility Office; and

8.2	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraph 3 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule is in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Deed.

13.	The Agent may from time to time, after consultation with MIC-UK and the Lenders, determine and notify all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements form time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 5

Form of Account Debtor Notice

Part 1 – Form of Notice

To:	[Name of Account Debtor]

Address:	[ ]

[Date]

Dear Sirs

Bank of America N.A. (the “Receivables Purchaser”) and Millennium Inorganic Chemicals Limited (the “Company”) HEREBY GIVE NOTICE that by a receivables purchase agreement dated [•] and made between, among others, the Company and the Receivables Purchaser (the “Receivables Purchase Agreement”) the Company assigned to the Receivables Purchaser absolutely all of its present and future right, title and interest in and to the [sale agreement dated [__] between the Company and yourselves (the “Agreement”) and] the receivables represented by the following invoices:

[List invoices with date, amount and number]

including, but not limited to, the right to demand and receive all moneys whatsoever payable to or for the benefit of the Company under or arising from [the Agreement and] the said invoices, all remedies provided for [in the Agreement or] by virtue of the said invoices available at law or in equity in relation to [the Agreement and] the said invoices and all other rights, interests and benefits whatsoever accruing to or for the benefit of the Company arising from [the Agreement and] the said invoices.

All moneys payable by you to the Company pursuant to [the Agreement and] the said invoices shall be paid to the Receivables Purchaser at its account number [    ] with Bank of America N.A. sort code [    ] reference “MIC-UK receivables purchase account”.

Notwithstanding the assignment referred to above or the making of any payment by you to the Receivables Purchaser pursuant to it, the Company shall remain liable under [the Agreement and] the sale contract to which the said invoices relate to perform all the obligations assumed by it thereunder and neither the Receivables Purchaser nor any delegate appointed by the Receivables Purchaser shall be at any time under any obligation or liability to you under or in respect of [the Agreement or] such sale contract. The Company shall also cease to be entitled to exercise its rights, powers and discretions under [the Agreement and] the sale contract in respect of the Receivables and you should disregard any notices under [the Agreement or] the sale contract from the Company in respect of the Receivables unless and until you receive notice from the Receivables Purchaser to the contrary.

Please note that, pursuant to the Receivables Purchase Agreement, the Company and the Receivables Purchaser have agreed that, subject to certain exceptions, the Company will not make or agree to make any amendments, variations or modifications to [the Agreement or] the sale contract or the said invoices or waive any of its rights in respect thereof, without the prior written consent of the Receivables Purchaser.

The Company confirms that:

(i)	in the event of any conflict between communications received from it and from the Receivables Purchaser in respect of the Receivables, the communication from the Receivables Purchaser shall prevail;

(ii)	none of the instructions, authorisations or confirmations in this Notice of Assignment (the “Notice”) can be revoked or varied in any way except with the Receivables Purchaser’s specific written consent; and

(iii)	any written notice or instructions given to you by the Receivables Purchaser in accordance with this Notice shall be conclusive.

Kindly acknowledge receipt of this Notice and confirm your agreement to it by signing the enclosed form of acknowledgement and returning it to the Receivables Purchaser at 5 Canada Square, London, E14 5AQ, for the attention of Business Credit, Portfolio Management.

The law of England and Wales is the law applicable to this Notice.

Yours faithfully,

for and on behalf of	for and on behalf of
Millennium Inorganic Chemicals Limited	Bank of America N.A.

Part 2 - Form of Acknowledgement

[on duplicate]

To: Bank of America N.A.

Address: 5 Canada Square, London, E14 5AQ

Attention: Business Credit, Portfolio Management

[Date]

Dear Sirs

We acknowledge receipt of the Notice of Assignment of which this is a copy. Terms and expressions defined in that Notice shall have the same meanings when used in this acknowledgment. We give any consent to the creation of the assignment required pursuant to [the Agreement,] the sale contract or otherwise and agree that:

(a)	we will pay all moneys hereafter becoming due to the Company in respect of [the Agreement and] the invoices referred to in the Notice as directed in the Notice and accept and will comply with the terms of the Notice; and

(b)	we will send to you copies of any notices which we may give to the Company under [the Agreement or otherwise] in respect of the said invoices at the same time as we send them to the Company;

(c)	we have not received notice of any other assignment, charge or other third party right or interest whatsoever in, of, over, or affecting, [the Agreement or] the said invoices or any other notice relating thereto.

Yours faithfully

for and on behalf of
[Name of relevant Account Debtor]

SCHEDULE 6

Form of Management Accounts

Income Statement Extract

Millions of USD, unless indicated otherwise	LTM as of [Date]

Sales volume, MT (UK & France)
Production volume, MT (Stallingborough)
Net sales
Cost of goods sold (excluding D&A)
Gross profit
SG&A, R&D (excluding D&A)
Other expense
EBITDA
Depreciation & amortization
EBIT
Interest expense - cash
Interest expense - non-cash
Interest income
Asset impairments / reorgs / other - cash
Asset impairments / reorgs / other - non-cash
Pre-tax Income
Provision for income taxes
Net income

Other Statistics
Capital Spending ($MM)
Cost of goods sold (excl D&A) - Stallingborough ($/MT)
Cost of goods sold (excl D&A - France transfer price ($/MT)
Interest coverage ratio

Note: These financials have been prepared using information derived from accounting principles generally accepted in the US, but do not contain all disclosures that would be required for presentation in accordance with accounting principles generally accepted in the US.

Balance Sheet Extract

Millions of USD	period ending [Date]

ASSETS
Current assets:
Cash and cash equivalents
Trade accounts receivables
Inventories
Other
Total current assets

Property, plant and equipment, net

Investments in subsidiaries
Intercompany notes
Intercompany receivables
Other assets
Transaction costs
Total assets

LIABILITIES AND SHAREHOLDER EQUITY
Current liabilities:
Trade accounts payable
Accrued expenses / other
Total current liabilities

Senior secured debt (revolver)
Intercompany notes
Deferred tax liability
Other long term liabilities
Intercompany payables
Total liabilities
Total shareholders’ equity
Total liabilities and owners’ equity

Note: These financials have been prepared using information derived from accounting principles generally accepted in the US, but do not contain all disclosures that would be required for presentation in accordance with accounting principles generally accepted in the US.

I hereby certify that these are the Management Accounts provided pursuant to clause 6.2.2 (Management Accounts) of the common terms deed dated [    ] January 2006 and made between, among others, Millennium Inorganic Chemical Limited, Banc of America Securities LLC as Arranger and Bank of America N.A. as Agent and Security Trustee.

Date:
Director For and on behalf of Millennium Inorganic Chemicals Limited

Appendix to Management Accounts

MIC UK INTERCOMPANY LOANS

No.	Loan Currency Balance [Date]	Currency	FX Rate	USD Loan Actual Balance	Loan Currency Balance [Date]	Currency	FX Rate [Date]	USD Loan Actual Balance [Date]

SCHEDULE 7

Form of Monthly Report

From:	Millennium Inorganic Chemicals Limited

To:	Bank of America, National Association Business Credit, Portfolio Management 5 Canada Square London, E14 5AQ

as Agent for and on behalf of the Finance Parties

Attention:	Carmen Bernardis

Common Terms Deed dated 31 January 2006 and made between, among others, Millennium Inorganic Chemicals Limited, Banc of America Securities LLC as Arranger, Bank of America, National Association as Agent, Issuer, Swingline Lender, Receivables Purchaser and Security Trustee and the banks and financial institutions named therein (as amended from time to time the “Common Terms Deed”)

The attached report is the Monthly Report for [month] 200[ ] (“Reporting Period”) and is provided pursuant to Clause 7.4.1(d)(Reporting) of the Common Terms Deed. Unless stated otherwise, terms defined in the Common Terms Deed shall have the same meanings in this Monthly Report. Attached to this Monthly Report are details of the following:

(a)	[2]a full list of the names and addresses of and contact details of all the Account Debtors;

(b)	[3]reports of accounts payable together with a specific breakdown (in reasonable detail) of the monthly reports of accounts payable to the largest ten supplier creditors of MIC-UK;

(c)	[4]copies of invoices, credit notes, shipping and delivery documents, in relation to Receivables, and purchase orders, invoices, and delivery documents in relation to raw materials acquired by MIC-UK.

For and on behalf of Millennium Inorganic Chemicals Limited

Director

Dated:

[2]	[3] and [4] If requested by the Agent in advance

Form of Monthly Report (page 1 of 3)

Customer Name	Address	Contact Detail

Form of Monthly Report (page 2 of 3)

Aged receivable per [Date] – [1 GBP= [    ] Euros] for [All jurisdictions][Italy][France]

Acc #	Customer name	Country	Total receivables	Current	1-30	31-60	>61

Form	of Monthly Report (page 3 of 3)

Top 10 Customer Name	Sales	Credit Notes	Cash Received

1

2

3

4

5

6

7

8

9

10

SCHEDULE 8

Form of Bi-Monthly Report

Bi-Monthly Report (page 1 of 2)

(EUR 000’s)

Accounts Receivable
Gross Accounts Receivable	Run mid month report

Ineligible Receivable

Over 60 Days (from due dates)	Run mid month report
Aged Credits	Run mid month report
Contras	Use Prior month ending balance
Foreign 31-60 Past Due	Run mid month report
Foreign Countries (discontinued doing business with)	Run mid month report
Cross Aging	Use Prior month ending balance
Other	Run mid month report
Total Ineligible Receivables
Eligible Pool Balance
Initial Consideration Percentage
Product of Eligible Pool Balance & Initial Consideration Percentage
A/R Reserve
Rebate Accrual Account	Run mid month report
Other A/R Reserves	Use Prior month ending balance
Total A/R Reserves
Receivables Funding Base

Gross Receivable Balance
Total Gross Receivables as of September 30, 2005	Use Prior month ending balance
Less : Collections	Run mid month report
Less : Credits and Adjustments	Run mid month report
Add : Debits	Run mid month report
Add : New Sales	Run mid month report
Current total of all Gross Receivables as of October 14, 2005

Bi-Monthly Report (page 2 of 2)

(EUR 000’s)

Inventories	RM	WIP	FG	Spare Parts
Gross Inventory (RM, WIP, FG, Spare parts)					Use Prior month ending balance
Ineligible Inventory
In-transit Inventory					Run mid month report
Consignment Inventory (in)					Use Prior month ending balance
Consignment Inventory (out)					Use Prior month ending balance
Foreign Offsite Locations					Use Prior month ending balance
Supplies/Packaging					Run mid month report
Slow Moving/Obsolete Inventory/Unmerchantable					Use Prior month ending balance

Other					Use Prior month ending balance
Total Ineligible Inventory
Eligible Inventory
Advance Rates	65%	0%	65%	5%

Eligible Inventory @ Adv %

Inventory Reserves

Rents and Fees on leased Inv. Locations					Use Prior month ending balance
Prescribed Part of Floating Charge					Run mid month report
Other Inventory Reserves					Use Prior month ending balance
Inventory Reserves

Inventory Borrowing Base

I hereby certify that this is the Bi-Monthly Report provided pursuant to clause 7.4.1(c) (Reporting) of the common terms deed dated 31 January 2006 and made between, among others, Millennium Inorganic Chemical Limited, Banc of America Securities LLC as Arranger and Bank of America N.A. as Agent and Security Trustee.

Date:
Director For and on behalf of Millennium Inorganic Chemicals Limited

SCHEDULE 9

Form of Latest Projections

Income Statement Extract

Millions of USD, unless indicated otherwise	Q1 [year]	Q2 [year]	Q3 [year]	Q4 [year]	Year
Sales volume, MT (UK & France)
Production volume, MT (Stallingborough)
Net sales
Cost of goods sold (excluding D&A)
Gross profit
SG&A, R&D
Other expense
EBITDA
Depreciation & amortization
EBIT
Interest expense - cash
Interest expense - non-cash
Interest income
Asset impairments / reorgs / other - cash
Asset impairments / reorgs / other - non-cash
Pre-tax Income
Provision for income taxes
Net income

Other Statistics
Capital Spending ($MM)
Cost of goods sold (excl D&A) - Stallingborough ($/MT)
Cost of goods sold (excl D&A - France transfer price ($/MT)
Interest coverage ratio

Balance Sheet Extract

Millions of USD	Q1 [year]	Q2 [year]	Q3 [year]	Q4 [year]
ASSETS
Current assets:
Cash and cash equivalents
Trade accounts receivables
Inventories
Other
Total current assets

Property, plant and equipment, net

Investments in subsidiaries
Intercompany notes
Intercompany receivables
Other assets
Total assets

LIABILITIES AND SHAREHOLDER EQUITY
Current liabilities:
Trade accounts payable
Accrued expenses / other
Total current liabilities

Senior secured debt (revolver)
Intercompany notes
Deferred tax liability
Other long term liabilities
Intercompany payables
Total liabilities
Total shareholders’ equity
Total liabilities and owners’ equity

I hereby certify these are the Latest Projections provided pursuant to clause 6.2.3 (Latest Projections) of the common terms deed dated 31 January 2006 and made between, among others, Millennium Inorganic Chemical Limited, Banc of America Securities LLC as Arranger and Bank of America N.A. as Agent and Security Trustee.

Date:
Director For and on behalf of Millennium Inorganic Chemicals Limited

SCHEDULE 10

Collection Accounts

The accounts in the name of MIC-UK with the Account Bank with the following account numbers:

1.	210-0773789-72 (Belgium);

2.	03595 32460 0007031792 (Italy);

3.	1021961984 (Germany);

4.	35970301 and 35970302 (United Kingdom);

5.	30488 00070 00027083095 15 (France);

6.	064 00 61 672 (The Netherlands);

7.	0167 0222 30 304303101 (Spain).

MIC-UK

EXECUTED AS A DEED by MILLENNIUM INORGANIC	) )	/s/ Steve Box
CHEMICALS LIMITED and signed by	)	Steve Box
two directors pursuant to a resolution of the	)
board:	)	/s/ Leon Zaal
Leon Zaal

Address:	PO Box 26
Grimsby
NE Lincolnshire
UK
DN41 8DP

Fax:	+44 1469-57-1234
Attention:	Steve Box

MIC BELGIUM

EXECUTED AS A DEED by MILLENNIUM INORGANIC	) )	/s/ David Evans David Evans
CHEMICALS EUROPE Sprl acting by	)
its Authorised Signatory	)

Address:	Millennium Service Center
Arianelaan 5
B1200
Brussels, Belgium

Fax:	+32 (0)2 774 25 55
Attention:	David Evans

THE AGENT

EXECUTED AS A DEED by BANK OF AMERICA, NATIONAL	) )	/s/ Justin Van Ast
ASSOCIATION acting by its duly	)	Justin Van Ast
authorised signatory in the presence of:	)

Witness signature:	/s/ Harpreet Bhatti
Witness name:	Harpreet Bhatti
Witness address:	Mitre House, 160 Aldersgate
Street, London EC1A 4DD
Witness occupation:	Trainee Solicitor

Address:	5 Canada Square
London, E14 5AQ

Fax:	020 7174 6400
Attention:	Business Credit, Portfolio Management

THE ARRANGER

EXECUTED AS A DEED by BANC OF AMERICA SECURITIES	) )	/s/ Thomas S. Brown
LLC acting by its duly authorised	)	Authorised Signatory
signatory in the presence of:	)

Witness signature:	/s/ Lauren Christman
Witness name:	Lauren Christman
Witness address:	214 N. Tryon St., 18th Floor
Charlotte, NC 28255
Witness occupation:	Analyst

Address:	214 North Tryon Street
NC1-027-18-04
Charlotte, NC 28255
United States of America

Fax:	1-704-264-2586
Attention:	Lauren Christman

THE SECURITY TRUSTEE

EXECUTED AS A DEED by BANK OF AMERICA, NATIONAL	) )	/s/ Justin Van Ast Justin Van Ast
ASSOCIATION acting by its duly	)
authorised signatory in the presence of:	)

Witness signature:	/s/ Harpreet Bhatti
Witness name:	Harpreet Bhatti
Witness address:	Mitre House, 160 Aldersgate
Street, London EC1A 4DD
Witness occupation:	Trainee Solicitor

Address:	5 Canada Square
London, E14 5AQ

Fax:	020 7174 6400
Attention:	Business Credit, Portfolio Management

THE SWINGLINE LENDER

EXECUTED AS A DEED by BANK OF AMERICA, NATIONAL	) )	/s/ Justin Van Ast Justin Van Ast
ASSOCIATION acting by its duly	)
authorised signatory in the presence of:	)

Witness signature:	/s/ Harpreet Bhatti
Witness name:	Harpreet Bhatti
Witness address:	Mitre House, 160 Aldersgate
Street, London EC1A 4DD
Witness occupation:	Trainee Solicitor

Address:	5 Canada Square
London, E14 5AQ

Fax:	020 7174 6400
Attention:	Business Credit, Portfolio Management

THE ISSUER

BANK OF AMERICA, NATIONAL ASSOCIATION acting by its duly authorised signatory in the presence of:	) ) ) )	/s/ Justin Van Ast Justin Van Ast

Witness signature:	/s/ Harpreet Bhatti
Witness name:	Harpreet Bhatti
Witness address:	Mitre House, 160 Aldersgate
Street, London EC1A 4DD
Witness occupation:	Trainee Solicitor

Address:	5 Canada Square
London, E14 5AQ

Fax:	020 7174 6400
Attention:	Business Credit, Portfolio Management

THE RECEIVABLES PURCHASER

EXECUTED AS A DEED by BANK OF AMERICA, NATIONAL ASSOCIATION acting by its duly authorised signatory in the presence of:	) ) ) )	/s/ Justin Van Ast Justin Van Ast

Witness signature:	/s/ Harpreet Bhatti
Witness name:	Harpreet Bhatti
Witness address:	Mitre House, 160 Aldersgate
Street, London EC1A 4DD
Witness occupation:	Trainee Solicitor

Address:	5 Canada Square
London, E14 5AQ

Fax:	020 7174 6400
Attention:	Business Credit, Portfolio Management

EXECUTED AS A DEED by	)	/s/ Jean-Pierre Marechal
BANK OF AMERICA, NATIONAL	)	Authorised Signatory
ASSOCIATION, PARIS BRANCH	)
acting by its authorised signatory:	)

Address:	43-47 Avenue de la Grande Armee 75116 Paris France

Fax:	+33.1.45.01.77.89
Attention:	Bruno Bailly

EXECUTED AS A DEED by	)	/s/ Enrico Riboldi
BANK OF AMERICA, NATIONAL	)	Authorised Signatory
ASSOCIATION, MILAN BRANCH	)
acting by its authorised signatory:	)

Address:	Corso Matteotti 10 Milan 20121 Italy

Fax:	+39 02 76069 211
Attention:	Helena Autelli

THE ORIGINAL LENDERS

EXECUTED AS A DEED by	)	/s/ Justin Van Ast
BANK OF AMERICA, NATIONAL	)	Justin Van Ast
ASSOCIATION acting by its duly	)
authorised signatory in the presence of:	)

Witness signature:	/s/ Harpreet Bhatti
Witness name:	Harpreet Bhatti
Witness address:	Mitre House, 160 Aldersgate
Street, London EC1A 4DD
Witness occupation:	Trainee Solicitor

Address:	5 Canada Square London, E14 5AQ

Fax:	020 7174 6400
Attention:	Business Credit, Portfolio Management

EXECUTED AS A DEED by LLOYDS TSB COMMERCIAL	) )	/s/ Paul Harrington Paul Harrington
FINANCE LIMITED	)
acting by its duly authorised attorney in	)
the presence of:	)

Witness signature:	/s/ S M Hanson
Witness name:	S M Hanson
Witness address:	Lloyds TBS Commercial Finance Ltd.
Boston House The Little Green Richmond Surrey TW9 1QE
Witness occupation:	Secretary

Address:	Boston House The Little Green Richmond Surrey TW9 1QE

Fax:	020 8332 7761
Attention:	Paul Kenneth Herrington

THE ORIGINAL RP FUNDERS

EXECUTED AS A DEED by BANK OF AMERICA, NATIONAL	) )	/s/ Justin Van Ast Justin Van Ast
ASSOCIATION acting by its duly	)
authorised signatory in the presence of :	)

Witness signature:	/s/ Harpreet Bhatti
Witness name:	Harpreet Bhatti
Witness address:	Mitre House, 160 Aldersgate
Street, London EC1A 4DD.
Witness occupation:	Trainee Solicitor

Address:	5 Canada Square London, E14 5AQ

Fax:	020 7174 6400
Attention:	Business Credit, Portfolio Management

EXECUTED AS A DEED by LLOYDS TSB COMMERCIAL	) )	/s/ Paul Harrington Paul Harrington
FINANCE LIMITED	)
acting by its duly authorised attorney in	)
the presence of:	)

Witness signature:	/s/ S M Hanson
Witness name:	S M Hanson
Witness address:	Lloyds TBS Commercial Finance Ltd.
Boston House The Little Green Richmond Surrey TW9 1QE
Witness occupation:	Secretary

Address:	Boston House The Little Green Richmond Surrey TW9 1QE

Fax:	020 8332 7761
Attention:	Paul Kenneth Herrington